EXECUTION VERSION #11059993/1 FIRST AMENDMENT AGREEMENT dated _____ April 2023 to the USD 150,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT originally dated 3 October 2022 for Borr Drilling Limited Prospector Rig 1 Contracting Company Limited Prospector Rig 5 Contracting Company Limited Borr Idun Limited Borr Mist Limited Borr West Africa Assets Inc. as joint and several Borrowers and Borr Drilling Limited as Parent with DNB Bank ASA acting as Agent and Security Agent www.bahr.no 14 PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAINS PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

EXECUTION VERSION #11059993/1 2 (24) CONTENTS Clause Page 1. DEFINITIONS ................................................................................................. 3 2. CONDITIONS PRECEDENT .................................................................................. 4 3. REPRESENTATIONS .......................................................................................... 4 4. AMENDMENT AND RESTATEMENT ......................................................................... 4 5. MISCELLANEOUS ............................................................................................. 5 6. GOVERNING LAW ............................................................................................ 5 7. MALAYSIAN STAMP DUTY ................................................................................... 5 SCHEDULE 1 Overview of rigs, rig owners and intra-group charterers SCHEDULE 2 Conditions Precedent to the Effective Date SCHEDULE 3 Conditions Subsequent SCHEDULE 4 Amended Facility Agreement

EXECUTION VERSION #11059993/1 3 (24) THIS FIRST AMENDMENT AGREEMENT (the “Agreement”) is dated _____ April 2023 and made between: (1) The corporation and limited liability companies listed as rig owners and set out in Schedule 1 (Overview of rigs, rig owners and intra-group charterers) as joint and several borrowers (each a “Rig Owner” and together the “Rig Owners”); (2) The corporation and limited liability companies listed as intra-group charterers and set out in Schedule 1 (Overview of rigs, rig owners and intra-group charterers) as original guarantors (together the “Original Intra-Group Charterers”); (3) Borr Drilling Limited, a Bermuda exempted company with registration number 51741 as joint and several borrower and guarantor (the “Parent”); (4) DNB Bank ASA as mandated lead arranger (the “Mandated Lead Arranger”); (5) DNB BANK ASA as lender (the “Original Lender”); (6) DNB Bank ASA as hedge counterparty (the “Original Hedge Counterparty”); and (7) DNB Bank ASA, as security agent and as facility agent (in its capacity as security Agent, the “Security Agent”, and in its capacity as facility agent, hereafter referred to as the “Agent”), each a “Party” and collectively referred to as the “Parties”. WHEREAS: (A) The Parties have entered into a USD 150,000,000 senior secured credit facility agreement originally dated 3 October 2022 (the “Original Facility Agreement”), pursuant to which the Original Lender has granted to the Borrower a term loan in the amount of up to USD 150,000,000 for the purpose described therein. (B) The Loan has been reduced by USD 5,000,000 to USD 145,000,000 pursuant to the quarterly instalment which fell due in January 2023. (C) The Parties have entered into this Agreement in order to increase the commitments under the Amended Facility Agreement by including a new up to USD 25,000,000 term loan facility pursuant to which the Total Commitments will be increased to USD 175,000,000, and make certain other amendments in connection thereto. (D) In connection with the amendments contemplated hereby the commitments of DNB Bank ASA under the Ancillary Facility (which forms part of the Facilities) will be reduced with USD 15,000,000. IT IS AGREED AS FOLLOWS: 1. DEFINITIONS 1.1 Definitions In this Agreement, including the preamble hereto (unless the context otherwise requires), all capital terms or expressions shall have the meaning ascribed to such term in the Amended Facility Agreement (for the avoidance of doubt, irrespective of whether the Amended Facility Agreement has become effective or not) unless otherwise explicitly defined herein. 14

EXECUTION VERSION #11059993/1 4 (24) “Agreement” means this first amendment agreement. “Amended Facility Agreement” means the Original Facility Agreement, as amended by this Agreement with effect from the Effective Date. “Effective Date” means the date the Agent has confirmed in writing to the Lenders and the Borrower that the conditions pursuant to Clause 2 (Conditions Precedent) have been satisfied, such date to be within 30 April 2023. 1.2 Incorporation of defined terms and Clauses In this Agreement, unless the context otherwise requires: (a) the principles of construction set out in Clause 1.2 (Construction) of the Amended Facilities Agreement (for the avoidance of doubt, irrespective of whether the Amended Facility Agreement has become effective or not) shall have the effect as if set out in this Amendment Agreement; and (b) references to Clauses are references to the Amended Facilities Agreement (for the avoidance of doubt, irrespective of whether the Amended Facility Agreement has become effective or not) unless otherwise stated. 2. CONDITIONS PRECEDENT The provisions set out in Clause 4 (Amendment) shall become effective only if, not later than 10:00 hours (Oslo time) one (1) Business Day before the Effective Date, the Agent has received all the documents and other evidence listed in Schedule 2 (Conditions Precedent to the Effective Date), each in a form and substance satisfactory to the Agent. The Agent shall notify the Lenders and the Parent promptly upon being so satisfied. 3. REPRESENTATIONS Each Obligor and the Parent on behalf of each Security Provider makes the representations and warranties set out in Clause 20 (Representations) of the Amended Facility Agreement to each Finance Party by reference to the facts and circumstances then existing: (a) on the date of this Agreement; and (b) on the Effective Date. 4. AMENDMENT AND RESTATEMENT 4.1 With effect from the Effective Date, the Original Facility Agreement will be amended and restated in the form set out in Schedule 4 (Amended Facility Agreement). 4.2 Continuing obligations (a) Except as expressly modified by this Agreement, all terms and provisions of the Finance Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects by the Parties as if they were set out herein. All references in the Amended Facility Agreement to “this Agreement”, “hereof”, “hereby”, “hereto”, and the like shall, from and including the Effective Date, mean the Original Facility Agreement as hereby amended.

EXECUTION VERSION #11059993/1 5 (24) (b) By its signature hereto, each Obligor and each Security Provider confirms that any security or guarantee created or given by any Obligor or Security Provider under any Finance Document to which it is a party will continue in full force and effect, subject to the amendments contemplated by this Agreement and shall continue to secure the Secured Obligations under the Amended Facility Agreement. 5. MISCELLANEOUS 5.1 Additional Finance Document This Agreement shall constitute a “Finance Document” for the purposes of the Amended Facility Agreement. 5.2 Condition Subsequent As a condition subsequent to the effectiveness of this Agreement, the Obligors agree to provide the Agent with all the documents and other evidence listed in Schedule 3 (Conditions Subsequent), each in a form and substance satisfactory to the Agent. The Agent shall notify the Lenders and the Parent promptly upon being so satisfied. 5.3 Fee The Borrower shall pay to the Original Lender a fee in the amount of 1 % flat of the Commitments under Tranche B, payable on the Effective Date. 6. GOVERNING LAW 6.1 Governing law This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Norwegian law. 6.2 Jurisdiction (a) The courts of Oslo, Norway, have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each of the Obligors shall be prevented from taking proceedings relating to a Dispute in any other court than the Oslo District Court (No: Oslo tingrett). (b) This Clause 6.2 (Jurisdiction) is for the benefit of the Finance Parties only. No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions. Accordingly, Oslo District Court (Nw: Oslo tingrett) has non-exclusive jurisdiction to settle any Dispute. 7. MALAYSIAN STAMP DUTY For Malaysian stamp duty purposes, it is hereby declared that the Amended Facility Agreement and the other Finance Documents are instruments employed in one transaction to secure, amongst other things, the Facilities. For purposes of Section 4(3) and item 27 of the First Schedule to the Stamp Act 1949 of Malaysia, the Amended Facility Agreement shall be deemed to be the principal instrument and this Agreement shall be deemed to a subsidiary instrument which is collateral, auxiliary or additional to the Amended Facility Agreement.

EXECUTION VERSION #11059993/1 6 (24) * * * [The rest of this page is intentionally left blank]

EXECUTION VERSION Signed for and behalf of BORR DRILLING MALAYSIA SDN. BHD. (Registration No. 201901012200 (1321528-P)) by: By: _______________________________ By: ______________________________ Director Director Name: Name: NRIC/Passport No.: NRIC/Passport No.: Damien Ng S8327942G 510894938 Kenneth Raymond Johnson

EXECUTION VERSION

SCHEDULE 1

OVERVIEW OF RIGS, RIG OWNERS AND INTRA-GROUP CHARTERERS

Rig Owner:	Intra-Group Charterer(s) (if any)	Rig:
Prospector Rig 1 Contracting Company Limited, an exempted company registered in the Cayman Islands with registration number 339040 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Paragon Offshore (Nederland) B.V.**, a private limited liability company incorporated under the laws of the Netherlands and registered with the commercial register under number 24159026	**Prospector 1**, with Vanuatu official number 2152.
Prospector Rig 5 Contracting Company Limited, an exempted company registered in the Cayman Islands with registration number 339041 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	N/A	**Prospector 5**, with Vanuatu official number 2161.
Borr Idun Limited, an exempted company registered in the Cayman Islands with registration number 274802 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Borr Drilling Malaysia Sdn. Bhd.** a Malaysian limited company with registration number 1321528-P and registered address at Level 22, Axiata Tower No. 9, Jalan Stesen Sentral 5, Kuala Lumpur Sentral 50470, Kuala Lumpur W.P. Kuala Lumpur, Malaysia	**Idun**, with Vanuatu official number 2107.
Borr Mist Limited, an exempted company registered in the Cayman Islands with registration number 274800 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Borr SEA Operations Inc.** a Marshall Islands corporation with registration number 92792 and registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	**Mist**, with Vanuatu official number 2108.
Borr West Africa Assets Inc., a Marshall Islands corporation with registration number 92798 and registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	N/A	**Norve**, with Vanuatu official number 1932.

#11059993/1

19 (24)

EXECUTION VERSION #11059993/1 20 (24) SCHEDULE 2 CONDITIONS PRECEDENT TO THE EFFECTIVE DATE (a) In respect of each Obligor and Security Provider: (i) Certificate of incorporation or registration (or similar) for each Obligor and Security Provider; (ii) Articles of Association, Memorandum of Association and/or By-laws (or similar, to the extent applicable in the relevant jurisdiction) for each Obligor and Security Provider; (iii) Register of directors and officers (or similar, to the extent applicable in the relevant jurisdiction); (iv) Register of members (or similar, to the extent applicable in the relevant jurisdiction); (v) Register of mortgages and charges (or similar, to the extent applicable in the relevant jurisdiction); (vi) Updated Good Standing Certificate (or similar, to the extent applicable in the relevant jurisdiction); (vii) Resolutions passed at a board meeting of the board of directors or board of managers (or equivalent) of the relevant entity evidencing: (A) the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents to which it is a party; (B) the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents on its behalf; (C) in respect of each company subject to a Share Charge, and to the extent applicable or desirable; removal of limitations on transfers of shares pursuant to the requirements in the Share Charge and/or instructions of the updating of the share register, register of member or similar; and (D) (for any entity registered in the Cayman Islands) the instruction of the registered office (as applicable) to update the register of mortgages and charges and the register of members of the entity to reflect security confirmed pursuant to the Finance Documents (including any annotations relating to security confirmations in respect of a Share Charge); (viii) If applicable, a copy of a resolution by the supervisory board of each relevant entity incorporated in The Netherlands, approving the terms of, and the transactions contemplated by, the Finance Documents to which that entity is a party;

EXECUTION VERSION #11059993/1 21 (24) (ix) In relation to Obligors and Security Providers incorporated in Bermuda, copies of the foreign exchange letters and the tax assurance certificate. (x) If applicable, a copy of: (xi) a request for advice from the works council of each relevant entity incorporated in The Netherlands in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and (xii) an unconditional positive works council advice of the works council of each relevant entity incorporated in The Netherlands. (xiii) To the extent applicable or desirable in any jurisdiction, shareholders resolutions for the purpose of approving the terms of and entering into of the Finance Documents; and (xiv) To the extent applicable in the relevant jurisdiction, Power of Attorney (notarised and legalised if requested by the Agent). (b) This Agreement, duly executed on behalf of the parties hereto. (c) The amendment agreement relating to the DNB uncommitted guarantee facility agreement, duly executed on behalf of the parties thereto. (d) An executed deed of confirmation and amendment between Borr Holdings Limited and the Security Agent in relation to existing security in favour of the Security Agent including in respect of (i) the charge over shares in Prospector Rig 5 Contracting Company Limited dated 5 October 2022 and (ii) the charge over shares in Prospector Rig 1 Contracting Company Limited dated 5 October 2022. (e) An executed deed of confirmation and amendment between Borr IHC Limited and the Security Agent in relation to existing security in favour of Security Agent including in respect of (i) the charge over shares in Borr Mist Limited dated 5 October 2022 and (ii) the charge over shares in Borr Idun Limited dated 5 October 2022. (f) in relation to Borr Drilling Malaysia Sdn. Bhd., a copy of the statement of particulars to be lodged with charge (in the form prescribed under the Companies Act 2016 of Malaysia) in relation to any supplemental security agreement to which it is a party, executed by its director. (g) Amendment agreements in relation to each First Preferred Ship Mortgages (including the respective corresponding memorandum of particulars). (h) Such amendments, confirmations, and/or supplemental security agreements to be entered by the relevant Obligors (other than in relation to Borr Drilling Malaysia Sdn. Bhd) as required to ensure that the security and guarantees remain in full force and effect extending to the increased commitments. (i) Effective interest letter from the Agent to the Borrowers.

EXECUTION VERSION #11059993/1 22 (24) (j) Executed legal opinions in form and substance satisfactory to the Agent (on behalf of all the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require.

EXECUTION VERSION #11059993/1 23 (24) SCHEDULE 3 CONDITIONS SUBSEQUENT 1. Evidence that this Agreement and any Finance Document to which Borr Drilling Malaysia Sdn. Bhd. is a party, and any power of attorney contained in the Malaysian law governed supplemental security documents to which Borr Drilling Malaysia Sdn. Bhd. is a party, has been stamped by the Malaysian stamp office within 30 days from the date of each such Finance Document; 2. evidence that the Malaysian law governed supplemental security documents to which Borr Drilling Malaysia Sdn. Bhd. is a party has been registered with the Registry of the High Court of Malaya, Kuala Lumpur, as an instrument containing a power of attorney, within 10 days from the date on which such instrument has been stamped; 3. evidence that the relevant Statement of Particulars to be Lodged with Charge prescribed by the Companies Act 2016 of Malaysia, duly executed by a director of Borr Drilling Malaysia Sdn. Bhd. relating to the security created under the supplemental security documents to which Borr Drilling Malaysia Sdn. Bhd. is a party, has been lodged with the Companies Commission of Malaysia within 30 days of the date of creation of such security; 4. in relation to Borr Drilling Malaysia Sdn. Bhd such supplemental security agreements as required to ensure that the security and guarantees remain in full force and effect extending to the increased commitments within 7 days from the date of this Agreement; 5. in relation to the Malaysian law governed supplemental account charge to be entered into by, inter alia, Borr Drilling Malaysia Sdn. Bhd, the signed acknowledgement or letter of confirmation from the respective account bank within 30 days from the date of this Agreement; and 6. evidence that the Borrowers (or the Parent on their behalf) have paid all fees payable in accordance with this Agreement within 14 days from the receipt of the respective invoice issued by DNB Bank ASA.

EXECUTION VERSION #11059993/1 24 (24) SCHEDULE 4 AMENDED FACILITY AGREEMENT

EXECUTION VERSION #11059989/1 USD 175,000,000 AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY AGREEMENT Originally dated 3 October 2022 and as amended and restated on _____ April 2023 for Borr Drilling Limited Prospector Rig 1 Contracting Company Limited Prospector Rig 5 Contracting Company Limited Borr Idun Limited Borr Mist Limited Borr West Africa Assets Inc. as joint and several Borrowers and Borr Drilling Limited as Parent arranged by DNB Bank ASA as Mandated Lead Arranger and DNB Bank ASA as Original Lender with DNB Bank ASA acting as Agent and Security Agent www.bahr.no 14

EXECUTION VERSION

CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	3
2.	THE FACILITY	30
3.	PURPOSE	32
4.	CONDITIONS OF UTILISATION	33
5.	UTILISATION	33
6.	REPAYMENT	34
7.	PREPAYMENT AND CANCELLATION	34
8.	RESTRICTIONS AND APPLICATION OF PREPAYMENTS AND CANCELLATIONS	37
9.	INTEREST	38
10.	INTEREST PERIODS	39
11.	CHANGES TO THE CALCULATION OF INTEREST	40
12.	FEES	40
13.	TAXES AND TAX INDEMNITIES	41
14.	INCREASED COSTS	45
15.	OTHER INDEMNITIES	48
16.	MITIGATION BY THE LENDERS	50
17.	COSTS AND EXPENSES	50
18.	GUARANTEE AND INDEMNITY	51
19.	SECURITY	55
20.	REPRESENTATIONS	57
21.	INFORMATION UNDERTAKINGS	65
22.	FINANCIAL COVENANTS	69
23.	GENERAL UNDERTAKINGS	72
24.	RIG COVENANTS	89
25.	EVENTS OF DEFAULT	96
26.	CHANGES TO THE LENDERS	100
27.	CHANGES TO THE OBLIGORS	104
28.	ROLE OF THE AGENT, THE SECURITY AGENT AND, THE ARRANGERS	106
29.	APPLICATION OF PROCEEDS	118
30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	119
31.	SHARING AMONG THE FINANCE PARTIES	119
32.	PAYMENT MECHANICS	121
33.	SET-OFF	125
34.	NOTICES	125
35.	CALCULATIONS AND CERTIFICATES	128
36.	PARTIAL INVALIDITY	128
37.	REMEDIES AND WAIVERS	128
38.	AMENDMENTS AND WAIVERS	128
39.	CONFIDENTIAL INFORMATION	135
40.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	139
41.	MISCELLANEOUS	140
42.	GOVERNING LAW AND ENFORCEMENT	141

Schedule 1 Lenders and Commitments

#11059989/1

1 (167)

EXECUTION VERSION #11059989/1 2 (167) SCHEDULE 2 Overview of rigs, rig owners and intra-group charterers SCHEDULE 3 Conditions Precedent SCHEDULE 4 Requests SCHEDULE 5 Form of Transfer Certificate SCHEDULE 6 Form of Compliance Certificate SCHEDULE 7 Form of Resignation Letter SCHEDULE 8 Form Of Increase Confirmation SCHEDULE 9 REFERENCE RATE TERMS SCHEDULE 10 DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

EXECUTION VERSION #11059989/1 3 (167) THIS AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY AGREEMENT (the “Agreement”) was originally dated 3 October 2022 and amended and restated on _____ April 2023 and made between: (1) The corporation and limited liability companies listed as rig owners and set out in Schedule 2 (Overview of rigs, rig owners and intra-group charterers) as joint and several borrowers (each a “Rig Owner” and together the “Rig Owners”); (2) The corporation and limited liability companies listed as intra-group charterers and set out in Schedule 2 (Overview of rigs, rig owners and intra-group charterers) as original guarantors (together the “Original Intra-Group Charterers”); (3) Borr Drilling Limited, a Bermuda exempted company with registration number 51741 as joint and several borrower and guarantor (the “Parent”); (4) DNB Bank ASA, Dronning Eufemias gate 30, 0191 Oslo, Norway and registered in the Norwegian register of business enterprises with organisation number 984 851 006 as a Norwegian financial enterprise that operates as a bank with authorisation from and under supervision by the Financial Supervisory Authority of Norway (Finanstilsynet, P.O. Box 1187 Sentrum, 0107 Oslo) (“DNB”) as mandated lead arranger (the “Mandated Lead Arranger”); (5) DNB as lender (the “Original Lender”); (6) DNB as hedge counterparty (the “Original Hedge Counterparty”); and (7) DNB, as security agent and as facility agent (in its capacity as security Agent, the “Security Agent”, and in its capacity as facility agent, hereafter referred to as the “Agent”). IT IS AGREED as follows: 1. DEFINITIONS AND INTERPRETATION 1.1 Definitions In this Agreement: “Accession Letter” means an accession letter to this Agreement in form and substance satisfactory to the Agent. “Account Bank” means DNB. “Account Charges” means charge agreements for the first priority perfected charge of any amounts credited to the Earnings Accounts, to be made between the relevant Obligor (other than the Parent) and the Security Agent (on behalf of the Secured Parties) as first priority security (on a limited recourse basis) for the Secured Obligations, provided however that all amounts deposited to the Earnings Accounts shall be freely available to the Group unless and until a Default has occurred and the Account Bank has received a notification from the Agent that a Default has occurred and that the accounts shall thereafter be blocked. “Accounting Principles” means generally accepted accounting principles in the United States of America and, where used in respect of Obligors other than the Parent, including IFRS or generally accepted accounting principles in the relevant jurisdiction excluding, in all cases, the effects of adoption of the Current Expected Credit Loss Standard. 14

EXECUTION VERSION #11059989/1 4 (167) “Additional Business Day” means any day specified as such in the applicable Reference Rate Terms. “Additional Guarantor” means a company which accedes to this Agreement as an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors). “Affiliate” means, in relation to any legal person, a Subsidiary of that legal person or a Holding Company of that legal person or any other Subsidiary of that Holding Company. “Ancillary Facility” means an uncommitted guarantee facility on terms and conditions separately agreed with DNB (or such Lender approved by DNB). “Applicable Margin” means: Period: Margin: From the date of this Agreement to but excluding 15 July 2024 5% p.a. From and including 15 July 2024 to but excluding 15 August 2024 5.5% p.a. From and including 15 August 2024 to but excluding 15 September 2024 6% p.a. From and including 15 September 2024 to but excluding 15 October 2024 6.5% p.a. From and including 15 October 2024 to but excluding 15 November 2024 7% p.a. From and including 15 November 2024 to but excluding 15 December 2024 7.5% p.a. From and including 15 December 2024 to but excluding 15 January 2025 8% p.a. From and including 15 January 2025 to but excluding 15 February 2025 8.5% p.a. From and including 15 February 2025 to but excluding 15 March 2025 9% p.a. From and including 15 March 2025 to but excluding 15 April 2025 9.5% p.a. From and including 15 April 2025 to but excluding 15 May 2025 10% p.a. From and including 15 May 2025 to but excluding 15 June 2025 10.5% p.a. From and including 15 June 2025 to but excluding 15 July 2025 11% p.a. From and including 15 July 2025 to but excluding 15 August 2025 11.5% p.a. From and including 15 August 2025 12% p.a. “Approved Brokers” means Arctic Offshore International AS, Fearnleys, Clarkson Valuations Limited, IHS and/or any other ship broker approved by the Agent. “Approved Classification Society” means DNV GL Group AS, American Bureau of Shipping, Bureau Veritas and Lloyd's Register Group Limited and/or any other classification society approved by the Lenders.

EXECUTION VERSION #11059989/1 5 (167) “Approved Ship Registry” means, the international ship registers of Liberia, the Republic of the Marshall Islands, Panama, the Republic of Vanuatu and any other jurisdictions approved by the Lenders. “Arrangers” means the Mandated Lead Arranger. “Assignment of Earnings” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority perfected assignment (on a limited recourse basis) of all Earnings payable to any Rig Owner and/or Intra-Group Charterer, to be made between such relevant Obligor and the Agent (on behalf of the Secured Parties) as security for the Secured Obligations. “Assignment of Hedging Agreements” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority perfected assignment (on a limited recourse basis) of the relevant Obligor's (other than the Parent) rights under any Hedging Agreement to be made between that Obligor and the Security Agent (on behalf of the Secured Parties) as security for the Secured Obligations. “Assignment of Insurances” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority perfected assignment (on a limited recourse basis) of all proceeds payable to any Rig Owner or Intra- Group Charterer under the Insurances for each Rig, to be made between the relevant Obligors and the Security Agent (on behalf of the Secured Parties) as collateral for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties. “Assignment of Intra-Group Loans” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority perfected assignment (on a limited recourse basis), and (if applicable) the subordination of, of all receivables in respect of any intra-group loans and receivables not paid within 45 days provided by any member of the Group as creditor to any Rig Owner or SPV Intra-Group Charterer as debtor if such receivables for the relevant Rig Owner or SPV Intra-Group Charterer in aggregate exceed USD 1,000,000, to be made between the relevant creditor and the Security Agent (on behalf of the Secured Parties) as security for the Secured Obligations. “Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration. “Availability Period” means (a) in relation to Tranche A, the period from and including the date of the Original Facility Agreement to and including the earlier of: (i) close of business on 7 October 2022; and (ii) the First Utilisation Date; and (b) in relation to Tranche B, the period from and including the Effective Date to and including 5 (five) Business Days following the Effective Date. “Available Commitment” means a Lender’s Commitment minus: (a) the amount of its participation in any outstanding Loans; and

EXECUTION VERSION #11059989/1 6 (167) (b) in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date. “Available Facility” means the aggregate for the time being of each Lender’s Available Commitment. “Bail-In Action” means the exercise of any Write-down and Conversion Powers. “Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; (b) in relation to the United Kingdom, the UK Bail-In Legislation; and (c) in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation. "BNM” means Bank Negara Malaysia, being the Central Bank of Malaysia. “Borrowers” means the Parent and the Rig Owners. “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Bermuda, London, New York and Oslo (or any other relevant place of payment under Clause 32 (Payment mechanics)) and (in relation to any date for payment or purchase of an amount relating to a Loan or the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period), which is an Additional Business Day relating to that Loan or Unpaid Sum. “Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms. “Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms. “Change of Control Event” means an event whereby: (a) any of the Obligors (other than the Parent) or a Security Provider ceases to be a 100% owned Subsidiary of the Parent (other than in the event of a disposal of a Rig Owner subject to prepayment in accordance with Clause 7.5 (Total Loss or sale)); and/or (b) any person, other than Tor Olav Trøim and a person or group of persons collaborating or acting in concert with Tor Olav Trøim, obtains more than 30 per cent. (30%) of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent, unless the new controlling shareholder(s) is/are acceptable to all the Lenders,

EXECUTION VERSION #11059989/1 7 (167) “Code” means the US Internal Revenue Code of 1986. “Commitment” means: (a) in relation to an Original Lender, the amount in USD set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and (b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement. “Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate). “Compounded Rate Interest Payment” means the aggregate amount of interest that: (a) is, or is scheduled to become, payable under any Finance Document; and (b) relates to a Loan. “Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of: (a) the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and (b) the applicable Credit Adjustment Spread (if any). “Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which: (a) is agreed in writing by the Parent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders); (b) specifies a calculation methodology for that rate; and (c) has been made available to the Company and each Finance Party. “Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either: (a) any member of the Group or any of its advisers; or (b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

EXECUTION VERSION #11059989/1 8 (167) (i) information that: (A) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or (B) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or (C) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality. (ii) any Funding Rate. “Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed between the Parent and the Agent. “CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC. “Credit Adjustment Spread” means the Baseline CAS. “CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) no. 648/2012. “Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement. If the Daily Non- Cumulative Compounded RFR Rate is less than zero (0) it shall be deemed to be zero (0) “Daily Rate” means the rate specified as such in the applicable Reference Rate Terms. “Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default. “Defaulting Lender” means any Lender: (a) which has failed to make its participation in the Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.3 (Lenders' Participation);

EXECUTION VERSION #11059989/1 9 (167) (b) which has otherwise rescinded or repudiated a Finance Document; or (c) with respect to which an Insolvency Event has occurred and is continuing unless, in the case of paragraph (a) above: (i) its failure to pay is caused by: (A) administrative or technical error; or (B) a Disruption Event; and payment is made within five (5) Business Days of its due date; or (ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question. “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent. “Disruption Event” means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under the Finance Documents; or (ii) from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted. “Dutch Civil Code” means the Burgerlijk Wetboek of The Netherlands. “Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any of the Obligors and which arise out of the use of or operation of any Rig (and which shall include any proceeds from factoring arrangements), including (but not limited to): (a) all freight, hire and passage moneys payable to an Obligor in relation to a Rig, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, or operation of the Rigs; (b) any claim under any guarantee in respect of any charterparty, pool agreement or other contract of employment entered into by an Obligor in respect of a Rig or otherwise

EXECUTION VERSION #11059989/1 10 (167) related to freight, hire or passage moneys payable to an Obligor as a consequence of the operation of a Rig; (c) compensation payable to any of the Obligors in the event of any requisition of any Rig or for the use of any Rig by any government authority or other competent authority; (d) remuneration for salvage, towage and other services performed by any Rig payable to any of the Obligors; (e) demurrage and retention money receivable by any of the Obligors in relation to any Rig; (f) all moneys which are at any time payable under the Insurances in respect of loss of earnings; (g) if and whenever a Rig is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Rig; and (h) any other money whatsoever due or to become due to any of the Obligors from third parties in relation to any Rig. “Earnings Accounts” means the bank account(s) of each of the Rig Owners and Intra-Group Charterers into which all Earnings and insurance proceeds are to be paid directly in accordance with Clause 24.6 (Earnings Accounts), which shall be held with the Account Bank or such other banking institution as the Majority Lenders may approve. “EBITDA” means, in respect of any Relevant Period, the consolidated operating profits before interest expenses, tax, depreciation and amortisation on ordinary activities before any extraordinary or exceptional items (all in accordance with the Accounting Principles). “EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway. “Effective Date” shall have the meaning given to the term in the first amendment agreement relating to this Agreement. “Environmental or Social Claim” means any claim by any governmental, judicial or regulatory authority, litigation, arbitration or administrative proceedings, or formal notice or investigation by any person in respect of any Environmental or Social Law. “Environmental or Social Law” means any applicable law or regulation, convention or treaty in any jurisdiction in which any of the Obligors and/or any Manager conducts business which relates to: (a) the pollution or protection of the environment; (b) the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material; (c) the labour or health and safety conditions of the workplace, including employee relations;

EXECUTION VERSION #11059989/1 11 (167) (d) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste; or (e) operations in environmentally or socially sensitive areas, including but not limited to, National Parks and other protected areas identified by national or international law, sensitive locations or critical habitats of international, national or regional importance, such as the arctic, wetlands, forests or other areas with high biodiversity value, sites that are critical for rare, vulnerable, migratory or endangered species (as defined by the IUCN Red List of Threatened Animals), areas of archaeological or cultural significance, areas of importance for indigenous peoples or other vulnerable groups, and areas, which affected, would have significant impacts on livelihoods, or other fundamental human rights. “Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental or Social Law for the operation of the business of the Borrowers or any member of the Group conducted on or from the properties owned or used by the Borrowers or any member of the Group. “Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous. “EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time. “Event of Default” means any of the events or circumstances specified as such in Clause 25 (Events of Default). “Existing Convertible Bonds” means the senior unsecured convertible bonds 2018/2023 ISIN NO0010822935 issued pursuant the bond terms dated 18 May 2018 with the Parent as Issuer. “Existing Facilities” means the facilities made available under the Parent’s and the other borrowers listed therein existing USD 450 million senior secured credit facilities agreement and USD 100 million senior secured revolving facility agreement, both with DNB as agent and originally dated 25 June 2019 (and later amended and/or amended and restated). “FA Act” means the Norwegian financial agreements act of 18 December 2020 No. 146 (No. finansavtaleloven) (as amended or replaced from time to time). "FA Legislation" means the FA Act and the Norwegian regulation on financial agreements of 19 September 2022 No. 1612 (No. finansavtaleforskriften) (as amended or replaced from time to time). “Facilities” means the Facility and any Ancillary Facility. “Facility” means the senior secured term loan facility made available under this Agreement as described in Clause 2.1 (The Facility). “Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

EXECUTION VERSION #11059989/1 12 (167) “FATCA” means: (a) sections 1471 to 1474 of the Code or any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. “FATCA Application Date” means: (a) in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014; or (b) in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA. “FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA. “FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction. “Fee Letters” means any letter or letters dated on or about the date of this Agreement between a Finance Party and an Obligor setting out any of the fees referred to in Clause 11 (Fees). "FEP Notices” means the Malaysian foreign exchange policy notices issued by BNM pursuant to Section 214 of the Financial Services Act 2013. “Finance Document” means this Agreement, the Transaction Security Documents, the Utilisation Requests, any Transfer Certificate, each Compliance Certificate, any Fee Letters, any Hedging Agreement, any Manager’s Undertaking, any Subordination Undertaking, any Reference Rate Supplement, any Compounding Methodology Supplement and any agreement documenting the Ancillary Facility and any other document designated as a Finance Document by the Agent and the Obligors provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement and any agreement documenting the Ancillary Facility shall be a Finance Document only for the purposes of: (a) the definition of "Material Adverse Effect"; (b) the definition of “Secured Obligations”; (c) Clause 1.2(a)(ix); (d) Clause 2.4 (Parent’s authority);

EXECUTION VERSION #11059989/1 13 (167) (e) Clause 18 (Guarantee and Indemnity); (f) Clause 25 (Events of Default) (other than Clause 25.12(b) and Clause 25.20 (Acceleration)); and (g) Clause 32.6 (Partial payments). “Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability. “Finance Party” means each of the Agent, the Security Agent, the Arrangers, the Lenders, any Hedge Counterparty and DNB (in capacity as provider of the Ancillary Facility), provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty and DNB (in capacity as provider of the Ancillary Facility) shall be a Finance Party only for the purposes of: (a) the definition of “Secured Obligations”; (b) the definition of “Secured Party”; (c) Clause 1.2(a)(v)1.2(a)(ix); (d) Clause 2.4 (Parent’s authority); (e) Clause 18 (Guarantee and Indemnity); (f) Clause 25 (Events of Default) (other than Clause 25.20 (Acceleration)); and (g) Clause 32.6 (Partial payments). “Financial Indebtedness” means any indebtedness for or in respect of: (a) moneys borrowed and debit balances at banks or other financial institutions; (b) any acceptance under any acceptance credit facility or dematerialised equivalent; (c) any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any Finance Lease; (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account); (g) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) at any time prior to the end of the Security Period or are otherwise classified as borrowings under the Accounting Principles);

EXECUTION VERSION #11059989/1 14 (167) (h) any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply; (i) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution,; and (k) without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above. “Financial Support” means the granting of loans, guarantees, credits, indemnities, Security Interests or other forms of financial support having a similar effect. “First Utilisation Date” means the date at which a Borrower makes the first Utilisation of the Facility. “Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph a)(ii) of Clause 11.2 (Cost of funds). “Group” means the Parent and its Subsidiaries from time to time. “Guarantee Obligations” means the obligations of the Guarantors pursuant to Clause 18 (Guarantee and Indemnity). “Guarantor” means the Borrowers, the Original Intra-Group Charterers and any Additional Guarantors on a joint and several basis, subject to Clause 18 (Guarantee and Indemnity). “Hedge Counterparties” means the Original Hedge Counterparty and any other Lender which becomes party to a Hedging Agreement. “Hedging Agreement” means any master agreement, schedule, confirmation or other document entered into (none as of the original date of this Agreement) or to be entered into by any of the Borrowers and a Hedge Counterparty on ISDA standard terms or similar terms, for the purpose of hedging interest rate liabilities or other risks in relation to the Facility on a non-speculative basis and designated as a “Finance Document” by the Borrower and the relevant Hedge Counterparty and notified to the Agent. “Holding Company” means, in relation to a company, exempted company or corporation, any other company or corporation in respect of which it is a Subsidiary. “IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements. “Impaired Agent” means the Agent at any time when:

EXECUTION VERSION #11059989/1 15 (167) (a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment; (b) the Agent otherwise rescinds or repudiates a Finance Document; (c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or (d) an Insolvency Event has occurred and is continuing with respect to the Agent; unless, in the case of paragraph (a) above: (i) its failure to pay is caused by: (A) administrative or technical error; or (B) a Disruption Event; and payment is made within five (5) Business Days of its due date; or (ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question. “Increase Confirmation” means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation). “Increase Lender” has the meaning given to that term in Clause 2.3 (Increase). “Insolvency Event” in relation to an entity means that the entity: (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

EXECUTION VERSION #11059989/1 16 (167) (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (ii) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above); (h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (j) above; or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts. “Indemnified Person” means each Finance Party and its respective directors, officers, employees, agents or other representatives in their capacity and role as such. “Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Majority Lenders) and comply with the requirements under Clause 24.2 (Insurance), such insurance report to be prepared by BankServe, or such other reputable insurance advisor approved by the Agent, for the cost of the Borrowers, and addressed to, and capable of being relied upon by, the Finance Parties. “Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.2 (Insurances) which are from time to time in place or taken out or entered into by or for the benefit of the Borrowers (whether in the sole name of the Borrowers or in the joint names of the Borrowers and any other person) in respect of the Rigs (including claims of whatsoever nature and return of premiums). “Inventory of Hazardous Materials” means the inventory of hazardous materials issued by the relevant Approved Classification Society describing the materials present in a ship’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities, as required (as applicable to the Rigs) by (i) the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (2009) and detailed in the International Maritime Organization’s Guidelines for the development of the Inventory of Hazardous Materials (Resolution MEPC.269 (68)) in

EXECUTION VERSION #11059989/1 17 (167) relation to non-EU flagged ships, or (ii) Article 5 (Inventory of hazardous materials) in the EU Ship Recycling Regulation (Regulation (EU) No. 1257/2013 of the European Parliament) in relation to EU flagged ships. “Intra-Group Charterer” means each Subsidiary of the Parent which is an intra-group charterer of any Rig at any time. “Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest). “Intermediate HoldCo” means BORR IHC Limited, an exempted company incorporated under the laws of Bermuda with company registration number 55669 of S.E. Pearman Building, 2nd Fl., 9 Par-la-Ville Road, Hamilton HM 11, Bermuda. “ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention. “ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as amended or supplemented from time to time. “ISSC” means an International Rig Security Certificate issued under the ISPS Code. “Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Norwegian Limitation Act of 18 May 1979 or any other applicable law and defences of set-off or counterclaim; (c) similar principles, rights and defences under the laws of any Relevant Jurisdiction as those described under paragraphs (a) and (b) above; and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation). “Lender” means: (a) the Original Lender; and (b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement. “LMA” means the Loan Market Association. “Loan” means a loan made or to be made under the Facility in accordance with the provisions of this Agreement or the principal amount outstanding for the time being of that loan.

EXECUTION VERSION #11059989/1 18 (167) “Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms. “Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction). “Management Agreements” means the agreements entered into between the Managers and the Obligors with respect to the technical and commercial management of the Rigs. “Managers” means a Subsidiary of the Parent, as of the date of this Agreement being Borr Drilling Land Support Limited, a Scottish Company with registered number SC459415 as manager and Borr Eastern Peninsula Pte. Ltd. a Singaporean exempt private company limited by shares with UEN 201812030C as manager, or such other manager providing any management services related to any Rig as approved by to the Majority Lenders in respect. “Managers’ Undertakings” means, in respect of the Rigs, undertakings from each of the Managers in favour of the Security Agent (on behalf of the Secured Parties) pursuant to which the Managers will undertake, inter alia, to subordinate, at all times until the end of the Security Period, all rights claims or liens they may have against the Rigs or the Borrowers to the Secured Obligations, and not to terminate or amend in any material respect the Management Agreements without the prior written consent of the Security Agent, such undertakings to also include unilateral step-in right and termination right for the Agent, and otherwise be in form and substance satisfactory to the Agent and the Lenders. “Market Value” means the fair market value of each of the Rigs, being the average of valuations for each of the Rigs obtained from two (2) (or three (3) if the deviation is more than ten per cent. (10%) of the lowest valuation) of the Approved Brokers (elected by the Parent), with or without physical inspection of the Rig (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment (or similar arrangement). “Material Adverse Effect” means any material adverse effect (in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders)) on: (a) the property, nature of assets, business, operations, liabilities or condition (financial or otherwise) or prospects of the Parent or the Obligors and Security Providers as a whole or the Group as a whole; (b) the ability of any of the Obligors, a Security Provider or the Group as a whole to perform any of their obligations under the Finance Documents; or (c) the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any counterparty under any of Finance Documents. “Material Subsidiary” means, at any time, a member of the Group which has: (a) turnover representing 10 per cent. (10%) or more of the turnover of the Group; or

EXECUTION VERSION #11059989/1 19 (167) (b) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) representing 10 per cent. (10%) or more of EBITDA of the Group; or (c) gross assets representing 10 per cent. (10%), or more of the gross assets of the Group, in each case calculated on a consolidated basis. “Maturity Date” means the date falling on the 3rd anniversary of this Agreement. “Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that: (a) subject to paragraph c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end. The above rules will only apply to the last Month of any period. “Mortgages” means each of the first priority or first preferred perfected cross-collateralised mortgages over the Rigs and (if applicable) any appurtenant deed of covenants or memoranda of particulars (or similar) thereto, to be executed by the respective Rig Owner and registered in an Approved Ship Registry in favour of the Security Agent (on behalf of the Secured Parties) as security for the Secured Obligations, subject however to contractually agreed ”quiet enjoyment” undertakings with the end-user of any Rig to be entered into in form and substance satisfactory to the Lenders if required pursuant to the Qualifying Employment Contract. “New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders). “Non-Consenting Lender” has the meaning given to that term in Clause 38.6 (Replacement of Lender). “Obligor” means a Borrower or a Guarantor. “Original Financial Statements” means the audited consolidated financial statements of the Parent for the financial year ended 31 December 2021. “Other Stakeholders” means each of PPL Shipyard Pte Ltd, Hayfin Services LLP, Keppel FELS Limited, Offshore Partners Pte. Ltd and any of their respective Affiliates. “Other Stakeholders Agreements” means the approved agreements and finance documents entered into with the Other Stakeholders (including drawings under the delivery financings with Keppel for the delivery of the rigs Vale and Var) on or prior to the First Utilisation Date. “Party” means a party to this Agreement.

EXECUTION VERSION #11059989/1 20 (167) “Permitted Maritime Lien” means, in relation to a Rig: (a) unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of that Rig; (b) any lien on that Rig for master's, officer's or crew's wages outstanding in the ordinary course of its trading and in accordance with usual maritime practice; (c) liens for salvage; or (d) any other lien arising by operation of law in the ordinary course of trading (and not as a result of any default or omission by any Obligor), provided that the aggregate amount of any such liens as listed under paragraphs (a) to (d) above do not at any time exceed USD 2,500,000 per Rig (or the equivalent in any other currency). “Permitted New Secured Financing” means a financing provided by unrelated party/-ies which the Agent has certified in writing satisfies each of the following criteria: (a) no proceeds from any such financing shall be directly or indirectly applied towards any prepayment under the Other Stakeholders Agreement with PPL Shipyard Pte Ltd in lieu of a direct or indirect sale of the rig “Gyme” as contemplated by such Other Stakeholders Agreement; (b) security for such financing by way of first priority mortgages over the Unencumbered Rigs (and other related security over earnings and insurances, account charges over earnings accounts and share pledges over the special purpose rig owner of such rigs) secures (in aggregate) no more than a maximum amount of USD 150,000,000; (c) the all-in-yield to the providers of such financing during the financing period is not greater than 10% per annum (including any fees, costs and expenses, discounting arrangements, exit, upside or profit share instruments or other arrangements or other transfer of value to the relevant creditors howsoever described); (d) the maturity date is no earlier than six months after the Maturity Date; (e) there shall be a bullet repayment at maturity and no amortisation or cash sweep repayments or prepayments (other than in respect of customary change of control and total loss or asset sale mandatory prepayment events); (f) if a bond financing, raised through the issue of publicly listed bond at market terms arranged by a reputable investment bank on terms approved by the Agent (such approval not to be unreasonably withheld); (g) mandatory prepayment on sale or total loss is limited to either (i) net proceeds received in case of a sale or net compensation received in case of a total loss or (ii) a pro rata amount of the outstanding debt thereunder based on the value of the rig to be sold or subject to a total loss to the value of all such Unencumbered Rigs secured thereunder; and (h) the Agent has been granted, but failed to exercise, their right to provide such financing pursuant to Clause 23.35 (Permitted New Secured Financings) to the extent required

EXECUTION VERSION #11059989/1 21 (167) pursuant to that Clause or, if exercised, Hayfin Services LLP has exercised its right of last look. “Permitted Transfer” means, in relation to the Intermediate HoldCo only: (a) a transfer of a Subsidiary of the Intermediate HoldCo provided such a Subsidiary is not an Obligor; or (b) a transfer of a rig (other than the Rigs), by a Subsidiary of the Intermediate HoldCo (other than an Obligor), to other entities within the Group (other than an Obligor) solely for operational or tax efficiency purposes and provided always that: (i) any such Permitted Transfer does not prejudice the position of the Finance Parties under the Finance Documents; (ii) no new Security Interest is granted as a result of or in connection with any such Permitted Transfer (other than new Security Interest which is equivalent to the Security Interest already in existence prior to the date of such Permitted Transfer); (iii) any transferee entities remain Subsidiaries of the Intermediate HoldCo and (iv) the structural seniority of any creditor’s claims is not elevated, increased or given any further priority as a result of a Permitted Transfer. “Qualifying Employment Contract” means any employment contract, including a pool participation agreement, of a Rig with a duration of more than 12 months. “Quarter Date” means each 31 March, 30 June, 30 September and 31 December. “Quoted Tenor” means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service. “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets subject to Transaction Security. “Reference Rate Supplement” means, in relation to any currency, a document which: (a) is agreed in writing by the Parent and the Agent (acting on the instructions of the Majority Lenders); (b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; (c) specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and (d) has been made available to the Company and each Finance Party. “Reference Rate Terms” means, in relation to: (a) a currency; (b) a Loan or an Unpaid Sum in that currency; (c) an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

EXECUTION VERSION #11059989/1 22 (167) (d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum, the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 10 (Reference Rate Terms) or in any Reference Rate Supplement. “Relevant Jurisdiction” means, in relation to an Obligor or Security Provider (as applicable): (a) its jurisdiction of incorporation and/or registration; (b) any jurisdiction where any asset subject to or intended to be subject to the Security Interest to be created by it under any Transaction Security Document is situated; (c) any jurisdiction where it conducts its business or has a branch; and (d) the jurisdiction whose laws govern the perfection of any of the Security Interest granted under any Transaction Security Documents entered into by it. “Relevant Period” means each period of the preceding twelve months ending on a Quarter Date. “Relevant Person” means: (a) each member of the Group; and (b) each of its/their directors, officers, employees, agents and representatives. “Repeating Representations” means each of the representations set out in Clause 20 (Representations). “Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian. “Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms. “Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms. “Requisition” means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Rig by any government entity or other competent authority whether dejure or defacto that shall exclude requisition for use or hire not involving requisition of title. “Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”. “Resignation Letter” means a letter substantially in the form of the letter set out in Schedule 7 (Form of Resignation Letter). “Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

EXECUTION VERSION #11059989/1 23 (167) “Restricted Party” means a person: (a) that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or (b) that is located, organised, domiciled or resident in or incorporated under the laws of any country or territory that is, or whose government is, the target of Sanctions broadly prohibiting dealings with such government, country, or territory (including, without limitation, at the date of this Agreement, Crimea, Donetsk, Luhansk, Cuba, Iran, North Korea, Russia, Syria and Sudan); (c) that is directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; (d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions; or (e) that is otherwise a subject or a target of Sanctions. “RFR” means the rate specified as such in the applicable Reference Rate Terms. “RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms. “Rigs” means the rigs set out in Schedule 2 (Overview of rigs, rig owners and intra-group charterers). “Sanctions” means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes. “Sanctions Authority” means the Islands of Bermuda, the Norwegian State, the United Nations, the European Union, the United Kingdom, the member states of the European Union, the member states of the European Economic Area, the United States of America, Australia, the Republic of Singapore, any country to which any Obligor is bound and any authority acting on behalf of any of them in connection with Sanctions (including (without limitation) the U.S. Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, the US Department of Commerce and any other agency of the US government, His Majesty's Treasury ("HMT") and the United Nations Security Council, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions. “Sanctions List” means: (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority (including but not limited to the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT); and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time.

EXECUTION VERSION #11059989/1 24 (167) “Secured Obligations” means all amounts owing under or in connection with the Facilities and all obligations and liabilities of each Obligor under the Finance Documents, including (without limitation) each Borrower’s obligation to repay the Utilisations together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents. “Secured Party” means a Finance Party, a Receiver or any Delegate. “Security Interest” means a mortgage, charge, pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect. “Security Period” means the period commencing on the First Utilisation Date and ending on the date on which the Agent notifies the Obligors and the Finance Parties that: (a) all amounts which have become due for payment by the Obligors or any other party under the Finance Documents have been paid; (b) no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents; and (c) the Borrowers have no future or contingent liability under any provision of this Agreement and the other Finance Documents. “Security Provider” means the Intermediate HoldCo, Borr Holdings Limited (an exempted company incorporated in the Cayman Islands with company registration number 338105), and any company that becomes an additional intermediate holding company (directly or indirectly) of any Rig Owner. “Share Charge” means each share charge agreement or share pledge agreement (whether by way of a separate agreement or an agreement containing other security and including confirmation deeds as may be required or advisable under relevant local law, and including any share certificate(s) representing the charged or pledged shares, together with signed, undated proxies, instruments of transfer, letters of resignation from all officers and directors, and related letters of authorization (if applicable)) for the first priority charge (on a limited recourse basis) over all of the shares issued by each Rig Owner and any SPV Intra- Group Charterer, in favour of the Security Agent (for the benefit of the Finance Parties) as security for the Secured Obligations. “Solvent” means in relation to a corporation, exempted company, a company limited by shares or limited liability company, solvent within the meaning of the applicable laws of its jurisdiction of formation and/or United States federal bankruptcy law. “SPV Intra-Group Charterer” means any Intra-Group Charterer who is a single purpose vehicle operating Rigs only and which has not provided any other Financial Support in favour of any Financial Indebtedness than under the Finance Documents. “Subsidiary” means an entity over which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the votes and capital, and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent corporate body.

EXECUTION VERSION #11059989/1 25 (167) “Subordination Undertaking” means an undertaking or statement from the relevant creditor(s) for the subordination of claims owed to such creditor to inter alia the Secured Obligations, to be in a form and substance satisfactory to the Agent, and in respect of any such undertaking or statement for the subordination of claims owed by the Parent or an Intra-Group Charterer not being a SPV Intra-Group Charterer no capacity opinion will be required. “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same). “Total Commitments” means the aggregate of the Commitments, being a maximum principal amount of USD 175,000,000 at the Effective Date. “Total Loss” means, in relation to any Rig: (a) the actual, constructive, compromised, agreed, arranged or other total loss of that Rig; (b) the Requisition of that Rig; or (c) any hijacking, theft, arrest, expropriation, confiscation or acquisition of that Rig (other than Requisition), whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding requisition for hire for a period not exceeding six (6) Months without any right of extension) unless it is within one (1) Month from the relevant event redelivered to the full control of the relevant Borrower. “Total Loss Date” means: (a) in the case of an actual Total Loss of a Rig, the date on which it occurred or, if that is unknown, the date when the Rig was last heard of; (b) in the case of a constructive, compromised, agreed or arranged Total Loss of a Rig, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a Total Loss is subsequently admitted by the insurers or a Total Loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Rig was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Rig's insurers in which the insurers agree to treat the Rig as a Total Loss; or (c) in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the Total Loss occurred. “Tranche A” shall have the meaning given to the term in Clause 2.1 (The Facility). “Tranche B” shall have the meaning given to the term in Clause 2.1 (The Facility).

EXECUTION VERSION #11059989/1 26 (167) “Transaction Security” means the Security Interests created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents. “Transaction Security Documents” means each of the security documents as may be entered into from time to time pursuant to Clause 19 (Security). “Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers. “Transfer Date” means, in relation to a transfer, the later of: (a) the proposed Transfer Date specified in the Transfer Certificate; and (b) the date on which the Agent executes the Transfer Certificate. “UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings). “Unencumbered Rigs” means the rigs ‘Frigg’ (IMO number 8331332) owned by Borr Jack-Up I Inc., ‘Odin’ (IMO number 9621455) owned by Borr Odin (UK) Limited and ‘Ran’ (IMO number 8771320) owned by Borr Ran (UK) Limited. “Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents. “Utilisation” means a utilisation of the Facility. “Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made. “Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 4 (Requests). “VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 2009 no. 58 and any other tax of a similar nature. “Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been

EXECUTION VERSION #11059989/1 27 (167) exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and (c) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation. 1.2 Construction (a) Unless a contrary indication appears, any reference in this Agreement to: (i) words denoting the singular number shall include the plural and vice versa; (ii) unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; (iii) references to a provision of law is a reference to that provision as it may be amended or re-enacted from time to time, and to any regulations made by the appropriate authority pursuant to such law; (iv) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; (v) the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, a “Secured Party”, any “Borrower”, any “Guarantor”, any “Obligor”, any “Security Provider”, any “Party” or any other “person” shall be construed so as to include its successors in title, permitted assignees and permitted transferees; (vi) any “Borrower”, “Guarantor”, “Obligor”, “Security Provider” or “member of the Group” includes any branch of such person; (vii) a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan; and (viii) a “group of Lenders” includes all the Lenders;

EXECUTION VERSION #11059989/1 28 (167) (ix) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated; (x) a “person” includes any individual, firm, company, exempted company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and (xi) reference to persons “acting in concert” shall be interpreted pursuant to the provisions of the Norwegian Securities Trading Act of 2007 No. 75 (as from time to time amended). (b) Clause and Schedule headings are for ease of reference only. (c) A reference in this Agreement to a page or screen of an information service displaying a rate shall include: (i) any replacement page of that information service which displays that rate; and (ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company. (d) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate. (e) Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in: (i) Schedule 10(Reference Rate Terms); or (ii) any earlier Reference Rate Supplement. (f) A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in: (i) Schedule 11(Daily Non-Cumulative Compounded RFR Rate); or (ii) any earlier Compounding Methodology Supplement. (g) The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement. (h) A Default is “continuing” if it has not been remedied and an Event of Default is “continuing” if it has not been remedied or waived. 1.3 Norwegian terms (a) Notwithstanding anything to the contrary in this Agreement or any other Finance Document, each Party agrees and acknowledges that none of the non-mandatory

EXECUTION VERSION #11059989/1 29 (167) provisions of the FA Legislation shall apply to this Agreement or the other Finance Documents, such that only provisions that cannot be excluded by reference to section 1-9 (2) second sentence of the FA Act shall apply to this Agreement and the other Finance Documents, and each Obligor expressly waives such provisions of the FA Legislation and all principles of background law which can be derived from such provisions. (b) Changes in the currency exchange rates may constitute a currency risk for the Obligors. (c) Any information provided by the Obligors to comply with section 13 (1) of the Norwegian Anti-Money Laundering Act (Lov om tiltak mot hvitvasking og terrorfinansiering (hvitvaskingsloven)) of 1 June 2018 no. 23, cf. section 3-12 (2) of the FA Act shall be deemed to form part of this Agreement. 1.4 Dutch terms In this Agreement, where it relates to a Dutch person or the context so requires, a reference to: (a) The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands; (b) works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person; (c) a necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by an unconditional positive advice (advies) from the works council of that person; (d) constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce; (e) a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid); (f) a winding-up, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden); (g) a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend; (h) any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990); (i) a liquidator includes a curator or a beoogd curator; (j) an administrator includes a bewindvoerder or a beoogd bewindvoerder; and (k) an attachment includes a beslag.

EXECUTION VERSION #11059989/1 30 (167) 2. THE FACILITY 2.1 The Facility Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount up to the Total Commitments, to be divided into two separate tranches as follows: (a) an up to USD 150,000,000 term loan facility tranche (the “Tranche A”); and (b) an up to USD 25,000,000 term loan facility tranche (the “Tranche B”). Tranche A has been fully utilised on the First Utilisation Date and subsequently repaid with USD 5,000,000 prior to the Effective Date. 2.2 Finance Parties’ rights and obligations (a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents. (b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor. (c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents. 2.3 Increase (a) The Parent may by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of: (i) the Available Commitments of a Defaulting Lender in accordance with Clause 7.9 (Right of cancellation in relation to a Defaulting Lender); or (ii) the Commitments of a Lender in accordance with Clause 7.3 (Illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows: (iii) the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Parent (each of which shall be acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased

EXECUTION VERSION #11059989/1 31 (167) Commitments which it is to assume, as if it had been an Original Lender (it being understood that it is the Increase Lender’s obligation to ascertain whether any other documents or other formalities are required to confirm the Security Interest created pursuant to the Transaction Security Documents, including any guarantees); (iv) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender; (v) each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender; (vi) the Commitments of the other Lenders shall continue in full force and effect; and (vii) any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied. (b) An increase in the Total Commitments will only be effective on: (i) the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and (ii) in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the delivery to the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender. (c) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective. (d) The Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of USD 5,000 and shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3 (Increase). (e) The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter. (f) Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

EXECUTION VERSION #11059989/1 32 (167) (i) an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase; (ii) the “New Lender” were references to that “Increase Lender”; and (iii) a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”. 2.4 Parent’s Authority (a) Each Obligor (other than the Parent), by its execution of this Agreement, irrevocably authorises the Parent to act on its behalf as its representative in relation to the Finance Documents and authorises: (i) the Parent, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all administrative notices and instructions to be provided by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents if the Parent believes such amendment to be indubitably beneficial to such Obligor; (ii) each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication; and (iii) the Parent to enter into the Ancillary Facility on behalf of such Obligor and request the issue of any guarantee on behalf of any Obligor under the Ancillary Facility and to agree on recourse terms for such guarantees on behalf of such Obligor. (b) Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Parent under this Agreement, or in connection with this Agreement and the other Finance Documents (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Parent and any other Obligor, the notice or other communication of the Parent shall prevail. 3. PURPOSE 3.1 Purpose (a) The Borrowers shall apply all amounts under (i) Tranche A towards part refinancing the Existing Facilities, and (ii) Tranche B towards general corporate purposes. (b) In addition, the Borrowers may utilise the Facility in order to pay fees and expenses incurred under the Finance Documents.

EXECUTION VERSION #11059989/1 33 (167) 3.2 Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. 4. CONDITIONS OF UTILISATION 4.1 Initial conditions precedent (a) No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in part I (Initial Conditions Precedent) of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied. (b) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification. 4.2 Conditions precedent for each Utilisation (a) The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to a Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in part II (Conditions Precedent to first Utilisation) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied. (b) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification. 4.3 Further conditions precedent The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date: (a) no Default is continuing or would result from the proposed Loan; and (b) the Repeating Representations to be made by each Obligor are true in all material respects. 4.4 Maximum number of Utilisations A Borrower (or the Parent on its behalf) may not deliver a Utilisation Request under Tranche B if, as a result of the proposed Utilisation, under Tranche B two (2) or more Utilisations would be outstanding or would exceed the amount of USD 25,000,000. 5. UTILISATION 5.1 Delivery of a Utilisation Request A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 (Oslo time) three (3) Business Days prior to the proposed Utilisation Date.

EXECUTION VERSION #11059989/1 34 (167) 5.2 Completion of a Utilisation Request Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless: (a) the proposed Utilisation Date is a Business Day within the Availability Period; (b) the currency specified is USD and the amount of the Utilisation comply with the requirements set out in Clause 2.1 (The Facility and the Loans): (c) maximum one (1) Loan is requested; and (d) the proposed Interest Period complies with Clause 10 (Interest Periods). 5.3 Lenders’ participation (a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office. (b) The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan. (c) Upon receipt of the Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender's participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (Oslo time) on the relevant Utilisation Date make available to the Agent for the account of the relevant Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request. 5.4 Cancellation of Commitment Any Commitment which, at that time, is unutilised shall be immediately cancelled at the close of business in Oslo at the end of the applicable Availability Period. 6. REPAYMENT 6.1 Instalments The Borrowers or the Parent (on behalf of itself and the other Borrowers) shall repay the Loan by USD 5,000,000 (in aggregate per quarterly instalment for all Borrowers) in consecutive quarterly instalments on the last day of each Interest Period. The first instalment will be due and payable on the date falling three months from Utilisation. 6.2 Maturity Date On the Maturity Date, the Borrowers shall repay the then outstanding Loans and all other sums then owing under the Finance Documents. 7. PREPAYMENT AND CANCELLATION 7.1 Voluntary cancellation A Borrower may, if it gives the Agent not less than ten (10) RFR Banking Days' (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 (or if less, the full Available Facility)) of the Available Facility.

EXECUTION VERSION #11059989/1 35 (167) 7.2 Voluntary prepayment A Borrower may, if it gives the Agent not less than ten (10) RFR Banking Days' (or such shorter period as the Agent may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being a minimum amount of USD 5,000,000 (or if less, the full Loan outstanding)). 7.3 Mandatory prepayment - Illegality If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so or it becomes contrary to Sanctions to do the same: (a) that Lender shall promptly notify the Agent upon becoming aware of that event; (b) upon the Agent notifying the Borrowers (or the Parent on their behalf), the Available Commitment of that Lender will be immediately cancelled; and (c) to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.8 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than one (1) month after the Agent's notice to the Borrowers) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid. 7.4 Mandatory prepayment – Sanctions If any Relevant Person or any direct or indirect Subsidiary of any Relevant Person has violated any Sanctions or has become a Restricted Party: (a) the Borrowers shall promptly notify the Agent thereof; and (b) upon receipt of such notice, each Lender shall have the right to cancel its Commitments and demand the Borrowers repay any Loans owing by it together with accrued interest, and all other amounts accrued under the Finance Documents on the date specified by the Agent in the notice delivered to the Borrowers, such date should not to be less than three (3) Business Days’ after the Agent’s notice to the Borrowers, but not later than on the date required by the relevant Sanctions, if applicable. 7.5 Total Loss or sale (a) If a Rig (or, in respect of (ii) below, a Rig Owner owning a Rig): (i) is sold or otherwise disposed of in whole or in part (directly or indirectly); or (ii) suffers a Total Loss, the Facility shall on the Disposal Reduction Date be reduced and prepaid with the Disposal Reduction Amount. (b) For the purpose of this Clause 7.5 (Total Loss or sale):

EXECUTION VERSION #11059989/1 36 (167) (i) “Disposal Reduction Amount” means, in relation to a Rig (or a Rig Owner), the then outstanding principle amounts of any Loans under the Facility multiplied with a fraction, the numerator of which is the Market Value of such Rig (or if a Rig Owner is sold, the Market Value of the Rig owned by that Rig Owner) immediately prior to such disposal or Total Loss, and the denominator of which is the aggregate Market Value of all Rigs collateral to the Finance Documents immediately prior to such disposal or Total Loss. (ii) “Disposal Reduction Date” means: (A) in the case of a disposal, the date upon which the disposal of such Rig (or Rig Owner owning a Rig) is completed; or (B) in the case of a Total Loss, the date which is the earlier of the date the proceeds from the Insurances are available and 120 days after the Total Loss Date. (c) Following prepayment in accordance with this Clause, and in case of a disposal subject to a closing procedure to be agreed between the Parent and the Agent (in its sole discretion), the Agent shall be authorised to release (including taking any steps necessary to giving effect to such release) any Transaction Security Documents relating to the relevant Rig or (as applicable) the relevant Rig Owner and the release of the relevant Rig Owner’s obligations under any Finance Document and the relevant Rig or Rig Owner disposed of or lost shall subsequent to such release no longer be defined as a “Rig” or “Rig Owner” or included in the definition of “Rigs” or “Rig Owner” under this Agreement. 7.6 Change of Control (a) The Obligors shall promptly notify the Agent upon becoming aware of any Change of Control Event. (b) Upon the occurrence of a Change of Control Event, the Total Commitments shall be automatically and immediately cancelled and all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be prepaid within sixty (60) days after the occurrence of a Change of Control Event. 7.7 Collateral Maintenance Test Upon a non-compliance with Clause 22.3 (Minimum Market Value), the Borrowers shall within the date falling sixty (60) calendar days after such non-compliance occurred repay the Facility by an amount equal to the amount which is required for the Borrowers to become compliant with Clause 22.3 (Minimum Market Value) again, unless the Borrowers have within that date provided security to the Security Agent in the form of cash on a blocked account pledged on first priority in favour of the Security Agent as security for the Secured Obligations, in form and substance satisfactory to the Agent (acting on the instruction of the Lenders), and in such amount as required to restore compliance with Clause 22.3 (Minimum Market Value). 7.8 Right of replacement or repayment and cancellation in relation to a single Lender (a) If:

EXECUTION VERSION #11059989/1 37 (167) (i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Taxes); or (ii) any Lender claims indemnification from the Borrowers under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs), the Borrowers may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans. (b) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero. (c) On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan. 7.9 Right of cancellation in relation to a Defaulting Lender (a) If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days' notice of cancellation of the Available Commitment of that Lender. (b) On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall be immediately reduced to zero. (c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders. 8. RESTRICTIONS AND APPLICATION OF PREPAYMENTS AND CANCELLATIONS 8.1 Notices of Cancellation or Prepayment Any notice of cancellation or prepayment given by any Party under Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. 8.2 Interest and other amounts Any prepayment under this Agreement shall be made together with accrued interest and fees on the amount prepaid and, subject to any breakage fee, without premium or penalty. 8.3 Restrictions (a) The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement. (b) No Borrower may re-borrow any part of the Facility which is cancelled and/or prepaid. (c) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

EXECUTION VERSION #11059989/1 38 (167) 8.4 Agent's receipt of Notices If the Agent receives a notice under Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to the Borrowers (or the Parent on their behalf) or the (affected) Lender(s), as appropriate. 8.5 Application of proceeds and reduction of Commitments Any amount prepaid by a Borrower pursuant to this Agreement shall be applied in inverse order of maturity (including any balloon). 9. INTEREST 9.1 Calculation of interest (a) The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable: (i) Applicable Margin; and (ii) Compounded Reference Rate for that day. (b) If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day. 9.2 Effective interest Effective interest pursuant to the FA Legislation has been calculated by the Agent as set out in a separate notice from the Agent to the Parent (on behalf of itself and the other Borrowers). 9.3 Payment of interest The Borrowers (or the Parent on their behalf) shall pay accrued interest on the last day of each Interest Period. 9.4 Default interest (a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 9.4(b) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non- payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 (Default interest) shall be immediately payable by the Obligor on demand by the Agent. (b) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan: (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be two hundred basis points higher than the rate which would have applied if the overdue amount had not become due.

EXECUTION VERSION #11059989/1 39 (167) (c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable. (d) This Clause 9.4 (Default interest) does not apply to any amount payable under an ISDA master agreement (as a Hedging Agreement) in respect of any continuing “Designated Transaction” as to which section 9 (h) (Interest and Compensation) of the relevant ISDA master agreement shall apply. 9.5 Notification of rates of interest (a) The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify: (i) the Parent of that Compounded Rate Interest Payment; (ii) each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Loan; and (iii) the relevant Lenders and the Parent of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment. This paragraph (a) shall not apply to any Compounded Rate Interest Payment determined pursuant to 11.2 (Cost of funds). (b) The Agent shall promptly notify the Parent of each Funding Rate relating to a Loan. (c) The Agent shall promptly notify the relevant Lenders and the Parent of the determination of a rate of interest relating to a Loan to which Clause 11.2 (Cost of funds) applies. (d) This Clause 9.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day. 10. INTEREST PERIODS 10.1 Selection of Interest Periods (a) The Interest Period for the Loan shall be three (3) Months. (b) An Interest Period for a Loan shall not extend beyond the Maturity Date but shall be shortened so that it ends on the Maturity Date. (c) Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period. 10.2 Non-Business Days (a) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). (b) Notwithstanding paragraph (a) above, any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

EXECUTION VERSION #11059989/1 40 (167) 11. CHANGES TO THE CALCULATION OF INTEREST 11.1 Interest calculation if no RFR or Central Bank Rate If there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan, Clause 11.2 (Cost of funds) shall apply to that Loan for the relevant Interest Period. 11.2 Cost of funds (a) If this Clause 11.2 (Cost of funds) applies to a Loan for an Interest Period the rate of interest on that Loan for that Interest Period shall be the percentage rate per annum which is the sum of: (i) the Applicable Margin; and (ii) the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that (b) If this Clause 11.2 (Cost of funds) applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. (c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties. (d) If this Clause 11.2 (Cost of funds) applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders. (e) If this Clause 11.2 (Cost of funds) applies the Agent shall, as soon as possible, notify the Parent. 11.3 Breakage fee (a) If a Loan is repaid or prepaid prior to the last day of its Interest Period (a "Breakage Event") the Parent shall pay to the Agent (for its own and the relevant Borrower(s)’ account) an administrative breakage fee of USD 2,000 in respect of each Breakage Event. 11.4 Notification to Parent If Clause 11.2 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Parent. 12. FEES 12.1 Commitment fee (a) In relation to Tranche A the Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee in USD computed at the rate of forty per cent. (40%) of the Applicable Margin per annum on that Lender’s Available Commitment for the period from and including 16 August until the expiry of the Availability Period.

EXECUTION VERSION #11059989/1 41 (167) (b) The accrued commitment fee is payable on the last day of the Availability Period, and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective. 12.2 Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee per annum in the amount and at the times agreed between the Agent and the Borrowers in a separate Fee Letter. 12.3 Other fees The Borrowers shall pay to the Finance Parties such other fees as set out in any Fee Letter. 13. TAXES AND TAX INDEMNITIES 13.1 Definitions (a) In this Clause 13 (Taxes and Tax Indemnities): “Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document. “Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax. “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction. “Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Taxes) or a payment under Clause 13.3 (Tax indemnity). “Treaty Lender” means a Finance Party entitled under the provisions of a double tax treaty between the relevant jurisdictions of payer and recipient to receive a payment of interests (and similar fees, commissions and discounts akin to that of interest payments) from a person resident in that jurisdiction without a Tax Deduction (subject to completion of necessary procedural formalities). (b) Unless a contrary indication appears, in this Clause 13 (Taxes and Tax Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination. 13.2 Taxes (a) All payments by an Obligor under the Finance Documents shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law. (b) Any Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of an amount payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender it shall notify the Parent and the relevant Obligor. (c) If a Tax Deduction is required by law to be made by an Obligor:

EXECUTION VERSION #11059989/1 42 (167) (i) the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (tax gross-up); and (ii) the Obligor shall make that Tax Deduction within the time allowed and in the minimum amount required by law. (d) An Obligor is not required to make an increased payment to a Lender or Issuing Bank under paragraph (c) above for a Tax Deduction in respect of Taxes imposed on a payment of interest (and similar fees, commissions and discounts akin to that of interest payments) on a Utilisation if that Finance Party is a Treaty Lender and the Obligor (or the Parent on its behalf) is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of that Treaty Lender to comply with its obligations under paragraph (f) below after receipt of a written request from that Obligor under paragraph (f). (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making the Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. (f) A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall cooperate in completing any procedural formalities requested by that Obligor in writing and necessary for that Obligor to obtain authorisation to make such payment without any Tax Deduction. 13.3 Tax indemnity (a) The Parent shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document. (b) Paragraph (a) above shall not apply: (i) with respect to any Tax assessed on a Finance Party: (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or (B) under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Taxes) or relates to a FATCA Deduction required to be made by a Party.

EXECUTION VERSION #11059989/1 43 (167) (c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent. (d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent. 13.4 Tax Credit If an Obligor makes a Tax Payment and the relevant Finance Party determines that: (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and (b) that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. 13.5 Stamp taxes The Parent shall pay and, within 3 Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document. 13.6 VAT (a) All amounts expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the relevant Obligor shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT. (b) Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority. 13.7 FATCA Information (a) Subject to paragraph (b) below, each Party shall, within 10 Business Days of a reasonable request by another Party: (i) confirm to that other Party whether it is: (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party; and (ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

EXECUTION VERSION #11059989/1 44 (167) (iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime. (iv) If a Party confirms to another Party pursuant to 13.7 a (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly. (b) Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii)above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of: (i) any law or regulation; (ii) any fiduciary duty; or (iii) any duty of confidentiality. (c) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (b) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information. (d) If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of: (i) where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement; (ii) where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; (iii) the date a new US Tax Obligor accedes as a Borrower; or (iv) where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent: (A) a withholding certificate on Form W-8, Form W-9 or any other relevant tax form; or (B) any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

EXECUTION VERSION #11059989/1 45 (167) (e) The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (d) above to the relevant Borrower. (f) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower. (g) The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph e) or g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (d), (e) or (f) above. 13.8 FATCA Deduction (a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. (b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers, the Parent and the Agent, and the Agent shall notify the other Finance Parties. 13.9 Hedging Agreements Clauses 13.2 (Taxes) through 13.8 (FATCA Deduction) above do not apply for sums due between an Obligor and a Hedge Counterparty under or in connection with an ISDA master agreement (as a Hedging Agreement) as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that ISDA master agreement shall apply. 14. INCREASED COSTS 14.1 Increased costs (a) Subject to Clause 14.3 (Exceptions) the Borrowers shall, within five (5) Business Days of a demand by the Lender, pay for the account of a Lender the amount of any Increased Costs incurred by the Lender as a result of: (i) the introduction of, or any change in the interpretation, administration or application of, any law or regulation (including, without limitation, any change arising as a result of the implementation or application of or compliance with the Basel III, CRD IV, CRD V, CRR II or any other law or regulation which implements Basel III, CRD IV, CRD V and CRR II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates)); or (ii) Compliance with any law or regulation

EXECUTION VERSION #11059989/1 46 (167) in each case, made after the date of this Agreement. (b) In this Agreement: "Basel III" means: (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (B) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III". “CRD V” means: (i) Regulation (EU) No 575/2013 of the European Parliament and the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012; and (ii) Directive 2013/36/EU of the European Parliament and of Council of 26 June 2013 on access to the activity of credit institutions and prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC. “CRD V” means: (i) Directive (EU) 2019/878 of the European Parliament and the Council of 20 May 2019 amending Directive 2013/36/EU as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservation measure; and (ii) any other regulation implementing any of the foregoing. “CRR II” means: (i) Regulation (EU) 2019/876 of the European Parliament and the Council of 20 May 2019 amending the Capital Requirements Regulation as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment

EXECUTION VERSION #11059989/1 47 (167) undertakings, large exposures, reporting and disclosure requirements (CRR II; and (ii) any other regulation implementing any of the foregoing. “Increased Costs” means: (i) an additional or increased cost incurred by the Lender; or (ii) a reduction of any amount due and payable to the Lender under a Finance Document (iii) a reduction in the effective return to the Lender under a Finance Document as a result of it having entered into its Commitment, or performing, maintaining or funding its obligations under a Finance Document. 14.2 Increased cost claims (a) If a Lender intends to make a claim pursuant to Clause 14.1 (Increased costs) that Lender shall promptly notify the Borrowers of the event giving rise to the claim. (b) That Lender shall as soon as practicable provide a certificate confirming the amount of its Increased Costs. 14.3 Exceptions (a) Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is: (i) attributable to a Tax Deduction required by law to be made by an Obligor; (ii) compensated for by Clause 13.3 (Tax indemnity) or would have been compensated for under Clause 13.3 (Tax indemnity) but was not solely because of an exception in paragraph (b) of that Clause 13.3 (Tax indemnity); (iii) attributable to the wilful breach by the Finance Party or its Affiliates of any law or regulation (including requirements imposed by any relevant central bank or monetary or fiscal authority upon the relevant Finance Party); and (iv) Attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III, CRD IV, CRD V or CRR II) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates). (b) In this Clause 14.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

EXECUTION VERSION #11059989/1 48 (167) 15. OTHER INDEMNITIES 15.1 Currency indemnity (a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Obligor; (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum. (b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable. (c) This Clause 15.1 (Currency indemnity) does not apply to any sum due under a Hedging Agreement. 15.2 Other indemnities (a) The Borrowers shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of: (i) the occurrence of any Event of Default; (ii) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties); (iii) funding, or making arrangements to fund, its participation in a Loan requested by a Borrower (or the Parent on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); (iv) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent; (v) any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Finance Party solely as a result of a breach by a Relevant Person of any Sanctions. (b) The indemnities in paragraph (a) above shall furthermore cover any cost, loss or liability incurred by an Indemnified Person in any jurisdiction arising or asserted under

EXECUTION VERSION #11059989/1 49 (167) or in connection with any law relating to safety at sea, the ISM Code or any Environmental Law. 15.3 Indemnity to the Agent and the Security Agent (a) The Borrowers shall promptly indemnify the Agent against: (i) any cost, loss or liability incurred by the Agent (acting reasonably) as a result of: (A) investigating any event which it reasonably believes is a Default; (B) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or (C) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and (ii) any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent in acting as Agent under the Finance Documents, otherwise than by reason of its gross negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent. (b) The Borrowers shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred as a result of: (i) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; (ii) the taking, holding, protection or enforcement of the Transaction Security under the Transaction Security Documents; (iii) the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; (iv) any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or (v) acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the any asset subject to or intended to be subject to a Transaction Security Document (other than, in each case, by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct). (c) The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the assets subject to Transaction Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.3 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

EXECUTION VERSION #11059989/1 50 (167) 16. MITIGATION BY THE LENDERS 16.1 Mitigation (a) Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12.1 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office however so that a Finance Party should be under no obligation pursuant to this Clause 16.1 (Mitigation) if such mitigation or remedy would be contrary to any Sanctions. (b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents. 16.2 Limitation of liability (a) The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation). (b) A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it. 17. COSTS AND EXPENSES 17.1 Transaction expenses The Borrowers shall promptly on demand pay to the Agent and the Security Agent the amount of all costs and expenses (including internal and external legal costs for a joint counsel and collateral fees as well as costs relating to operating a secure website for communicating with the other Finance Parties) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of: (a) this Agreement and any other documents referred to in this Agreement and the Transaction Security; and (b) any other Finance Documents executed after the date of this Agreement. 17.2 Amendment costs If: (a) an Obligor requests an amendment, waiver or consent; or (b) an amendment or variation of any Finance Document is required or any release granted, the Borrowers shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) for the amount of all costs and expenses (including internal and external legal and collateral fees) reasonably incurred by each of them in responding to, evaluating, negotiating or complying with that request or requirement.

EXECUTION VERSION #11059989/1 51 (167) 17.3 Enforcement and preservation costs The Borrowers shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights. 17.4 Agent’s management time Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent and the Security Agent) Clause 17 (Costs and expenses) and Clause 28.12 (Finance Parties' indemnity to the Agent and the Security Agent) of this Agreement shall include the cost of utilising the Agent's management time or other resources and the compensation payable to the Agent for such use of its management time shall, upon the Agent's request, be agreed between the Borrowers and the Agent and will be payable by the Borrowers in addition to any other fees paid or payable to the Agent under Clause 11 (Fees) of the Agreement. 18. GUARANTEE AND INDEMNITY 18.1 Guarantee and indemnity Subject to Clauses 18.10 (Guarantee and indemnity of the Borrowers), each Guarantor irrevocably and unconditionally jointly and severally (as a Norwegian law selvskyldnergaranti): (a) guarantees to each Finance Party the punctual performance of the Secured Obligations; (b) undertakes with each Finance Party that whenever another Obligor does not pay any amount in respect of the Secured Obligations, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and (c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount in respect of the Secured Obligations which would, but for such unenforceability, invalidity or illegality, have been payable by it on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee. 18.2 Continuing Guarantee (a) The Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor in respect of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part. (b) The Guarantee shall remain in full force and effect throughout the Security Period. 18.3 Maximum liability The liability of each Guarantor hereunder shall be limited to USD 250,000,000 (principal amount plus a headroom for any Ancillary Facility and Hedging Agreements), in addition to any Unpaid Sum (including interest and costs).

EXECUTION VERSION #11059989/1 52 (167) 18.4 Number of claims There is no limit on the number of claims that may be made by the Agent (on behalf of the Secured Parties) under this Agreement. 18.5 Survival of Guarantor’s liability A Guarantor’s liability to the Finance Parties under this Clause 18 (Guarantee and Indemnity) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent): (a) any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligors’ obligations under the Finance Documents; or (b) any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents or other underlying agreements or obligations of any Obligor; or (c) any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor; or (d) the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or (e) any other circumstance which might otherwise constitute a defence available to or discharge of, a Guarantor. 18.6 Waiver of rights Each Guarantor hereby waives all its rights pursuant to (and all principles derived from) all non-mandatory provisions of the FA Legislation and agree that such provisions (and principles) shall not apply to this Agreement. Such provisions (and principles) include amongst other, and is therefore not limited to, the following provisions (with the main contents of the relevant provisions being as indicated in the brackets): (a) § 6-2 (1) first sentence (each Guarantor waives the right to be notified of any contemplated security or guarantee which has not come into effect or a subsequent termination or annulment thereof); (b) § 6-3 (1) and (2) (each Guarantor waives the right to be notified of any Event of Default hereunder and the right to be kept informed thereof); (c) § 6-3 (3) (each Guarantor waives the right to be notified of any extension granted to a Borrower in payment of principal and/or interest); (d) § 6-3 (4) (each Guarantor waives to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter); (e) § 6-5 (2) (each Guarantor waives that its consent shall be required for such Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest); (f) § 6-6 (1) and (3) (each Guarantor waives that its consent shall be required for the release or termination of other security which was agreed to be granted or implied to be granted as security for the Finance Documents and accepts and agrees that its

EXECUTION VERSION #11059989/1 53 (167) obligations as Guarantor under this Agreement shall continue to be valid and binding irrespective of whether such release or termination occur); (g) § 6-7 (2) (each Guarantor waives any reduction of the Guarantor’s liabilities hereunder as long as any amount is outstanding under the Finance Documents); (h) § 6-7 (4) (each Guarantor waives that its liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents); (i) § 6-9 (3) and (4) (each Guarantor waives that the Guarantors shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents, as a Guarantor shall not have any such rights until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents); (j) § 6-10 (each Guarantor waives that the Finance Parties shall have liability first to make demand upon or seek to enforce remedies against the Borrowers or any other security provided in respect of the Borrowers’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee, as the Finance Parties shall have no such liability); (k) § 6-11 (2) (each Guarantor accepts and agrees that any default interest due under any of the Finance Documents shall be secured by the Guarantee); (l) § 6-12 (each Guarantor accepts and agrees that all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee); and (m) § 6-13 (1) – (2) (each Guarantor waives that a Guarantor can make claims against the other Obligors for payment, as a Guarantor shall not make any claim against the other Obligors for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents. 18.7 Deferral of Guarantor’s rights Each Guarantor undertakes to the Finance Parties that for as long as any of the Finance Documents are effective and until the expiry of the Security Period: (a) following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is continuing, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full; (b) if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated or dissolved, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation or dissolution until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full; (c) if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money

EXECUTION VERSION #11059989/1 54 (167) shall be held by such Guarantor in custody on a separate account for the Agent as the beneficial owner of such funds and the funds shall immediately be transferred to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and (d) the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed. 18.8 Enforcement (a) No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement: (i) to obtain judgement against any Obligor or any third party in any court or other tribunal; (ii) to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or (iii) to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder, and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law. (b) Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by any Obligor to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made. 18.9 Additional security The Guarantee Obligations are in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party. 18.10 Guarantee and indemnity of the Borrowers The obligations of the Borrowers under this Agreement are joint and several obligations. Each Borrower hereby agrees that its joint and several obligations for the other Borrowers shall be on the same terms, limitations and conditions as the Guarantee Obligations as set out under this Clause 18 (Guarantee and Indemnity). 18.11 Limitations (a) Each Intra-Group Charterer’s (other than any SPV Intra-Group Charterer’s) liability under the guarantee provided under this Clause 18 (Guarantee and Indemnity) shall be limited in recourse to its assets intended to be subject to Transaction Security.

EXECUTION VERSION #11059989/1 55 (167) (b) Notwithstanding any other provision of this Clause 18 (Guarantee and Indemnity), and without limiting the generality of the foregoing: (i) the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor; and (ii) in the case of any company incorporated and/or registered under the laws of Malaysia, its liability under the guarantee provided under this Clause 18 (Guarantee and Indemnity) shall exclude any amounts relating to the financing or refinancing of the acquisition of its shares or any of its holding companies, or any such obligations which if incurred would constitute a breach of the provisions relating to financial assistance under the Companies Act 2016 of Malaysia. (c) Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Insolvency Law (as hereinafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantors hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 25.7 (Insolvency) and Clause 25.8 (Insolvency proceedings) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor. 19. SECURITY 19.1 Transaction Security Documents (a) The Secured Obligations shall at any time throughout the Security Period be guaranteed by the Guarantee Obligations provided pursuant to Clause 18 (Guarantee and Indemnity) and secured by the following Transaction Security: (i) the Mortgages; (ii) the Assignment of Insurances; (iii) the Share Charges; (iv) the Account Charges; (v) the Assignment of Intra-Group Loans; (vi) the Assignment of Earnings;

EXECUTION VERSION #11059989/1 56 (167) (vii) the Assignment of Hedging Agreements; (viii) the Managers' Undertakings; and (ix) if applicable, any account pledge granted in favour of the Security Agent in accordance with Clause 7.7 (Collateral Maintenance Test). (b) All Transaction Security Documents shall be in in form and substance satisfactory to the Agent and the Lenders. (c) Notwithstanding paragraph (a) above and subject to Clause 24.5(d), the obligation of the relevant Obligor’s to grant the Assignment of Earnings will be granted to the extent allowed under the terms of the relevant employment contract and it is understood that the Lenders will not require acknowledgements from the end-users of the Rigs. (d) If requested by an Obligor in order to accommodate the request of charterers or other customers for the employment of any of the Rigs, the Agent shall issue such letters of undertaking, on terms and conditions acceptable to the Lenders, in favour of any such charterer or customer assuring the quiet enjoyment of the Rig by the Agent on terms to be agreed. (e) Neither a Hedge Counterparty nor DNB in capacity as provider of the Ancillary Facility shall have any instruction rights to the Agent or separate enforcement rights without the consent of the Majority Lenders. 19.2 Undertakings with regard to Transaction Security Documents Subject to the Legal Reservations, the Obligors undertake to: (a) ensure that the Transaction Security Documents are duly executed by the parties thereto (including by any Security Provider) in favour of the Security Agent (on behalf of the Secured Parties) on such date that each Transaction Security Document shall be effective pursuant to this Clause 19 (Security), in each case legally valid and in full force and effect and perfected on first priority; and (b) execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder. 19.3 Agent's authority to effectuate and discharge Transaction Security Documents (a) The granting, execution, registration and perfection of any Transaction Security Document and/or the Security Interest granted thereby by an Obligor to the Security Agent (on behalf of the Secured Parties) may, in the sole discretion of the Agent, be subject to such closing procedure or similar mechanism for effectuation as the Agent shall require and agree to in its sole discretion on behalf of the Secured Parties. (b) Each Finance Party hereby authorises the Agent (in its sole discretion) to agree to and effectuate the discharge and release of any Transaction Security Document as shall be required pursuant to effectuation of a transaction which is permitted pursuant to this Agreement, and such closing procedure or similar mechanism for effectuation of such release and discharge as the Agent shall in sole discretion require and agree to in connection therewith.

EXECUTION VERSION #11059989/1 57 (167) 20. REPRESENTATIONS Each Obligor and the Parent on behalf of each Security Provider represents and warrants to each Finance Party as follows at the date of this Agreement: 20.1 Status (a) It is a corporation, a company limited by shares, a limited liability company or an exempted company with limited liability, duly incorporated, registered and in good standing and validly existing under the law of its jurisdiction of incorporation or registration. (b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted. (c) If it is a Republic of the Marshall Islands entity, it is a non-resident domestic corporation as such term is used in the Section 2 of the Business Corporation Act or a non-resident limited liability company as such term is used in Section 2 of the Limited Liability Company Act, in each case of Title 52, Associations Law, of the Marshall Islands Revised Code, as amended. (d) No branch (or similar) of an Obligor or Security Provider is considered a separate legal entity under applicable laws and regulations in any Relevant Jurisdiction. 20.2 Binding obligations Subject to the Legal Reservations, the Finance Documents to which it is a party constitute (or will, when executed by the respective parties thereto, constitute) legal, valid, binding and enforceable obligations, enforceable in accordance with its terms and, save as provided for therein, no registration, filing, payment of Tax or fees or other formalities are necessary or desirable to render the Finance Documents enforceable against it and for any Transaction Security to constitute a valid and enforceable first priority perfected Security Interest in any Relevant Jurisdiction. 20.3 Power and authority It has the power to enter into, perform and deliver, and has taken all necessary action in any Relevant Jurisdiction to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents. 20.4 Authorisations All Authorisations required in any Relevant Jurisdiction in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Finance Documents and any other agreements and instruments required or contemplated hereunder have been delivered to the Finance Parties and are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement. 20.5 Non-conflict with other obligations The entry into and performance by it of the transactions contemplated by the Finance Documents do not and will not conflict with: (a) any law or regulation applicable to it in any Relevant Jurisdiction;

EXECUTION VERSION #11059989/1 58 (167) (b) its or any of its Subsidiaries’ constitutional documents; or (c) any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument. 20.6 Validity and admissibility in evidence (a) All Authorisations required or desirable: (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; (ii) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and (iii) otherwise in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Finance Documents and any other agreements and instruments required or contemplated hereunder, have been obtained or effected in any Relevant Jurisdiction and are in full force and effect and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement. (b) All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been (or will prior to the First Utilisation Date be) obtained or effected in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect. 20.7 Financial statements (a) Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings) were prepared in accordance with the Accounting Principles consistently applied and fairly and accurately represent the assets, liabilities and the financial condition of each relevant Obligor as at the relevant Quarter Date. (b) No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings), no relevant Obligor has any material liabilities, direct or indirect, actual or contingent which have not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto. (c) No material change. Since the date of the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Obligors which is reasonably likely to have a Material Adverse Effect. 20.8 Accounting reference date The accounting reference date of each Obligor is 31 December in each year.

EXECUTION VERSION #11059989/1 59 (167) 20.9 No misleading information (a) Any factual information provided by any member of the Group for the purposes of the Finance Documents was complete, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated. (b) Any financial projections contained in any information provided or approved by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions. (c) No event or circumstance has occurred or arisen and no information has been omitted from any information provided by a member of the Group to the Finance Parties in connection with the Finance Documents and no information has been given or withheld that results in the information contained in such information being incomplete, untrue or misleading in any material respect. 20.10 No default (a) No Event of Default and, on the date of this Agreement and on the First Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into and performance of any transaction contemplated by any of the Finance Documents. (b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect. 20.11 Financial Indebtedness It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both). 20.12 Compliance with Environmental or Social Laws and other laws (a) It is in compliance in all material respects with the provisions of all Environmental or Social Laws applicable to it and to the best of its knowledge and belief (having made due and careful enquiry). (b) No material Environmental or Social Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it or any Manager. 20.13 No breach of laws (a) It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect. (b) No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or are reasonably likely to have a Material Adverse Effect.

EXECUTION VERSION #11059989/1 60 (167) 20.14 No proceedings pending or threatened No litigation, arbitration, winding-up or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries. 20.15 Pari passu ranking Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally. 20.16 Taxation (a) It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies, save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves have been maintained for those Taxes and (iii) payment can be lawfully withheld. (b) No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies which might be reasonably expected to have a Material Adverse Effect. 20.17 No deduction of Tax It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document. 20.18 No money laundering It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effectuated or contemplated by the Finance Documents to which it is a party, and the foregoing will not involve or lead to contravention, in any Relevant Jurisdiction, of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308). 20.19 Anti-corruption law None of the Obligors nor any of their subsidiaries, directors or officers, or, to the best knowledge of the Obligors, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Obligors have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules. 20.20 No corrupt practices Each Obligor has: (i) observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and

EXECUTION VERSION #11059989/1 61 (167) regulations relating to bribery and corrupt practices in any Relevant Jurisdiction; and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. 20.21 Sanctions (a) It, each other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions; (b) Neither it, nor any other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives: (i) is a Restricted Party, acts directly or indirectly on behalf of a Restricted Party or is involved in any transaction through which it is likely to become a Restricted Party; (ii) is engaging, or has engaged in any transaction, action or conduct that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions; or (iii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority or any other relevant third party. (c) No Utilisation, nor the proceeds from any Utilisation, has been used, directly or indirectly, to lend, contribute, provide or has otherwise been made to fund or finance any business activities or transactions: (i) of or with a Restricted Party; or (ii) in any other manner which would result in any member of the Group or any Finance Party being in breach of any Sanctions or becoming a Restricted Party. 20.22 Group structure chart The most recent group structure chart delivered in connection with this Agreement is true, complete and accurate in all material respects and shows the Borrowers and each other member of the Group, including its current name, company registration number, jurisdiction of incorporation or registration and shareholders (or other type of participants or owners) and their respective percentage ownership interest in the Obligors and the other members of the Group. 20.23 Centre of main interest and establishments (a) For the purposes of Regulation (EU) No. 2015/848 of 20 May 2015 on Insolvency Proceedings (recast) (the "Regulation"), the centre of main interest of each of the Obligors (as that term is used in Article 3(1) of the Regulation), so far as each Obligor is aware without making enquiry, is situated in that Obligor's Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction; provided that this Clause does not apply to any Obligor that is incorporated or formed under the laws of the Republic of the Marshall Islands.

EXECUTION VERSION #11059989/1 62 (167) (b) The address of its place of business and its centre of main interest is as indicated in the Finance Documents to which it is party. 20.24 Good title to assets It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted. 20.25 No adverse consequences (a) It is not necessary under the laws of its Relevant Jurisdictions: (i) in order to enable any Finance Party to enforce its rights under any Finance Document; or (ii) by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions. (b) No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document. 20.26 The Rigs (a) Each Rig is: (i) in the absolute ownership of the relevant Rig Owner, free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Rig Owner is and will remain the sole, legal and beneficial owner of such Rig; (ii) registered in the name of the relevant Rig Owner with an Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry; (iii) in good and safe condition and state of repair consistent with good operational standards in every way and fit for service (or laid-up or stacked in a way that makes it capable of maintaining its operational capabilities and otherwise laid- up or stacked in accordance with prudent industry standards); and (iv) classed with an Approved Classification Society, free of all overdue requirements and other recommendations affecting class. (b) None of the Rigs are affected by any Security, and it is not a party to, nor is it or any of the Rigs bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Rigs, save for the Security created under the Transaction Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as permitted pursuant to the terms of Clause 23.13 (Negative pledge). 20.27 Legal and beneficial ownership It is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

EXECUTION VERSION #11059989/1 63 (167) 20.28 Shares (a) The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. (b) The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. (c) There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre- emption or conversion), save in respect of the Parent. 20.29 Ranking Subject to the Legal Reservations, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security. 20.30 Land in the British Virgin Islands No Obligor is a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2014 (as amended), meaning that neither an Obligor nor any of its Subsidiaries has an interest in any land in the British Virgin Islands. 20.31 Governing law and enforcement Subject to the Legal Reservations, the choice of governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions. 20.32 No filing or stamp taxes Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except: (a) that the Mortgages must be registered in an Approved Ship Registry (and the registration fees applicable to such Mortgages will need to be paid); (b) payment of Cayman Islands stamp duty if a Finance Document is executed in or is brought to the Cayman Islands; and (c) such other registration requirements as noted in the Legal Reservations. 20.33 No immunity The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

EXECUTION VERSION #11059989/1 64 (167) 20.34 No winding-up It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or other similar process in any Relevant Jurisdiction or for the appointment of a receiver, business rescue practitioner, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets. 20.35 ISM Code and ISPS Compliance All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Managers and the Rigs have been complied with in all material respects. 20.36 Solvency (a) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents. (b) Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent. (c) No corporate action, legal proceeding or other procedure or step described in Clause 25.8 (Insolvency proceedings) or Clause 25.9 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 25.7 (Insolvency) or Clause 25.9 (Creditors' process) applies to it. 20.37 Other Stakeholders Agreements The Other Stakeholders Agreements and any other documentation provided to the Agent under the conditions precedent set out in part I item 5(d) of Schedule 3 (Conditions Precedent) reflect the terms with the Other Stakeholders, and there are no other additional material terms (including, but not limited to, related to economics, however excluding ordinary security arrangements as contemplated by the Other Stakeholders Agreements) with any Other Stakeholder than as set out in the Other Stakeholders Agreements and any other documentation provided to the Agent under the conditions precedent set out in part I item 5(d) of Schedule 3 (Conditions Precedent) likely to affect the decision of DNB to enter into this Agreement. 20.38 Malaysian foreign exchange policy notices For purposes of the FEP Notices: (a) each Borrower is an operating business unit, and not set up solely for a specific purpose; and (b) no company limited by shares established under the laws of Malaysia has entered into any formal or informal arrangement to make any repayment of any part of any Facility other than pursuant to Clause 18 (Guarantee and indemnity) and the Transaction Security Documents to which it is a party (as the case may be). 20.39 Repetition The Repeating Representations shall be deemed to be repeated by each Obligor and Security provider by reference to the facts and circumstances then existing on: (a) the date of each Utilisation Request; (b) the date of each Utilisation;

EXECUTION VERSION #11059989/1 65 (167) (c) the first day of each Interest Period; and (d) the date of each Compliance Certificate forwarded to the Agent pursuant to Clause 21.2 (Provision and contents of Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest). 21. INFORMATION UNDERTAKINGS The undertakings set out in this Clause 21 (Information Undertakings) shall remain in force from the date of this Agreement and throughout the Security Period. 21.1 Financial statements Each Borrower and the Parent, as applicable, shall supply or procure the supply to the Agent in sufficient copies for all the Lenders: (a) as soon as they are available and public, but in any event within: (i) 120 days after the end of its financial year, the audited consolidated financial statements of the Parent for that financial year; and (ii) 150 days after the end of its financial year, the unconsolidated financial statements of each Obligor (other than the Parent) for that financial year; (b) as soon as they are available and public, but in any event within 75 days after each Quarter Date (other than 31 December) the unaudited consolidated financial statements of the Parent for that financial quarter; (c) as soon as they are available, but in any event by 30 January each year, an annual budget for that financial year; (d) as soon as they become available, but in any event within 60 days of the end of each financial quarter, updated three year liquidity forecasts for the Group, addressing with a reasonable level of detail (1) revenue, operating costs, interest expense, taxes, (2) cashflow from operations, capex, debt repayment and (3) assets, equity, debt and cash balance projections; and (e) any other financial information as the Agent may reasonably require. 21.2 Provision and contents of Compliance Certificate (a) The Parent (on behalf of itself and the Obligors) shall supply a Compliance Certificate to the Agent with each set of the financial statements provided pursuant to Clause 21.1 (Financial statements) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Obligors’ compliance with Clause 22 (Financial Covenants), (and in connection with the second quarter and year end compliance certificates only) Clause 22.3 (Minimum Market Value) and Clause 24.2 (Insurances). (b) The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants). (c) Each Compliance Certificate shall be signed by a director or the chief financial officer of the Parent.

EXECUTION VERSION #11059989/1 66 (167) 21.3 Requirements as to financial statements (a) The Obligors shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) consists of balance sheets, profit and loss statements and for the Parent, consolidated cash flow statements. The Financial statements shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements. (b) If, during the Security Period and in relation to any set of financial statements, there has been a change in the Accounting Principles, or as a result of the introduction or implementation of any accounting standard or any change in the same or in any applicable law the Accounting Principles will have to be changed, the Parent shall notify the Agent in writing when becoming aware of such change. (c) If the Agent or the Parent believes that the financial covenants set out in Clause 22 (Financial Covenants) need to be amended as a result of any change, determination or requirement comprised by paragraph (b) above, the Parent and the Agent (acting on the instructions of the Majority Lenders) shall negotiate in good faith for a period of up to 30 days to amend the existing financial covenants so as to provide the Finance Parties with substantially the same protection, and the Obligors with substantially the same rights and obligations, as follows from the financial covenants agreed in Clause 22 (Financial Covenants). (d) If the Parent and the Agent cannot agree such amended financial covenants within 30 days, the Parent shall procure that the auditors of the Parent deliver to the Agent: (i) a description of a change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and (ii) sufficient information, in form and substance as may be reasonably required by the Agent in relation to such financial statements, in order to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements. (e) Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared. 21.4 Market Valuation of the Rigs (a) The Parent shall together with each Compliance Certificate (in connection with the second quarter and year end compliance certificates only) forward updated valuation reports setting out the Market Value of the Rigs and report the Market Value of the Rigs to the Agent. (b) If an Event of Default has occurred and is continuing, the Parent shall deliver such additional valuation reports for the purpose of determining the Market Value of the Rigs at such times as the Agent may require. (c) All valuations referred to in paragraphs (a) and (b) above shall be addressed to the Agent (unless otherwise agreed between the Parent and the Lenders, acting reasonably

EXECUTION VERSION #11059989/1 67 (167) or unless the Approved Broker requires that such valuations are addressed to the Parent as the entity ordering the valuation report) and obtained at the cost of the Parent. (d) The Agent may, at any time, obtain such additional valuation reports for the purpose of determining the Market Value of the Rigs as it deems appropriate after consultation with the Lenders. Such valuations shall be at the cost of the Lenders. (e) For the avoidance of doubt, if additional valuation reports are obtained in accordance with paragraph (b) and/or paragraph (d) above, then the Market Value of the Rigs shall be calculated based on the valuation reports provided in accordance with paragraph (a) and such additional valuation reports, and compliance with Clause 22.3 (Minimum Market Value) shall be demonstrated based on the Market Value as determined by the average of the valuation reports provided in accordance with paragraph (a) and such additional valuation reports. (f) The valuations provided by the Parent pursuant to this Clause 21.4 (Market Valuation of the Rigs) shall be dated no more than thirty (30) days prior to being presented to the Agent. 21.5 Information: miscellaneous The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests): (a) promptly after entering into the same, information about any new Qualifying Employment Contract entered into; (b) all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally; (c) all documents dispatched by any Obligor (other than the Parent) to its creditors generally (or any class of them); (d) promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current, or to its knowledge threatened or pending against any of the Obligors; (e) promptly upon request, such information as the Agent may reasonably require about any asset subject to any Transaction Security Document and compliance of the Obligors with the terms of any Finance Document; (f) promptly upon request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request and which can be delivered without breach of any confidentiality undertaking or any applicable law or rules of a securities/regulatory exchange, provided that any such information shall be provided if possible to provide subject to customary confidentiality arrangements or promptly upon such information no longer being restricted by any applicable law or rules of a securities/regulatory exchange; and (g) promptly upon request, any information required for the purposes of “know your customer” or other similar checks as any Finance Party (through the Agent) may request.

EXECUTION VERSION #11059989/1 68 (167) 21.6 Notification of Default (a) Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor). (b) Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it). 21.7 “Know your customer” checks (a) If: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of an Obligor or its shareholders after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. (b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. 21.8 Information: Sanctions (a) The Parent and each other Obligor shall supply to the Agent: (i) promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, employees, officers, agents or affiliates as well as information on what steps are being taken with regards to answer or oppose to such inquiry, claim, action, suit proceeding or investigation; and

EXECUTION VERSION #11059989/1 69 (167) (ii) promptly upon becoming aware of it, notification that any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, employees, officers, agents or affiliates has been designated as a Restricted Party. 22. FINANCIAL COVENANTS The financial covenants in this Clause 22 (Financial Covenants) shall remain in force from the date of this Agreement and throughout the Security Period. 22.1 Financial definitions In this Agreement: “Book Equity” means Total Book Assets less Total Book Liabilities. “Book Equity Ratio” means the ratio of Book Equity to Total Book Assets. “Current Assets” means the aggregate value of assets, which are treated as current assets in accordance with the Accounting Principles, however excluding any cash within the Group which in accordance with the Accounting Principles qualify as restricted cash. “Current Liabilities” means the aggregate amount of liabilities, which are treated as current liabilities in accordance with the Accounting Principles, but excluding: (a) instalments on long-term debt which fall due during the next twelve months; (b) paid-in-kind/capitalised interest; and (c) liabilities arising under onerous rig contracts with Keppel FELS relating to “Var”, “Vale” and “Tivar” reclassified from long term to short term. “Group Cash” means: (a) cash in hand legally and beneficially owned by a member of the Group; and (b) cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) an Arranger, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent, in each case: (i) including bank deposits charged in favour of the Security Agent under the Account Charges; (ii) excluding the pledged and blocked cash cover granted in favour of DNB in respect of the Ancillary Facility; (iii) excluding bank deposits that are pledged, save to the extent that the relevant member of the Group may freely use such bank deposits prior to the occurrence of an Event of Default, provided that such bank deposits shall only constitute “Group Cash” prior to the occurrence of an Event of Default; and (iv) excluding any Ring Fenced Liquidity.

EXECUTION VERSION #11059989/1 70 (167) “Parent Cash” means: (a) cash in hand legally and beneficially owned by a member of the Group; and (b) cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) an Arranger, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent and which in each case is deposited on an account which: (i) is free from any Security Interest, other than pursuant to the Transaction Security Documents; and (ii) is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and always provided that, in the case of cash in hand or cash deposits held by a member of the Group other than the Parent, such cash in hand or cash deposits are capable (and will remain capable after the occurrence of an Event of Default under this Agreement) to be paid without restriction to the Parent within three (3) Business Days of its request or demand (by way of a dividend or by way of a granting or repayment of an intra-group loan). “Ring Fenced Liquidity” means any bank deposits subject to contractual or other restrictions limiting the distribution of bank deposits in the names of Borr Skald Inc. (Marshall Islands, owner of Skald), Borr Jack-Up XXXII Inc. (Marshall Islands, owner of Thor) or Borr Saga Inc. (Marshall Islands, owner of Saga) (or any other members of the Group whose bank deposits are subject to substantively similar restrictions) to other members of the Group in a manner which causes such funds to not be considered as free and available liquidity of the Parent in accordance with the Accounting Principles. “Total Book Assets” means at the date of computation the total assets, calculated in accordance with the Accounting Principles. “Total Book Liabilities” means at the date of computation the total liabilities, calculated in accordance with the Accounting Principles. “Working Capital” means, on any date, Current Assets less Current Liabilities. 22.2 Financial condition (a) Minimum Liquidity. The Parent will procure that: (i) from and including signing of this Agreement to and including 31 December 2023, Parent Cash shall not at any time be less than USD 10,000,000 and Group Cash shall not at any time be less than USD 15,000,000; (ii) from and including 1 January 2024 to and including 31 December 2024, Parent Cash shall not at any time be less than USD 50,000,000; and (iii) from and including 1 January 2025, Parent Cash shall not at any time be less than USD 75,000,000.

EXECUTION VERSION #11059989/1 71 (167) (b) Working Capital. The Working Capital of the Parent (on a consolidated basis) shall at all times be positive. (c) Book Equity Ratio. The Parent’s (on a consolidated basis) Book Equity Ratio shall at all times be equal to or higher than: (i) from and including signing of this Agreement to and including 31 December 2023, 20%; (ii) from and including 1 January 2024 to and including 31 December 2024, 25%; and (iii) from and including 1 January 2025, 35%. (d) Equity Cure: A shortfall in any financial covenant under paragraphs (a) or (c) above may be remedied within 14 calendar days of the relevant testing date by the injection of additional cash equity into the Parent (whereupon the relevant financial covenant shall be re-tested on a pro forma basis to take into account the additional cash equity injected. 22.3 Minimum Market Value The aggregate Market Value of the Rigs (plus any additional cash cover provided by an Obligor under Clause 7.7(Collateral Maintenance Test) and/or under clause 8.2 (Security) of the Ancillary Facility) shall all times be at least hundred and seventy-five per cent. (175%) of the sum of (i) the Loans outstanding under the Facility and (ii) any utilisation under any Ancillary Facility from time to time. 22.4 Financial testing The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated on the Parent’s consolidated figures and in accordance with the Accounting Principles and tested (i) on each Quarter Date by reference to each of its financial statements delivered pursuant to Clause 21.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with Clause 21.5(f), and presented to the Agent in form and substance satisfactory to the Majority Lenders. 22.5 Most favoured lender status (a) If at any time after the First Utilisation Date, the Parent or any Obligor shall agree to (or amend, or modify) any financial covenant applicable to the Parent (on a consolidated basis) and/or any Obligor with any of its creditors and such financial covenant is not contained in this Agreement or would be more beneficial to the Finance Parties than any analogous financial covenant contained in this Agreement, then: (i) the Parent shall promptly inform the Agent thereof in reasonable detail; (ii) such additional financial covenant shall be deemed incorporated mutatis mutandis by reference into this Agreement, effective as of the date when such additional financial covenant became effective between the Parent and/or relevant Obligor(s) and its creditor(s); and

EXECUTION VERSION #11059989/1 72 (167) (iii) the Obligors shall enter into any additional agreement, amendment or addendum to this Agreement as reasonably requested by the Agent in order to evidencing the incorporation of such additional financial covenant. (b) Any additional financial covenant incorporated into this Agreement shall: (i) remain unchanged herein notwithstanding any waiver of such additional financial covenant by the relevant creditor(s); (ii) be deemed automatically amended in this Agreement to reflect any subsequent amendments made to such additional financial covenant with the relevant creditor(s); and (iii) be deemed deleted from this Agreement at such time as such additional financial covenant is deleted or otherwise removed (as applicable) from the agreement between the relevant Obligor and its creditor(s). 23. GENERAL UNDERTAKINGS The undertakings in this Clause 23 shall remain in force from the date of this Agreement and throughout the Security Period. 23.1 Ownership and preservation of assets (a) The Parent shall remain the 100% (direct or indirect) legal and beneficial owner of all shares and economic benefit of the other Obligors, the Intra-Group Charterers and the Security Providers. (b) Each Rig Owner shall hold full legal title to and own the entire beneficial interest in its respective Rig, and each relevant Obligor shall hold full legal title to and own the entire beneficial interest in the Insurances and the Earnings payable to it, free of any Security Interest and other encumbrances and rights of every kind, other than any Security Interest permitted to subsist for Rig Owners pursuant to Clause 23.13 (Negative pledge). (c) The Obligors shall procure that there is no change in the ownership structure of any Rig Owner or Intra-Group Charterer without the prior written consent of the Agent. (d) Notwithstanding paragraphs (a) and (b) above, an Obligor or Security Provider (as the case may be) may enter into an agreement for the voluntary sale of a Rig or a Rig Owner subject to prepayment in accordance with Clause 7.5 (Total Loss or sale). 23.2 Authorisations (a) Each Obligor shall promptly: (i) obtain, comply with and do all that is necessary to maintain in full force and effect; and (ii) supply certified copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

EXECUTION VERSION #11059989/1 73 (167) (b) Each Obligor shall upon written request by the Agent obtain or cause to be obtained, at the time the same are required, maintain or cause to be maintained in full force and effect and promptly renew or cause to be renewed and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Authorisation required to be obtained and maintained in order to continue the performance and operation of the Rigs under any contract entered into in respect of it and any law and regulation to which it may be subject. 23.3 Environmental compliance Each Obligor shall (and the Borrowers shall ensure that each member of the Group will): (a) comply with all Environmental or Social Laws; (b) obtain, maintain and ensure compliance with all requisite Environmental Permits; and (c) implement procedures to monitor compliance with and to prevent liability under any Environmental or Social Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect. 23.4 Environmental or Social claims Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of: (a) any Environmental or Social Claim against it or any member of the Group which is current, pending or threatened; and (b) any facts or circumstances which are reasonably likely to result in any Environmental or Social Claim being commenced or threatened against it or any member of the Group, where the claim, if determined against it or that member of the Group, has or is reasonably likely to have a Material Adverse Effect. 23.5 Anti-corruption law (a) No Obligor shall (and the Borrowers shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable anti-corruption laws. (b) Each Obligor shall (and the Borrowers shall ensure that each other member of the Group will): (i) conduct its businesses in compliance with applicable anti-corruption laws; and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws. 23.6 Compliance with laws and Sanctions (a) Each Obligor shall (and the Obligors shall procure that each Manager will): (i) comply in all respect with all laws and regulations to which it may be subject, including Sanctions; and

EXECUTION VERSION #11059989/1 74 (167) (ii) without limiting paragraph (i) above, not employ a Rig nor allow its employment, operation or management in any manner contrary to any applicable law or regulation, including but not limited to Sanctions. (b) Each Obligor shall (and the Obligors shall procure that parties acting on its behalf will) observe and abide with, including but not limited to, any applicable law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time). (c) Each Obligor shall ensure that none of them, nor any other member of the Group, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf: (i) is or will become a Restricted Party; (ii) is in breach of Sanctions; (iii) causes (or will cause) a breach of Sanctions by any Finance Party; and/or (iv) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party. (d) No Obligor shall (and the Borrowers shall ensure that no other Relevant Person shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions ("target of sanctions") signifying an entity or person ("Target") that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities). (e) Each Obligor undertakes that it and each director, officer, agent, employee or person acting on behalf of the Obligor, is not a Restricted Party and does not act directly or indirectly on behalf of a Restricted Party. (f) No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties and/or the Hedge Counterparties. (g) Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any affiliate of a Finance Party in its name. (h) No Obligor shall directly or indirectly use the proceeds of a Loan, or lend or contribute or otherwise make available all or any part of such proceeds to any subsidiary, joint venture partner, Relevant Person, Affiliate or any other person to fund activities or business of or with any person, or in any country or territory, that, at the time of such funding is a Restricted Party or in any other manner that would result in, or is likely

EXECUTION VERSION #11059989/1 75 (167) to result in, (i) a violation of Sanctions by any person (including any person participating in the loan hereunder, whether as a Finance Party or otherwise) or (ii) it or a Finance Party becoming a Restricted Party or otherwise a target of Sanctions. (i) Each Obligor shall institute and maintain policies and procedures designed to promote an achieve compliance by it and each of its Subsidiaries, and each of their respective directors, officers and employees with: (i) Sanctions; and (ii) the requirements of this Clause 23.6. 23.7 Taxation Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that: (a) such payment is being contested in good faith; (b) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and (c) such payment can be lawfully withheld and failure to pay those Taxes does not have or its not reasonably likely to have a Material Adverse Effect. 23.8 Mergers etc. (a) No Obligor shall enter into any amalgamation, demerger or merger, split up, divestment, consolidation with or into any other person or other corporate reconstruction. (b) The Parent shall procure that no member of the Group (other than an Obligor) shall enter into any amalgamation, demerger or merger, split up, divestment, consolidation with or into any other person or other corporate reconstruction, other than with another member of the Group or if permitted under this Agreement (including Clause 23.27 (Disposals)). 23.9 No change of business (a) The Obligors will not, without the prior written consent of the Agent, engage in any business other than the business which it is currently engaged as of the date of this Agreement, and activities directly related thereto, and similar or related business, or change its type of organisation or jurisdiction. (b) No Obligor will change its address of its place of business without providing the Agent 30 days advance notice. 23.10 Restriction on business – Rig Owners and SPV Intra-Group Charterers (a) Each Rig Owner shall remain a single-purpose vehicle whose only material assets shall be the relevant Rig it owns and related assets and no Rig Owner shall carry on any other business than owning and chartering out its Rig.

EXECUTION VERSION #11059989/1 76 (167) (b) Any SPV Intra-Group Charterer shall remain a single-purpose vehicle operating Rigs only. (c) Subject to paragraph (d) below, no Rig Owner shall charter in any rig or make any investments or acquisitions, other than any investments or capital expenditures related to the use, operations, trading repairs and ordinary upgrade or maintenance work of its Rig. (d) Paragraph (c) above does not apply to charters, investments or acquisitions made with the prior written consent of the Majority Lenders. 23.11 Financial year Neither the Group as a whole nor any Obligor shall alter its financial year end without the prior written consent of the Agent. 23.12 Pari passu ranking Each Obligor shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the relevant jurisdiction of incorporation or registration. 23.13 Negative pledge (a) No Obligor shall, and the Parent shall procure that no Security Provider shall, create or permit to subsist any Security Interest over any undertakings, property, assets, rights or revenues which are subject or intended to be subject to the Transaction Security Documents. (b) No Obligor shall: (i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group; (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms, other than as permitted by Clause 23.15 (Restrictions on indebtedness); (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or (iv) enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. (c) The Parent shall not, and shall procure that no member of the Group, create or permit to subsist any Security Interest over: (i) the Unencumbered Rigs (and other related security over earnings and insurances, account charges over earnings accounts and share pledges over the special purpose rig owner of such rigs), other than any Security Interest over such rigs (and other related security over earnings and insurances, account charges over earnings accounts and share pledges over the special purpose rig

EXECUTION VERSION #11059989/1 77 (167) owner of such rigs) (A) for any Permitted New Secured Financing, (B) any lien arising by operation of law and in the ordinary course of trading and (C) any maritime liens including but not limited to any ship repairer's or outfitter's possessory lien, any lien for master's, officer's or crew's wages outstanding in the ordinary course of its trading and in accordance with usual maritime practice and any lien for salvage); (ii) the shares or ownership interest in any Security Provider, Intra-Group Charterer or Manager (including the right to receive dividend or any other legal or economic benefit arising out of the ownership of such shares or ownership interest); (iii) any intra-group loans or receivable owed by any Rig Owner; (iv) any intra-Group loans or receivables owed to the Parent or any Intra-Group Charterer, other than any such claim or receivable owed by an entity over which share security has been granted; or (v) cash or bank accounts within the Group, other than (A) similar charges over earnings accounts as granted under the Account Charges and (B) the “Accounts Security” as defined in the Other Stakeholders Agreement (as in force as of the First Utilisation Date) entered into with Hayfin Services LLP as agent. (d) The restrictions set out under paragraphs (a) to (c) above do not apply to any: (i) up to and including the First Utilisation Date, Security Interests securing the Existing Facilities; (ii) Security Interests created pursuant to the Transaction Security Documents; (iii) any customary netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to any other Security Interest over the assets of Obligors in support of liabilities of members of the Group which are not Obligors; (iv) any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue; (v) any cash collateral securing any performance bonds, performance guarantees and similar guarantees in the ordinary course of trading, in each case in connection with the ordinary operation of the Group’s rigs; (vi) any Security Interest arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association; or (vii) any Security Interest consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

EXECUTION VERSION #11059989/1 78 (167) (e) No Rig Owner or SPV Intra-Group Charterer shall create or permit to subsist any Security Interest over any undertakings, property, assets, rights or revenues, other than: (i) Security Interests created pursuant to the Transaction Security Documents; (ii) any customary netting or set-off arrangement entered into by a Rig Owner or SPV Intra-Group Charterer in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Rig Owners or SPV Intra-Group Charterers to be netted or set off against debit balances of members of the Group which are not Rig Owners or SPV Intra-Group Charterers and (ii) such arrangement does not give rise to any other Security Interest over the assets of any Rig Owners or SPV Intra-Group Charterers in support of liabilities of members of the Group which are not Rig Owners or SPV Intra-Group Charterers; or (iii) any Permitted Maritime Lien. 23.14 Transactions with Affiliates Each Obligor shall, and the Parent shall procure, that all agreements and arrangements entered into by a member of the Group with an Affiliate or any person deemed to be acting in concert with an Affiliate are made at market terms and otherwise on an arm’s length basis. 23.15 Restrictions on indebtedness (a) No Obligor (other than the Parent) shall incur, create or permit to subsist any Financial Indebtedness, other than: (i) Financial Indebtedness incurred pursuant to the Finance Documents, the Ancillary Facility and/or any Hedging Agreement; (ii) up to and including the First Utilisation Date, the Existing Facilities; (iii) intra-Group loans and receivables provided by a member of the Group as creditor to any Rig Owner or SPV Intra-Group Charterer as debtor, provided that such intra-Group loans and receivables are subject to an Assignment of Intra- Group Loans if required by that definition and are unsecured and fully subordinated pursuant to a Subordination Undertaking; (iv) intra-Group loans and receivables provided by a member of the Group as creditor to any Obligor (other than any Rig Owner or SPV Intra-Group Charterer) as debtor, provided that such intra-Group loans and receivables are unsecured and fully subordinated pursuant to a Subordination Undertaking; (v) Financial Indebtedness arising in respect of any guarantee provided by an Intra- Group Charterer not being a SPV Intra-Group Charterer, provided that such guarantee is limited in recourse similar as the guarantee provided by the Intra- Group Charterers not being SPV Intra-Group Charterers under this Agreement; or

EXECUTION VERSION #11059989/1 79 (167) (vi) Financial Indebtedness in respect of any agreements for the sale, transfer or disposal of receivables on recourse or non-recourse terms in connection with factoring financing arrangements in the ordinary course of trading consented to in writing by the Agent (acting upon instructions from the Majority Lenders (acting reasonably)). (b) The Parent shall not, from and including the First Utilisation Date, incur, create or permit to subsist any Financial Indebtedness, other than Financial Indebtedness incurred pursuant to: (i) the Finance Documents, the Ancillary Facility and/or any Hedging Agreement; (ii) subject to Clause 23.31 (Most favoured nations), the Other Stakeholders Agreements; (iii) the Existing Convertible Bonds, or in the case of (i), (ii) or (iii) above any refinancing thereof, however always subject to Clause 23.31 (Most favoured nations) in respect of a refinancing of any Other Stakeholders Agreements save that the annualised all-in cost of such refinancing Financial Indebtedness shall not exceed the annualised all in in cost of the Financial Indebtedness being refinanced (from the date of refinance until the maturity of the existing Financial Indebtedness), by more than an amount equal to 1.5% of the principal being refinanced, and further provided that the principal amount of such refinancing Financial Indebtedness does not exceed the then outstanding principal amount of the Financial Indebtedness being refinanced unless consented to by the Agent (acting upon instructions from the Majority Lenders (acting reasonably)), that such refinancing Financial Indebtedness is provided by unrelated parties and has a maturity date which falls six months after the Maturity Date; (iv) any Permitted New Secured Financing; (v) intra-Group loans and receivables provided by a member of the Group as creditor to the Parent as debtor, provided that such intra-Group loans and receivables are unsecured; (vi) Financial Indebtedness in respect of agreements for the sale, transfer or disposal of receivables on recourse or non-recourse terms in connection with factoring financing arrangements in the ordinary course of trading consented to in writing by the Agent (acting upon instructions from the Majority Lenders (acting reasonably)); (vii) Financial Indebtedness in respect of any performance bonds, performance guarantees and similar guarantees in the ordinary course of trading, in each case in connection with the ordinary operation of the Group’s rigs; (viii) shareholder loans subordinated pursuant to a Subordination Undertaking; or (ix) any other Financial Indebtedness entered into with the prior written consent of the Agent (acting upon instructions from the Majority Lenders).

EXECUTION VERSION #11059989/1 80 (167) (c) The Parent shall procure that no Security Provider incur, create or permit to subsist any Financial Indebtedness, other than Financial Indebtedness incurred pursuant to: (i) intra-Group Loans; (ii) Financial Indebtedness in respect of any performance bonds, performance guarantees and similar guarantees in the ordinary course of trading, in each case in connection with the ordinary operation of the Group’s rigs; (iii) any security document relating to security over shares in direct subsidiaries of the relevant Security Provider and any intra-Group loans provided to such subsidiaries, provided that any such Financial Indebtedness is limited in recourse and otherwise on customary terms; or (iv) the shipyard guarantee granted on 8 July 2020 (as amended on or around 28 January 2021 and as currently in force) by the Intermediate HoldCo in favour of PPL Shipyard Pte. Ltd. in relation to the capitalisation of accrued unpaid interest up to and including 31 March 2023 as set out in the Other Stakeholders Agreement with PPL Shipyard Pte. Ltd. . 23.16 Financial Support (a) The Rig Owners and SPV Intra-Group Charterers shall not provide, procure, create or permit to subsist any Financial Support or otherwise be a creditor in respect of Financial Indebtedness, other than: (i) Financial Support created pursuant to the Finance Documents, the Ancillary Facility or any Hedging Agreements; (ii) any Security Interest permitted to subsist for Rig Owners or SPV Intra-Group Charterers pursuant to Clause 23.13 (Negative pledge); (iii) in the ordinary course of operation of its/the Rig; or (iv) intra-Group loans, provided that no Default has occurred or would occur upon the granting of such Financial Support. (b) The Obligors (other than the Rig Owners, SPV Intra-Group Charterers and the Parent) shall not provide, procure, create or permit to subsist any Financial Support or otherwise be a creditor in respect of Financial Indebtedness, other than: (i) Financial Support created pursuant to the Finance Documents, the Ancillary Facility or any Hedging Agreements; (ii) any guarantee provided by an Intra-Group Charterer not being an SPV Intra- Group Charterer, provided that such guarantee is limited in recourse similar as the guarantee provided by the Intra-Group Charterers under this Agreement; (iii) any Security Interest permitted to subsist for the relevant Obligor (other than the Rig Owners, SPV Intra-Group Charterers and the Parent) pursuant to Clause 23.13 (Negative pledge); or (iv) intra-Group loans, provided that no Default has occurred or would occur upon the granting of such Financial Support.

EXECUTION VERSION #11059989/1 81 (167) (c) The Parent shall not: (i) (and shall procure that no other member of the Group) provide, procure, create or permit to subsist any loans or credits to a person not being member of the Group, other than any joint venture in which the Group has an ownership interest as of the date of this Agreement, provided that any such financial support to any such joint venture (A) is granted in the ordinary course of trading, (B) shall not exceed the Group's pro rata share reflecting the Group’s pro rata ownership or number of rigs in such joint venture, (C) shall not exceed an aggregate amount of USD 1,000,000 per financial year and (D) no Default has occurred or would occur as a result of any such transaction; (ii) provide any loans or credits (or other forms of financial support having a similar effect) to a member of the Group not being an Obligor if a Default has occurred or would occur as a result of any such transaction, other than to cover costs and expenses in the ordinary course of trading of such member of the Group or with the Agent’s prior written consent (not to be unreasonably withheld). 23.17 Financial assistance Each Obligor shall comply in all respects with any applicable financial assistance regulations any Relevant Jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under the Finance Documents. 23.18 Insurance (a) Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business. (b) All insurances must be with reputable independent insurance companies or underwriters. 23.19 Further assurance (a) Each Obligor shall (and the Parent shall procure that each other member of the Group that is a provider of Transaction Security will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)): (i) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; (ii) to confer on the Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Transaction Security Documents; and/or (iii) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

EXECUTION VERSION #11059989/1 82 (167) (b) Each Obligor shall (and the Parent shall procure that each other member of the Group that is a provider of Transaction Security will) take all such action as is available to it (including making all filings and registrations) as may be necessary or advisable for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the Finance Documents. (c) Each Obligor shall (and the Parent shall procure that each other member of the Group that is a provider of Transaction Security will) use all reasonable endeavours lawfully available to it to avoid or mitigate any constraints on the provision of Transaction Security as contemplated by this Agreement. 23.20 Dividend and investment restriction - Parent The Parent may not: (a) pay dividends (or make any other distributions to its direct or indirect shareholders or their affiliates through itself or another member of the Group); (b) buy-back its own common stock; (c) make new material investments (either directly or indirectly through another member of the Group or any joint venture) in any company, shares, securities, business or undertaking and any business or asset of another person not being a member of the Group prior to that investment; and/or (d) enter into any kind of new forward contracts (including total return swaps), unless: (i) no Default is continuing or would result from the proposed transaction; (ii) the Existing Convertible Bonds have been refinanced, exchanged or otherwise extended by no later than 31 January 2023 with a new maturity date which falls six months after the Maturity Date; (iii) the distribution or investment does not exceed fifty per cent. (50%) of the Parent’s consolidated net profit for the preceding financial year (without any roll over); (iv) for any investment in the form of Financial Support to any joint venture not being a member of the Group, other than as permitted under Clause 23.16(c)(i), (to which the restrictions set out in this Clause 23.20 do not apply) such investment does not exceed the Group's pro rata share reflecting its pro rata ownership in such joint venture; and (v) after giving effect to such transaction: (A) the Group is in compliance with all its financing arrangements; (B) free liquidity of the Group is no less than USD 125,000,000 following such transaction.

EXECUTION VERSION #11059989/1 83 (167) 23.21 Dividends – Rig Owners and Intra-Group Charterers The Rig Owners and Intra-Group Charterers may: (a) pay dividends (or make any other distributions to its shareholders), (b) buy-back its own common stock; or (c) enter into any derivative transactions having the same effect as a distribution; however only to the extent that: (i) no Default is continuing or would result from the proposed transaction, and (ii) after giving effect to such transaction, the Parent remains in full compliance with the provisions of this Agreement (including those set out in Clause 22 (Financial Covenants). 23.22 Listing The Parent shall remain listed on the Oslo Stock Exchange or another reputable stock exchange acceptable to all of the Lenders. 23.23 Derivative transactions (a) No Obligor shall enter into any secured interest rate or currency hedging transactions related to the Rigs and the Facilities with other parties than the Hedging Counterparties. (b) The Parent shall not be party to any Hedging Agreement. (c) No Obligor shall enter into any speculative derivative transactions. 23.24 No change of name etc. No Obligor shall change: (a) the end of its fiscal year; (b) its nature of business; (c) its constitutional documents (except for such changes as are necessary to reflect transactions or corporate actions which are permitted pursuant to the terms of this Agreement and which would not otherwise be adverse to the interest of the Finance Parties); (d) its legal name (e) its type of organization; or (f) its jurisdiction; without the prior written consent of the Agent (such consent not to be unreasonably withheld). 23.25 Subordination (a) Each Obligor agrees that during the Security Period:

EXECUTION VERSION #11059989/1 84 (167) (i) any intra-Group loans provided to a Rig Owner or SPV Intra-Group Charterer by an Obligor shall at all times during the Security Period be fully subordinated to the Secured Obligations. (ii) upon the occurrence of an Event of Default and for as long as it is continuing: (A) the Obligor will not demand or accept any payment of principal or other cash payment of any kind from a Rig Owner or SPV Intra-Group Charterer in prepayment or repayment of any intra-Group loans; (B) no part of any intra-Group loans owed by a Rig Owner or SPV Intra-Group Charterer shall be subject to any right of set-off or counterclaim; (C) no Obligor shall purchase or acquire any part of any intra-Group loan owing by a Rig Owner or SPV Intra-Group Charterer; and (D) no Obligor shall take any action to enforce any of its rights and powers or to recover any moneys owed to it by a Rig Owner or SPV Intra-Group Charterer or initiate any bankruptcy or other insolvency proceedings against, or take any action against the assets of, any Rig Owner or SPV Intra-Group Charterer and/or any of their Subsidiaries, unless the Security Period has lapsed; and (iii) it will not assign, transfer, pledge or otherwise dispose of any intra-Group loan unless permitted under this Agreement and provided that any assignee or transferee is an Obligor or otherwise agrees to fully subordinate the relevant intra-Group loan to the Secured Obligations pursuant to a Subordination Undertaking; (iv) it will promptly notify the Agent of any default under any intra-Group loan provided by it and any other circumstance which will constitute an early prepayment or early termination event under such intra-Group loan; (v) if bankruptcy proceedings are opened in respect of an Obligor, it shall only prove any claim it may have against that Obligor in relation to the intra-Group Loan in such bankruptcy to the extent such claim does not, in the reasonable opinion of the Agent, adversely affect the rights and interest of the Agent (on behalf of the Finance Parties); and (vi) any payment received (or an amount equal to any payment (whether by direct payment, set-off, compensation payments, through enforcement or otherwise)) by an Obligor in respect of or in connection with any intra-Group loan in any such bankruptcy or otherwise in breach of this paragraph shall immediately be transferred to the Agent for repayment or prepayment of the Secured Obligations. (b) The Obligors shall procure that all intra-Group loans (excluding, for the avoidance of doubt, claims under intra-group charter arrangements) or shareholder loans provided to Obligors by a member of the Group or a shareholder of the Parent or any such shareholder’s related party (to the extent permitted to be incurred) are at all times fully subordinated to the Secured Obligations pursuant to (if not already subordinated pursuant to paragraph (a) above) a Subordination Undertaking or, in the case of any

EXECUTION VERSION #11059989/1 85 (167) such loans provided to any Rig Owner or SPV Intra-Group Charterer, a Subordination Undertaking or an Assignment of Intra-Group Loans, and for the avoidance of doubt with respect to any intra-Group Loans owing by the Parent to members of the Group, any Subordination Undertaking issued by the relevant members of the Group in respect of such claims shall (A) not restrict ordinary cashflow within the Group other than in an Insolvency Event and/or an enforcement event, (B) only limit service by the Parent of intra-Group loans in an Insolvency Event and/or an enforcement event, (C) not include creation of security over the claims and (D) treat all external financial creditors of the Parent alike. (c) Each Rig Owner and Intra-Group Charterer shall procure that all amounts payable to and/or claims against it from the Managers are fully subordinated to the Secured Obligations and evidenced by Managers’ Undertakings. 23.26 Compliance with constitutional documents etc. Each Obligor shall, and shall ensure that its Subsidiaries shall, comply with all laws or constitutional documents and in all material respects with agreements to which an Obligor is a party. 23.27 Disposals (a) No Rig Owner shall, without the prior written consent of the Majority Lenders, enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of (including by way of any merger, demerger, split up, divestment, consolidation with or into any other person or other corporate reconstruction having the effect of a disposal) any asset (other than (i) sale of assets (excluding any Rig) in the ordinary course of trading and with a value of not more than USD 1,000,000 an (ii) a disposal of a Rig subject to prepayment in accordance with Clause 7.5 (Total Loss or sale)), provided always that the Majority Lenders shall not unreasonably withhold or delay consent to any request for a waiver of the provisions of this Clause 23.27 to enable a Rig Owner to structure ownership of its Rig in order to comply with the requirements of a customer, a contract, or local requirements where a Rig is to be employed or otherwise to accommodate the preferred contracting and ownership structure for its Rig’s employment. (b) No Obligor shall, and the Obligors shall procure that no member of the Group shall enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to directly or indirectly sell, lease, transfer or otherwise dispose of (including by way of any merger, demerger, split up, divestment, consolidation with or into any other person or other corporate reconstruction having the effect of a disposal): (i) any asset subject or intended to be subject to the Transaction Security Documents (other than a disposal of a Rig Owner subject to prepayment in accordance with Clause 7.5 (Total Loss or sale)) or, in respect of assets subject to an Assignment of Intra-Group Loans, disposals or transfers to other members of the Group provided such Group member enters into an Assignment of Intra- Group Loans in respect of such assets no later than simultaneous with completion of such disposal or transfer); or

EXECUTION VERSION #11059989/1 86 (167) (ii) any Unencumbered Rig, unless (A) made on an arm’s length bona fide terms for full market value to a third party who is not a related party and for cash consideration only or (B) in case of a Permitted Transfer; (iii) any other rig owned by a member of the Group unless: (A) made on an arm’s length bona fide terms for full market value to a third party who is not a related party; and (B) the net cash disposal proceeds thereof are applied towards, and are sufficient to, (p)repaying the corresponding debt related to such rig in full, and provided further that (A) any non-cash consideration/settlement shall only be permitted if permitted under Clause 23.20 (Dividend and investment restriction – Parent) and (B) any consideration/settlement by way of rolling debt into a joint venture or other entity in which the Group has or will receive an ownership interest shall by subject to Agent’s prior written consent (not to be unreasonably withheld), save that this paragraph (iii) shall not apply to: (1) any Permitted Transfer, however always subject to Clause 23.1 (Ownership and preservation of assets); and (2) the provision of intragroup services where such services are provided in the Group’s ordinary course of business; or (iv) any other asset(s) of a member of the Group if such transaction(s) has or is reasonably likely to have a Material Adverse Effect. 23.28 No Joint Ventures No Rig Owner shall, without the prior written consent of the Majority Lenders: (a) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or interest in any joint venture; or (b) transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture (or agree to do any of the foregoing), provided always that the Majority Lenders shall not unreasonably withhold or delay consent to any request for a waiver of the provisions of this Clause 23.28 to enable a Rig Owner to structure ownership of its Rig in order to comply with the requirements of a customer, a contract, or local requirements where a Rig is to be employed or otherwise to accommodate the preferred contracting and ownership structure for its Rig's employment. 23.29 Additional undertakings related to the Security Providers The Parent shall ensure that the Security Providers at all times remain wholly owned (direct or indirect) Subsidiaries of the Parent being pure holding companies with no other material assets than ownership interests in, and monetary claims against, members of the Group (including the Obligors other than the Parent).

EXECUTION VERSION #11059989/1 87 (167) 23.30 Centre of Main Interest None of the Obligors shall change its jurisdiction of incorporation or registration or change its centre of main interest (for the purposes of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) to another jurisdiction without obtaining the prior written consent of the Majority Lenders. 23.31 Most Favoured Nations The Parent shall not, and each Obligor shall ensure that the Parent and each other relevant member of the Group shall not agree any amendment or variations to (i) the Other Stakeholders Agreement, (ii) if entered into, any Permitted New Secured Financing or (ii) the Existing Convertible Bonds (including, in each case, by way of a refinancing of such facilities), which would have the effect of: (a) increasing the principal amounts either outstanding thereunder or, in the case of the Other Stakeholders Agreement with PPL Shipyard Pte Ltd, guaranteed under guarantee described in Clause 23.15(c)(iv); (b) bringing forward the date for, any scheduled payment of principal or interest (whether cash interest or PIK interest); (c) any increase in the applicable margin (whether cash interest or PIK interest) or the basis for interest calculation; (d) any increase in the amount of any principal payments or repayments or fees or commissions payable to any party under or in connection therewith or payment of any new/additional fees or costs other than bona fide third party advisory costs. 23.32 Free flow of cash The Parent shall procure that no member of the Group shall agree to or allow to subsist any arrangement which would restrict the free flow of cash within the Group, other than: (a) any such arrangements similar to as provided under the Finance Documents; (b) as required by mandatory law; or (c) as in force on the date of this Agreement and set out in the in the Other Stakeholders Agreement (as in force as of the First Utilisation Date) entered into with Hayfin Services LLP as agent or any agreement for a refinancing of such Other Stakeholders Agreement permitted to be incurred under Clause 23.15, provided that any such restrictions in such refinancing agreement are the same or similar (however, not more onerous for the Group) than in the Other Stakeholders Agreement with Hayfin Services LLP as agent as in force on the date of this Agreement. 23.33 Assignment, novation or transfer of contracts After the occurrence of an Event of Default which is continuing, the Obligors shall upon the Agent’s request use best endeavours, to the extent legally permissible by law, to have assigned, novated or otherwise transferred the rights and obligations under any employment or charter contract related to the Rigs, to one or several parties nominated by the Agent.

EXECUTION VERSION #11059989/1 88 (167) 23.34 Existing Convertible Bonds The Obligors undertake and agree to procure the refinancing, exchange or extension of the Existing Convertible Bonds in full on or before 31 January 2023, provided that: (a) in each such case subject to terms satisfactory to the Agent (acting reasonably); and (b) in the case of a refinancing through a new bond or loan transaction or extension of the Existing Convertible Bonds: (i) the maturity date shall be a date no earlier than six months after the Maturity Date; (ii) the interest rate no higher than the applicable prevailing market rate supported by evidence satisfactory of the Agent; (iii) the bond or loan facility shall be unsecured, save where refinanced pursuant to a Permitted New Secured Financing; or (iv) in the case of a debt for equity conversion, the Existing Convertible Bonds are repurchased at par or at a discount to the original par value by way of conversion of debt into equity in the Parent. 23.35 Permitted New Secured Financings (a) If any member of the Group proposes to enter into any Permitted New Secured Financing, then the Obligors shall procure that the relevant member or members of the Group shall offer the Lenders (via the Agent) an individual right to make an offer with respect to any such offer received from any third party (which the Parent or other member(s) of the Group proposes to accept) or terms offered or proposed to be offered by the Parent or other member of members of the Group to potential investors in a Permitted New Secured Financing provided by way of a bond financing (“Preferred Offer”) by submitting a firm and committed offer (via the Agent) which either matches or improves the Preferred Offer (the “New Offer”) within a period of ten (10) Business Days from the receipt by the Agent of the relevant terms of the Preferred Offer. The Lenders shall have absolute discretion whether, and shall not be required, to submit a New Offer. (b) If any Lender(s) submits (via the Agent) a New Offer, the Parent or (as applicable) other member of the Group shall accept the New Offer and/or grant the relevant Lender(s) the mandate to provide the financing and fulfil the role(s) defined in the New Offer, unless Hayfin Services LLP (as agent on behalf of the lenders under the Other Stakeholders Agreement with Hayfin Services LLP) exercises its right of last look in respect of any such New Offer under the Other Stakeholders Agreement with Hayfin Services LLP and provides a firm and committed offer on same terms as such New Offer. (c) Subject to paragraph (b), if more than one Lender submits (via the Agent) a New Offer, the rights and obligations in respect of such New Offer shall be granted to such relevant Lenders on a pro rata basis (based on such relevant Lenders’ Commitments). Any Lender who has provided a New Offer which matches the Preferred Offer in circumstances where another Lender has provided a New Offer which improves the Preferred Offer shall be given a right to match and participate in such improved New Offer on a pro rata basis (based on such relevant Lenders’ Commitments).

EXECUTION VERSION #11059989/1 89 (167) (d) If no Lender submits (via the Agent) a New Offer in accordance with this Clause 23.35, the Parent or (as applicable) other member of the Group within the prescribed period may accept the Preferred Offer without prejudice to the terms and restrictions as set out in this Agreement. (e) Any subsequent change to the economics or material terms of that Preferred Offer shall trigger a further obligation for the Obligors to procure that the relevant member or members of the Group offer the Lenders an individual right (via the Agent) the right to match the same or provide an improved offer in accordance with this Clause 23.35, provided that in respect of a Permitted New Secured Financing by way of a bond financing: (i) where the pricing of the relevant bond following launch is lower than the pricing set out in the Preferred Offer with no other material variation to the terms, the Parent may proceed with the Permitted New Secured Financing on such terms and no further right to match shall be triggered; and (ii) where the pricing of the relevant bond following launch is higher than the pricing set out in the Preferred Offer or there is any material variation to the terms of the offer, a further right to match shall be triggered in accordance with this Clause 23.35 and the Agent agrees to use reasonable endeavours to provide a timely response to any such revised Preferred Offer. 23.36 Post-closing The Obligors shall procure that the Agent receives all documents and other evidence listed below in form and substance satisfactory to the Agent as soon as reasonably practicable and in any event within the applicable deadline: (a) such documents and other evidence and confirmations as the Agent may reasonably request for the purpose of obtaining the Insurance Report within 14 October 2022; and (b) within 16 December 2022, an overview of any intra-group loans or receivables owed by the Parent and any Intra-Group Charterer not being an SPV Intra-Group Charterer to another member of the Group and a Subordination Undertaking in respect of claims owed by the Parent and any Intra-Group Charterer not being an SPV Intra-Group Charterer as required by Clause 23.25(b). 23.37 Malaysian foreign exchange policy notices For purposes of the FEP Notices: (a) each Guarantor that is incorporated and/or registered under the laws of Malaysia shall not enter into any formal or informal arrangement to make any repayment of any part of any Facility other than pursuant to Clause 18 (Guarantee and Indemnity) and the Transaction Security Documents to which it is a party; and (b) Borr Drilling Malaysia Sdn. Bhd. shall not utilise the Facilities for any purpose. 24. RIG COVENANTS The undertakings set out in this Clause 24 (Rig Covenants) shall, unless otherwise specified, remain in force from the date of this Agreement and throughout the Security Period.

EXECUTION VERSION #11059989/1 90 (167) 24.1 Flag, name and ship registry The Obligors shall procure (and provide the Agent with evidence of such compliance upon request) that: (a) the Rigs are at all times registered with an Approved Ship Registry, classed by the Approved Classification Society and managed by the Managers; (b) no change of name or flag of any of the Rigs shall be made without the prior written consent of the Majority Lenders (not to be unreasonably withheld or delayed); and (c) no parallel registration of a Rig in any ship registry shall be made without the prior written consent of the Majority Lenders (not to be unreasonably withheld or delayed). 24.2 Insurances (a) The Obligors shall during the Security Period maintain or ensure that each of the Rigs is insured against such risks in terms of scope and to the extent as is usual for companies carrying on the same or substantially similar business, including: (i) Hull and Machinery; (ii) Protection & Indemnity (on full conditions including cover for oil pollution liability) subject to the common P&I rules for Mobile Offshore Units of a P&I Club, who is a member of the International Group of P&I Associations. The limit of cover should be minimum USD 200,000,000 for MODU’s if they are laid-up otherwise minimum USD 300,000,000. The combined single limit may be procured by a combination of P&I insurance and complimented by other facilities provided the cover is not inferior to the rules provided by the P&I Association; (iii) Hull Interest and/or Freight Interest (dependent upon the level of the Hull and Machinery policy); (iv) War Risk (including blocking and trapping, confiscation, piracy, hijacking, terrorism and War Risk P&I); and (v) Loss of Hire in case of contracts with a duration for more than 9 months (with cover as reasonably requested by the Agent), insurances, in such amounts and currencies (on an agreed value basis), on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time) or such other terms as the Agent (acting reasonably) may approve in relation to losses payable thereunder)) and with such first class insurers or P&I associations and placed through first class insurance brokers as the Agent shall reasonably approve as appropriate for an internationally reputable drilling company (such approval not to be unreasonably withheld), but so that the Protection & Indemnity cover shall be taken out with a member of the International Group of P&I Clubs. The Borrowers shall seek the approval in writing of the Agent, acting on the instruction of all the Lenders, prior to placing any of the Insurances through any captive vehicle. (b) The value of the Hull and Machinery insurance of each Rig shall at all times be at least eighty per cent. (80%) of the Market Value of each Rig and the aggregate value of the

EXECUTION VERSION #11059989/1 91 (167) Hull and Machinery insurance, Hull Interest insurance and/or Freight Interests insurance on each Rig shall at all times be at least equal to or higher than the Market Value of that Rig. (c) The aggregate value of the Hull and Machinery insurance of all the Rigs shall be equal to or higher than the Total Commitments, and the aggregate value of the Hull and Machinery insurance, Hull Interest insurance and Freight Interests insurance of all the Rigs shall at all times be at least equal to one hundred and twenty per cent. (120%) of the Total Commitments. (d) The Obligors shall procure that the Security Agent (on behalf of the Secured Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a major casualty threshold amount of USD 5,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent in its discretion. The Borrowers shall, if so required by the Agent, provide the Finance Parties with details of terms and conditions of the Insurances and break down of insurers. (e) Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Obligors shall procure the delivery to the Agent of a confirmation from the insurance broker(s) or the Insurers, confirming the Insurances referred to in sub- clause (a) above have been renewed and taken out in respect of the Rigs with insurance values as required by this Clause 24.2 (Insurances), that such Insurances are in full force and effect and that the Agent (on behalf of all the Finance Parties) has been noted as first priority mortgagee by the relevant insurers. (f) The Obligors shall procure that the interests of the Finance Parties are protected by way of the inclusion of section 8-7 of the Nordic Marine Insurance Plan of 2013, in the insurances for Hull and Machinery, Hull Interest, Freight Interest and War Risk. (g) The Agent shall effect (for the cost of the Borrowers) Mortgagee's Interest Insurance (“MII”) and Mortgagee's Additional Perils (Pollution) Insurance (“MAPI”) in respect of each Rig in an aggregate amount of not less than one hundred and twenty per cent. (120%) of the outstanding Loans under this Agreement through such insurers as the Agent in its discretion may deem appropriate. (h) If any of the Insurances referred to in this Clause 24.2 (Insurances) form part of a fleet cover, the Obligors shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Rigs any premiums due in respect of other rigs under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Rigs if and when so requested by the Agent. (i) The Obligors shall procure that the Rigs are always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

EXECUTION VERSION #11059989/1 92 (167) (j) The Obligors will not (and shall procure that no one else makes) any material change to the Insurances set out in this Clause 24.2 (Insurances) without the prior written consent of the Agent. (k) Each of the Insurances shall be reviewed, at the cost of the Borrowers, by the Lenders' insurance advisor who will issue an Insurance Report on an annual basis, and on each date on which the Insurances are due for renewal if so required by the Agent. 24.3 Operations of the Rigs (a) The Obligors shall ensure that the Rigs: (i) are maintained and preserved in good working order and repair (fair wear and tear excepted) and operated in accordance with prudent ownership practice and internationally recognized management standards; and (ii) comply and shall procure that a charterer, the Managers and, if applicable, any replacement manager complies with all applicable international conventions and regulations, including the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code (including, but not limited to, the maintenance and renewal of valid certificates pursuant thereto, including an ISSC for the Rigs), the ISPS Code, Marpol and any other international maritime safety regulations and requirements relevant to the operation and maintenance of the Rigs. (b) The Obligors shall upon request provide copies of certificates to the Agent evidencing compliance with paragraph (a) above as soon as the same become available. (c) The Obligors shall not: (i) employ any of the Rigs nor allow their employment in any manner contrary to law or regulation in any Relevant Jurisdiction; or (ii) allow the employment of a Rig, in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Rigs unless the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading Rigs within the territorial waters of such country at such time. The Obligors shall, upon request from the Agent, promptly provide evidence of such cover. (d) The Obligors shall ensure that none of the Rigs: (i) enter the territorial waters (12 nautical mile limit) of the United States of America; and (ii) enter or operate in the Gulf of Mexico unless the “Gulf of Mexico Named Windstorm Exclusion Clause” of the Hull and Machinery policies for the relevant Rig(s) are deleted from said policies. 24.4 Management (a) Each Rig Owner and, if applicable, any Intra-Group Charterer, shall procure that:

EXECUTION VERSION #11059989/1 93 (167) (i) management services in respect of each Rig is at all times performed by a Manager; (ii) none of the Management Agreements are materially amended, terminated, or waived without the prior written consent of the Majority Lenders (not to be unreasonably withheld or delayed); (iii) Managers’ claims under Management Agreements shall be subordinated as set out in Clause 23.25 (Subordination); (iv) none of the Managers’ Undertakings are materially amended, terminated, or waived, without the prior written consent of all the Lenders; and (v) each Manager receives a copy of this Agreement no later than the date such Manager delivers a Manager’s Undertaking and promptly a copy of any amendment to this Agreement. (b) No change of Manager shall take place without the prior written consent of the Agent, unless to another Manager. (c) If a change in the management of a Rig occurs in accordance with paragraph (a) or (b) above, the relevant Rig Owner and, if applicable, any Intra-Group Charterer shall procure that such new Manager or other company issues a Manager’s Undertaking substantially in the same form as provided by the Manager(s) on or about the date of this Agreement. 24.5 Chartering (a) No Rig Owner or Intra-Group Charterer shall charter a Rig to a Subsidiary, unless that party is an Original Intra-Group Charterer or has acceded to this Agreement as an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors). (b) Each Obligor shall, to the extent it would not jeopardize any employment contract for a Rig and if feasible from a commercial and operational perspective (taking into account local requirements and requirements from end-users), use commercially reasonable efforts to ensure that any new intra-group charter arrangements in respect of any Rig entered into after the date of this Agreement are entered into with an SPV Intra-Group Charterer, and that the shares or ownership interests of any such SPV Intra-Group Charterer are made subject to the Transaction Security in accordance with customary practice and that the SPV Intra-Group Charterer accedes to this Agreement as a Guarantor on a full recourse basis, in each case if legally possible. (c) The Parent shall not be party to any employment or charter contract for any Rig. (d) Each Obligor shall use commercially reasonable efforts to ensure that future employment contracts for the Rigs of twelve (12) months or longer in duration permit assignment of Earnings to the Lenders without any requirement for acknowledgement or consent from the end-user. 24.6 Earnings Accounts (a) Each Rig Owner and Intra-Group Charterer shall hold and maintain Earnings Account(s). (b) The Obligors shall ensure that all Earnings (including any proceeds from factoring arrangements) in the Group pertaining to a Rig (except of management costs, service

EXECUTION VERSION #11059989/1 94 (167) income for manning, services and procurement held with separate third-party contractors for the purpose of optimizing the fiscal structure of the drilling operations) and any proceeds from any Insurances shall be paid directly to the relevant Earnings Account of the relevant Rig Owner and Intra-Group Charterer(s), and any Earnings shall be used to pay for maintenance and insurances of the Rigs, commissioning of a Rig for an employment contract entered into with an end-user, servicing of the Facility and, provided that no Event of Default has occurred and is continuing, for general corporate purposes of the Group. (c) No transfer shall be made from any Earnings Account without the prior written consent of the Agent if an Event of Default has occurred and is continuing or an Event of Default will occur as a result of any such transfer (including, but not limited to, a breach of Clause 22.3 (Minimum Market Value)). 24.7 Classification and repairs The Obligors shall ensure that: (a) the Rigs at all times comply with the rules and regulations of the relevant Approved Classification Society; (b) the Rigs are classified and maintained in strict compliance with the standard and regulation of the relevant Approved Classification Society and maintain their respective class with an Approved Classification Society, free of any material overdue conditions of class (subject only to paragraph (c) below); (c) no change of class from that held by the respective Rig at the date of this Agreement shall be undertaken for any Rig unless with the prior consent of the Agent (acting on the instructions of the Majority Lenders); (d) following damage by casualty to a Rig, carry out the appropriate repairs without undue delay; (e) no modification of, or part removal in respect of a Rig is carried out in a way that would materially diminish the value of the Rig. 24.8 Inspections and class records (a) The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect the Rigs once each year for the account of the Borrower upon the Agent giving prior written notice, provided that such inspection does not unreasonably interfere with the relevant Rig Owner's or end user's normal operations (unless a Default has occurred and is continuing, in which case such inspections may be conducted at any time and on any number of occasions) and the Agent and such person signing usual indemnities given by third parties boarding the Rig. (b) The Obligors shall instruct the Approved Classification Society to send to the Agent, following receipt of a written request from the Agent, copies of all class records held by such classification society in relation to the Rigs. 24.9 Surveys The Borrowers shall submit or cause the Rigs to be submitted to such periodical or other surveys as may be required for classification purposes and to supply the Agent with copies of

EXECUTION VERSION #11059989/1 95 (167) all survey reports or confirmation of class issued in respect thereof whenever such is required by the Agent. 24.10 Notification of certain events The Obligors shall immediately upon becoming aware of it notify the Agent of: (a) any accident to any of the Rigs involving repairs where the costs will or are likely to exceed USD 5,000,000 (or the equivalent amount in any other currency); (b) any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, promptly complied with; (c) any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of any Rig; (d) any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Transaction Security Documents; (e) the occurrence of any material Environmental or Social Claim against any of the Obligors or any of the Rigs, or any material incident, event or circumstance which may give rise to any such material Environmental or Social Claim; and (f) any occurrence as a result of which any of the Rigs has become or is, by the passing of time or otherwise, likely to become a Total Loss. 24.11 Arrest The Obligors shall promptly pay and discharge: (a) all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Rig, its Insurances or Earnings; (b) all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any Rig, its Insurances or Earnings; and (c) all other outgoings whatsoever in respect of any Rig, its Insurances or Earnings, and forthwith upon receiving a notice of arrest of any of the Rigs, or their detention in exercise or purported exercise of any lien or claim, the Obligors shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require. 24.12 Total Loss In the event that a Rig shall suffer a Total Loss, the Borrowers shall use best endeavours to, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full and the insurance proceeds shall, as soon as they are released, be paid to the Agent and applied in prepayment as set out in this Agreement. 24.13 Responsible ship recycling ( ) The Obligors shall ensure that each Rig and any other rig owned or controlled by a member of the Group which is to be scrapped, or which is sold to an intermediary with

EXECUTION VERSION #11059989/1 96 (167) the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with: ( ) the Hong Kong International Convention for the Safe and Environmental Recycling of Ships (2009); and (i) the Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC. 25. EVENTS OF DEFAULT Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.20 (Acceleration)). 25.1 Non-payment An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless: (a) its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and (b) payment is made within three (3) Business Days of its due date. 25.2 Compliance with Laws and Sanctions and Insurances Any requirement in Clause 22 (Financial covenants), Clause 23.6 (Compliance with laws and Sanctions), 23.36 (Post closing) and/or Clause 24.2 (Insurances) is not satisfied, subject however to Clause 22.2(d). 25.3 Other obligations (a) The Obligors or any other member of the Group being party to a Finance Document do not comply with any provision of the Finance Documents, other than those set out in Clause 22 (Financial covenants), Clause 23.6 (Compliance with laws and Sanctions), 23.36 (Post closing)and/or Clause 24.2 (Insurances). (b) No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply. 25.4 Authorisation Any authorisation or consent required in connection with the entry into, performance, validity or enforceability of this Agreement, or any of the transactions contemplated thereby, is revoked, terminated or modified, or otherwise ceases to be in full force and effect. 25.5 Misrepresentation Any representation or statement made or deemed to be made by an Obligor or Security Provider in the Finance Documents or any other document delivered by or on behalf of the Obligors or Security Providers under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

EXECUTION VERSION #11059989/1 97 (167) 25.6 Cross default (a) Any Financial Indebtedness of an Obligor, Security Provider and/or any Material Subsidiary is not paid when due nor within any originally applicable grace period. (b) Any Financial Indebtedness of an Obligor, Security Provider and/or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described). (c) Any commitment for any Financial Indebtedness of an Obligor, Security Provider and/or any Material Subsidiary is cancelled or suspended by a creditor of that Obligor, Security Provider and/or any Material Subsidiary as a result of an event of default (however described). (d) Any creditor of an Obligor, Security Provider and/or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of that Obligor, Security Provider and/or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described). (e) No Event of Default will occur under this Clause 25.6 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) is less than USD 10,000,000 (or its equivalent in any other currency or currencies). 25.7 Insolvency (a) Any Obligor, Security Provider and/or any Material Subsidiary: (i) is unable or admits inability to pay its debts as they fall due; or (ii) suspends or threatens to suspend making payments on any of its debts; or (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness. (b) The value of the assets of any Obligor, Security Provider and/or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities). (c) A moratorium is declared in respect of any indebtedness of any Obligor, Security Provider and/or any Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium. 25.8 Insolvency proceedings Other than to the extent permitted under this Agreement, any corporate action, legal proceedings or other procedure or step is taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, Security Provider and/or any Material Subsidiary (other than a solvent liquidation of a Material Subsidiary which is not an Obligor or Security Provider); (b) a composition, compromise, assignment or arrangement with any creditor of any Obligor, Security Provider and/or any Material Subsidiary;

EXECUTION VERSION #11059989/1 98 (167) (c) the appointment of a liquidator, receiver, administrative receiver, business rescue practitioner, administrator, compulsory manager or other similar officer in respect of any Obligor, Security Provider and/or any Material Subsidiary or any assets of an Obligor, Security Provider and/or any Material Subsidiary (other than in the event of a solvent liquidation of a Material Subsidiary which is not an Obligor or Security Provider); or (d) enforcement of any Security Interest over any assets of an Obligor, Security Provider and/or any Material Subsidiary, or any analogous procedure or step is taken in any jurisdiction unless, however, that a petition for winding-up an Obligor, Security Provider and/or any Material Subsidiary is frivolous or vexatious and appropriate means are taken to dismiss the relevant action within five (5) Business Days and it is stayed or dismissed within ten (10) Business Days thereafter. 25.9 Creditors process Any lien (other than any Security Interest permitted to subsist for the relevant Obligor, Security Provider and/or any Material Subsidiary pursuant to Clause 23.13 (Negative pledge)), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects (i) any asset secured by the Transaction Security Documents or (ii) any other undertakings, property, assets, rights or revenues (not secured by the Transaction Security Documents) of the Obligors, Security Providers and/or any Material Subsidiary in an aggregate amount of USD 10,000,000 (or equivalent in any other currency or currencies), and is not discharged within thirty (30) calendar days unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require. 25.10 Unlawfulness and invalidity (a) It is or becomes unlawful or impossible for an Obligor, Security Provider or other security provider party to a Transaction Security Document to perform any of its obligations under the Finance Documents or for the Agent to exercise any right or power vested in it under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective. (b) Any obligation or obligations of the Obligors under any Finance Documents are not or cease to be legal, valid, binding or enforceable (subject to the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents. (c) Any Finance Document ceases to be in full force and effect or any Security Interest created or expressed to be created or evidenced by the Transaction Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective. 25.11 Cessation of business (a) Any Obligor suspends or ceases or threatens to suspend or cease to carry on all or a material part of its business or materially change its business, whether by one or a series of transactions (other than in the event of a disposal of a Rig and/or Rig Owner subject to prepayment in accordance with Clause 7.5 (Total Loss or sale)).

EXECUTION VERSION #11059989/1 99 (167) (b) Any part of the Rig Owners’ or a substantial part of the Group’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason, provided that such occurrence in the reasonable opinion of the Agent would adversely affect any of the Obligor's abilities to perform its obligations under the Agreement and/or the Transaction Security Documents. (c) The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority, which in the opinion of the Agent will or could reasonably be expected to adversely affect the Obligor’s ability to perform its payment obligations under the Finance Documents. 25.12 Repudiation (a) An Obligor or Security Provider (or any other relevant party not being a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security. (b) Any Finance Document ceases to exist, is or becomes contested, invalid, non-binding or unenforceable or is otherwise jeopardized in full or in part. (c) Any claim for Insurances made by an Obligor is repudiated by an insurer following a Total Loss. 25.13 Failure of effectiveness of Transaction Security Any Transaction Security constituted by any Transaction Security Document becomes contested, invalid or unenforceable or is otherwise jeopardised in full or in part. 25.14 The Rigs (a) Class certification of a Rig is withdrawn. (b) There is an instability affecting a Rig’s flag state which could reasonably be expected to jeopardise the Transaction Security and each affected Rig is not transferred to another Approved Ship Registry promptly upon a reasonable request by the Agent. 25.15 Sanctions (a) Any Obligor or any of its Subsidiaries becomes a Restricted Party or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party; (b) Any proceeds of a Loan are made available, directly or indirectly, to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a sanctioned country or otherwise is, directly or indirectly, applied in a manner that would result in a violation of Sanctions by a Finance Party or any Obligor or for any purpose prohibited by Sanctions; or (c) Any Obligor or any of its Subsidiaries takes any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by a Finance Party or any Obligor.

EXECUTION VERSION #11059989/1 100 (167) 25.16 Ownership Any Obligor (other than the Parent) or Security Provider ceases to be wholly-owned (directly or indirectly) by the Parent (other than in the event of a disposal of a Rig Owner subject to prepayment in accordance with Clause 7.5 (Total Loss or sale)). 25.17 Expropriation The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action. 25.18 Litigation Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or against any member of the Group or its assets. 25.19 Material adverse change Any other event or series of events occur which he Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect. 25.20 Acceleration On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent: (a) Immediately cancel all or any part of the Total Commitments whereupon such Total Commitments shall immediately be cancelled; (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Facility be immediately due and payable, whereupon they shall become immediately due and payable; (c) declare that all or part of the Loans and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Agent; and (d) without prejudice to any other rights of the Lenders and/or the Agent, with or without notice to the Parent and the other Obligors, exercise, or direct the Security Agent to exercise, any or all of its rights, remedies, powers or discretions under the Finance Documents or any applicable law or regulation. 26. CHANGES TO THE LENDERS 26.1 Assignments and transfers by the Lenders Subject to this Clause 26, a Lender (the “Existing Lender”) may: (a) assign or have assumed any of its rights; or (b) transfer any of its rights and obligations, to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans,

EXECUTION VERSION #11059989/1 101 (167) securities or other financial assets (including without limitations a member of the European System of Central Banks) (the “New Lender”). 26.2 Conditions of assignment or transfer (a) An assignment will only be effective on: (i) receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and (ii) the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender. (b) A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with. (c) If: (i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender acting through its new Facility Office under Clause 13 (Taxes and Tax Indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility. (d) Each New Lender, by executing the relevant Transfer Certificate or otherwise, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender. 26.3 Transfer fee The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a transfer fee of USD 5,000. 26.4 Limitation of responsibility of Existing Lenders (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

EXECUTION VERSION #11059989/1 102 (167) (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents; (ii) the financial condition of any Obligor; (iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; and any representations or warranties implied by law are excluded. (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it: (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and (ii) will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force. (c) Nothing in any Finance Document obliges an Existing Lender to: (i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise. 26.5 Procedure for transfer (a) Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. (b) The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that the Existing Lender and the New Lender have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender. (c) On the Transfer Date:

EXECUTION VERSION #11059989/1 103 (167) (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents shall be cancelled (being the “Discharged Rights and Obligations”); (ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender; (iii) the Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security Interest created by the Transaction Security Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and the New Lender shall become a Party as a “Lender”. 26.6 Copy of Transfer Certificate The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, or another instrument for assignments under this Clause 26 (Changes to the Lenders), send to the Borrowers (or the Parent on their behalf) a copy of that Transfer Certificate or such other instrument as applicable. 26.7 Security over Lenders’ rights (a) In addition to the other rights provided to the Lenders under this Clause 26 (Changes to the Lenders), each Lender may without consulting with or obtaining any consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Documents to secure obligations of that Lender including, without limitation: (i) any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; (ii) in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, (b) No charge, assignment or Security Interest granted pursuant to paragraph (a) above shall:

EXECUTION VERSION #11059989/1 104 (167) (c) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or (d) require any payments to be made by the Obligors other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents. 26.8 Pro rata interest settlement If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period): (a) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and (b) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt: (i) when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and (ii) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.8, have been payable to it on that date, but after deduction of the Accrued Amounts. 27. CHANGES TO THE OBLIGORS 27.1 Assignment or transfer by Obligors (a) No Obligor may: (i) assign any of its rights; or (ii) transfer any of its rights or obligations under the Finance Documents unless with the prior written consent of all Lenders. (b) Notwithstanding paragraph (a) above, a Hedging Agreement may nonetheless be assigned, transferred or novated without the prior written consent of the Lenders. 27.2 Additional Guarantors (a) The Parent shall procure that in case of chartering of a Rig to a Subsidiary who is not an Original Intra-Group Charterer, that such Subsidiary accedes to this Agreement as an Additional Guarantor and provides Transaction Security on a limited recourse basis as contemplated by this Agreement, and that (subject to Clause 24.5(b)) a Share Charge is granted in respect of such Subsidiary (if applicable), in each case no later than the date such Subsidiary becoming an Intra-Group Charterer, by:

EXECUTION VERSION #11059989/1 105 (167) (i) that Subsidiary and the Parent delivering to the Agent a duly completed and executed Accession Letter; and (ii) the delivery and satisfaction of all of the documents and other evidence listed in paragraph 1 of Schedule 3 (Conditions Precedent) in relation to that Subsidiary, each to be in form and substance satisfactory to the Agent. (b) The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) an executed accession letter, Transaction Security as contemplated by this Agreement and all the documents and other evidence listed in paragraph 1 of Schedule 3 (Conditions Precedent). 27.3 Release of Guarantors and Transaction Security Documents (a) The Parent may request that an Intra-Group Charterer ceases to be a Guarantor by delivering to the Agent a Resignation Letter if that Intra-Group Charterer has ceased to be an intra-group charterer of a Rig. (b) Any Transaction Security Document and any Security Interest granted thereunder by or in respect of the relevant Intra-Group Charterer who is to be released and any Guarantee Obligations provided by such Intra-Group Charterer shall be released by the Agent countersigning the Resignation Letter at the cost and request of the Parent, if: (i) the Parent and the relevant Intra-Group Charterer have delivered a Resignation Letter for the relevant Guarantor to the Agent; (ii) the Parent has confirmed that such Intra-Group Charterer has ceased to be an intra-group charterer of a Rig and is not an intra-group charter in respect of any other Rig (iii) no Default is continuing or is likely to result from the acceptance of the Resignation Letter; (iv) no payment is due or will, as a result of such release, become due from that Intra-Group Charterer under the Finance Documents; (v) the Agent being satisfied (acting reasonably) that the relevant Intra-Group Charterer to be released or any asset which is the subject of the relevant Transaction Security Document granted over or by such Intra-Group Charterer is not of material value, and in doing so will have regard to the value and assets of any Additional Guarantor that has replaced such Intra-Group Charterer as the Intra-Group Charterer; and (vi) if applicable, the new Intra-Group Charterer has acceded to this Agreement as an Additional Guarantor in accordance with the terms of Clause 27.2 (Additional Guarantors). (c) Each Lender and each other Finance Party authorises the Agent to release an Intra- Group Charterer and/or any Security Interest granted pursuant to a Transaction Security Document and such Security Documents in accordance with the terms of this Clause.

EXECUTION VERSION #11059989/1 106 (167) 28. ROLE OF THE AGENT, THE SECURITY AGENT AND, THE ARRANGERS 28.1 Appointment of the Agent and the Security Agent (a) Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents. (b) Each other Finance Party appoints the Security Agent to act as its security agent under and in connection with the Finance Documents, and the Parties agree that the Security Agent holds the Transaction Security as such agent for the benefit of the Finance Parties on the terms set out in this Agreement and the other Finance Documents. (c) Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. (d) For purposes of holding the Mortgages, each other Finance Party hereby designates, appoints and transfers to the Security Agent the respective rights of such other Finance Party to receive, hold, administer and enforce the Mortgages covering the Rigs, or any one of them, as trustee mortgagee on behalf of the Finance Parties, and to take such action as trustee mortgagee and to exercise such powers and discretion respecting the Mortgages as are delegated to a ship mortgagee under such Mortgages or by applicable law, together with such powers and discretion that are reasonably incidental thereto. The Security Agent, as trustee mortgagee hereby declares that it accepts the trust hereby created for the limited purpose of holding the Mortgages and exercising remedies thereunder and agrees to perform such trust for the sole use and benefit of the Finance Parties on the terms set forth herein and upon execution and delivery of each respective Mortgage. In its capacity as trustee mortgagee, the Security Agent is entitled to all of the protections and indemnities of the Security Agent. 28.2 Enforcement through Security Agent Unless otherwise stated to the contrary in any Finance Document, the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent. 28.3 Instructions (a) The Agent shall: (i) unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by: (A) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and (B) in all other cases, the Majority Lenders; and (ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

EXECUTION VERSION #11059989/1 107 (167) (b) The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested. (c) Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties. (d) The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions. (e) In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties. (f) The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document, provided however that this paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents. 28.4 Duties of the Agent and the Security Agent (a) The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature. (b) Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party. (c) Paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation. (d) Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. (e) If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. (f) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

EXECUTION VERSION #11059989/1 108 (167) (g) Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied). 28.5 Role of the Arrangers Except as specifically provided in the Finance Documents to the contrary, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document. 28.6 No fiduciary duties (a) Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arrangers as a trustee or fiduciary of any other person. (b) None of the Agent, the Security Agent or the Arrangers shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account. 28.7 Business with the Group The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and their respective Affiliates. 28.8 Rights and discretions (a) Each of the Agent and the Security Agent may: (i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; (ii) assume that: (A) any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and (B) unless it has received notice of revocation, that those instructions have not been revoked; and (iii) rely on a certificate from any person: (A) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or (B) to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate. (b) Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its respective capacity as agents for the Lenders) that: (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment);

EXECUTION VERSION #11059989/1 109 (167) (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and (iii) any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors. (c) Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts. (d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), and so separate from any lawyers instructed by the Lenders, if the Agent or Security Agent (as applicable) in its reasonable opinion deems this to be desirable. (e) Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying. (f) Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and shall not: (i) be liable for any error of judgment made by any such person; or (ii) be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct. (g) Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security agent respectively under the Finance Documents. (h) Without prejudice to the generality of paragraph (g) above, the Agent: (i) may disclose; and (ii) on the written request of the Borrowers or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties. (i) Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

EXECUTION VERSION #11059989/1 110 (167) (j) The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph 11.2(Cost of funds). (k) Notwithstanding any provision of any Finance Document to the contrary, neither the Agent, nor the Security Agent shall be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it. 28.9 Responsibility for documentation None of the Agent, the Security Agent or the Arrangers is responsible or liable for: (a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent or the Arrangers, an Obligor or any other person in or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or (c) any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise. 28.10 No duty to monitor Neither the Agent nor the Security Agent shall be bound to enquire: (a) whether or not any Default has occurred; (b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or (c) whether any other event specified in any Finance Document has occurred. 28.11 Exclusion of liability (a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, a Receiver or Delegate), none of the Agent, the Security Agent, any Receiver, Delegate will be liable for: (i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct; (ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or

EXECUTION VERSION #11059989/1 111 (167) any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or (iii) any shortfall which arises on the enforcement or realisation of the Transaction Security; or (iv) without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of: (A) any act, event or circumstance not reasonably within its control; or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions, any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action. (b) No Party (other than the Agent, the Security Agent, that Receiver or that Delegate, (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this provision. (c) Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or Security Agent (as applicable) for that purpose. (d) Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arrangers to carry out: (i) any “know your customer” or other checks in relation to any person; or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party, on behalf of any Finance Party, and each Finance Party confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is

EXECUTION VERSION #11059989/1 112 (167) required to carry out and that it may not rely on any statement in relation to such checks made by either of the Agent, the Security Agent or the Arrangers. (e) Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent or the Security Agent, any Receiver or Delegate, any liability of the Agent or the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate have been advised of the possibility of such loss or damages. 28.12 Finance Parties’ indemnity to the Agent and the Security Agent (a) Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to payment systems etc.) notwithstanding the Agent’s gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document). (b) Each other Finance Party shall (in proportion to its share of all amounts outstanding and/or available for drawing under the Finance Documents) indemnify the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Security Agent, Receiver or Delegate as applicable (otherwise than by reason of the Security Agent’s or the Receiver's or the Delegate's, as applicable, gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document). (c) Subject to paragraph (d) below, the Borrower shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Agent or the Security Agent pursuant to paragraphs (a) and (b) above. (d) Paragraph (c) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor. 28.13 Resignation of the Agent or the Security Agent (a) Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in Norway, the United Kingdom or in a country which is a

EXECUTION VERSION #11059989/1 113 (167) member of the European Union as successor by giving notice to the other Finance Parties and the Obligors (or the Parent on their behalf). (b) Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers (or the Parent on their behalf), in which case the Majority Lenders (after consultation with the Borrowers or the Parent on their behalf) may appoint a successor Agent or Security Agent as applicable. (c) If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the Agent (after consultation with the Borrowers or the Parent on their behalf) may appoint a successor Agent or Security Agent (as applicable) acting through an office in Norway, the United Kingdom or in a country which is a member of the European Union. (d) If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement) agree with the proposed successor Agent amendments to this Clause 28 (Role of the Agent, the Security Agent and, the Arrangers) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate agents together with any reasonable amendments to the agency fees payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties. (e) The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents. (f) The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon: (i) the appointment of a successor; and (ii) in the case of the Security Agent, the transfer of the Transaction Security to that successor. (g) Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent and the Security Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party. (h) After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent or the Security, require it to resign in accordance with paragraph

EXECUTION VERSION #11059989/1 114 (167) (b) above. In this event, the Agent or the Security Agent (as applicable) shall resign in accordance with paragraph (b) above. (i) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either: (i) the Agent fails to respond to a request under Clause 13.7 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; (ii) the information supplied by the Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or (iii) the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign. 28.14 Replacement of the Agent (a) After consultation with the Borrowers, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent. (b) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. (c) The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent and the Security Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). (d) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

EXECUTION VERSION #11059989/1 115 (167) 28.15 Confidentiality (a) In acting as agent or security agent for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. (b) If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it. 28.16 Relationship with the Lenders (a) The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office: (i) entitled to or liable for any payment due under any Finance Document on that day; and (ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement. (b) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and e-mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, e-mail address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender. (c) Each Finance Party shall supply the Security Agent with any information that it may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions under the Finance Documents. 28.17 Credit appraisal by the Finance Parties Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent and the Arrangers, and each Secured Party confirms to the Security Agent, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to: (a) the financial condition, status and nature of each member of the Group; (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, Transaction Security and any other agreement, arrangement or document

EXECUTION VERSION #11059989/1 116 (167) entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; (c) whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; (d) the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and (e) the right or title of any person in or to, or the value or sufficiency of any part of the asset subject to Transaction Security, the priority of any of the Transaction Security or the existence of any Security Interest affecting the assets subject to or intended to be subject to the Transaction Security. 28.18 Agent’s and Security Agent’s management time Any amount payable to the Agent and the Security Agent under Clause 15.3 (Indemnity to the Agent and the Security Agent), Clause 17(COSTS AND EXPENSES) and Clause 28.12 (Finance Parties’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent (as applicable) may notify to the Borrowers and the other Finance Parties, and is in addition to any fee paid or payable to the Agent under Clause 12(FEES). 28.19 Deduction from amounts payable by the Agent If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. 28.20 No responsibility to perfect Transaction Security The Agent or the Security Agent shall not be liable for any failure to: (a) require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the assets subject to or intended to be subject to the Transaction Security; (b) obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security; (c) register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

EXECUTION VERSION #11059989/1 117 (167) (d) take, or to require any Obligor to take, any step to perfect its title to any of the assets subject to or intended to be subject to the Transaction Security or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or (e) require any further assurance in relation to any Transaction Security Document. 28.21 Delegation by the Security Agent (a) Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate or sub-delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such. (b) That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties. (c) No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate. 28.22 Reliance and engagement letters Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters. 28.23 Release of Transaction Security Documents If the Security Agent, with the approval of the Agent, determines that: (a) all of the obligations secured by the Transaction Security Documents have been fully and finally discharged; and (b) no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then: (i) the Security Agent shall (and is hereby authorised to) release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and (ii) the Security Agent shall (and is hereby authorised to) release, without recourse or warranty, all of its rights under each Transaction Security Document.

EXECUTION VERSION #11059989/1 118 (167) 29. APPLICATION OF PROCEEDS 29.1 Order of application Subject to Clause 29.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 29, the "Recoveries") shall be applied by the Security Agent (subject to the provisions of this Clause 29), in the following order: (a) in discharging any sums owing to the Security Agent, any Receiver or any Delegate; (b) in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement and each Transaction Security Document; and (c) in payment to the Agent for application in accordance with Clause 32.6(Partial payments). 29.2 Prospective liabilities Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 29.1 (Order of application) in respect of: (a) any sum to the Security Agent or any delegate; and (b) any part of the Transaction Security proceeds, that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future. 29.3 Investment of proceeds Prior to the application of the proceeds of the Recoveries in accordance with Clause 29.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 29.3. 29.4 Currency Conversion (a) For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange. (b) The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

EXECUTION VERSION #11059989/1 119 (167) 29.5 Permitted Deductions The Security Agent shall be entitled, in its discretion: (a) to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and (b) to pay all Taxes which may be assessed against it in respect of any of the assets subject to Transaction Security, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement). 29.6 Good Discharge (a) Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent. (b) The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated. 30. CONDUCT OF BUSINESS BY THE FINANCE PARTIES No provision of this Agreement will: (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax. 31. SHARING AMONG THE FINANCE PARTIES 31.1 Payments to Finance Parties Subject to paragraph 31.1(b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then: (a) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent; (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

EXECUTION VERSION #11059989/1 120 (167) (c) the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments). 31.2 Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.6(Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties. 31.3 Recovering Finance Party’s rights (a) On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor. (b) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable. 31.4 Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then: (a) each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and (b) that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed. 31.5 Exceptions (a) This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor. (b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if: (i) it notified that other Finance Party of the legal or arbitration proceedings; and (ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable

EXECUTION VERSION #11059989/1 121 (167) having received notice and did not take separate legal or arbitration proceedings. 32. PAYMENT MECHANICS 32.1 Payments to the Agent (a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. (b) Payments shall be rounded to two decimal places and shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies. (c) Unless an Event of Default has occurred and is continuing, this Clause 32.1 (Payments to the Agent) does not apply to payments by an Obligor under a Hedging Agreement. 32.2 Distributions by the Agent Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and pre- funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency. 32.3 Distributions to an Obligor The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied. 32.4 Clawback and pre-funding (a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum. (b) Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds. (c) If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

EXECUTION VERSION #11059989/1 122 (167) (i) the Agent shall notify the Parent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and (ii) the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender. 32.5 Impaired Agent (a) If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either: (i) pay that amount direct to the required recipient(s); or (ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a client account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case such payments must be made on the due date for payment under the Finance Documents. (b) All interest accrued on the amount standing to the credit of the client account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements. (c) A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account. (d) Promptly upon the appointment of a successor Agent in accordance with Clause 28.14 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2(Distributions by the Agent). (e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent: (i) that it has not given an instruction pursuant to paragraph (d) above; and (ii) that it has been provided with the necessary information by that Recipient Party,

EXECUTION VERSION #11059989/1 123 (167) give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party. 32.6 Partial payments (a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order: (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents; (ii) secondly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under or in connection with the Facility and the Ancillary Facility; (iii) thirdly, in or towards payment pro rata of any principal payments due but unpaid under the Facility and the Ancillary Facility; (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and (v) fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents. (b) The Agent shall, if so directed by all the Finance Parties, vary the order set out in paragraphs (a) (ii) to Error! Reference source not found. above. (c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor. 32.7 No set-off by Obligors All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Netting of payments may nonetheless apply under a Hedging Agreement in accordance with its terms. 32.8 Business Days (a) Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). (b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date. 32.9 Currency of account The Obligors shall pay: (a) Any amount payable under or pursuant to this Agreement, except as otherwise provided for herein, in USD; and (b) all payments of costs and Taxes in the currency in which the same were incurred.

EXECUTION VERSION #11059989/1 124 (167) 32.10 Change of currency (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then: (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably). (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency. 32.11 Disruption to payment systems etc. If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred: (a) the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances; (b) the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; (c) the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances; (d) any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers); (e) the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11 (Disruption to payment systems etc.); and (f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

EXECUTION VERSION #11059989/1 125 (167) 33. SET-OFF (a) A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. (b) Each Obligor hereby agrees and accepts that this Clause 33 (Set-off) shall constitute a waiver of the provisions set out in § 4-13 (1) & (2) (Tilbakeholdsrett og motregning) of the FA Act (as amended) and further agrees and accepts, to the extent permitted by law, that said § 29, and that fifth section of § 4-3 (Avtale om belastningsfullmakt), shall not apply to this Agreement or the other Finance Documents. Each Obligor hereby further agrees and accepts that such right to set-off shall include the right upon an Event of Default hereunder to effect a close-out netting pursuant to section 6 of the Norwegian Act on Financial Collateral 2004 No. 17 whereby any matured obligation due from an Obligor under the Finance Documents is set off against any obligation owed by that Finance Party to that Obligor under any kind of derivative contract. 34. NOTICES 34.1 Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in English and in writing and, unless otherwise stated, may be made by e-mail or letter. 34.2 Addresses The addresses and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is: (a) in the case of the Parent (on behalf of itself and the other Obligors and Security Providers): Borr Drilling Limited Attn: Mi Hong Yoon, Claire Burnard and Magnus Vaaler S.E. Pearman Building, 2nd Fl, 9 Par-la-Ville Road, Hamilton HM11, Bermuda Emails: myoon@borrdrilling.com / cburnard@borrdrilling.com / mvaaler@borrdrilling.com (b) in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and (c) in the case of the Agent or the Security Agent: Contact details for credit and agency purposes: Agency Syndicated Loans E-mail: agentdesk@dnb.no Contact details for loan administration purposes: Loan Administration Corporate

EXECUTION VERSION #11059989/1 126 (167) E-mail: loanadmin.corporate@dnb.no or any substitute address, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice. 34.3 Delivery (a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective: (i) if by way of e-mail, when received in legible form; or (ii) if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer. (b) Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent (as applicable) and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose). (c) All notices from or to an Obligor shall be sent through the Agent. (d) Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors. (e) Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day. 34.4 Notification of address and e-mail address Promptly upon receipt of notification of an address or e-mail address or change of address or e-mail address pursuant to Clause 34.2 (Addresses) or changing its own address or e-mail address, the Agent shall notify the other Parties. 34.5 Communication when Agent is Impaired Agent If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed. 34.6 Electronic communication (a) Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by

EXECUTION VERSION #11059989/1 127 (167) electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties: (i) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and (ii) notify each other of any change to their address or any other such information supplied by them by not less than 5 Business Days’ notice. (b) Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery. (c) Any electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose. (d) Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day. (e) Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 34.6 (Electronic communication). 34.7 Direct electronic delivery by the Parent The Parent may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 34.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery. 34.8 English language (a) Any notice given under or in connection with any Finance Document must be in English. (b) All other documents provided under or in connection with any Finance Document must be: (i) in English; or (ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

EXECUTION VERSION #11059989/1 128 (167) 35. CALCULATIONS AND CERTIFICATES 35.1 Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate. 35.2 Certificates and determinations Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates. 35.3 Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice. 36. PARTIAL INVALIDITY If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. 37. REMEDIES AND WAIVERS No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law. 38. AMENDMENTS AND WAIVERS 38.1 Required consents (a) Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Changes to Reference Rates), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties. A Hedging Agreement may nonetheless be amended without the prior written consent of the Agent or the Majority Lenders. (b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38. (c) Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 28.8 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

EXECUTION VERSION #11059989/1 129 (167) (d) Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors. 38.2 All Lender matters An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to: (a) the definitions of "Approved Ship Registry", "Majority Lenders", "Relevant Person", "Restricted Party", "Sanctions", "Sanctions Authority", and "Sanctions List" in Clause 1.1(Definitions); (b) a change to the Borrowers or Guarantors other than in accordance with this Agreement; (c) an increase or extension of any Commitment or the Total Commitments; (d) an extension to the date of payment of any amount under the Finance Documents; (e) an extension of any Availability Period; (f) changes to the Lenders’ rights and obligations between themselves; (g) changes to provisions relating to transfers by Lenders; (h) a reduction in any payment or change of currency of a payment; (i) any definition or provision related to Sanctions; (j) Clause 2.2 (Finance Parties' rights and obligations), this Clause 38 (Amendments and Waivers) or Clause 42 (Governing law and Enforcement); (k) the release of any guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under the Finance Documents; or (l) any provision which expressly requires the consent of all the Lenders, shall not be made, or given, without the prior consent of all the Lenders. 38.3 Changes to Reference Rates (a) An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which: (i) relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and (ii) is issued after the date of this Agreement,

EXECUTION VERSION #11059989/1 130 (167) may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Parent. (b) If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Parent and the Agent may agree) of that request being made: (i) its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and (ii) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request. (c) In this Clause 38.3: “Published Rate” means an RFR. “Published Rate Replacement Event” means, in relation to a Published Rate: (i) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company, materially changed; (ii) (A) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or (B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate; (iii) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate; or (iv) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used. “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

EXECUTION VERSION #11059989/1 131 (167) “Replacement Reference Rate” means a reference rate which is: (a) formally designated, nominated or recommended as the replacement for a Published Rate by: (i) the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or (ii) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above; (b) in the opinion of the Majority Lenders and the Parent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or (c) in the opinion of the Majority Lenders and the Parent, an appropriate successor to a Published Rate. 38.4 Other exceptions (a) An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arrangers, the provider of any Ancillary Facility or the Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arrangers, the provider of any Ancillary Facility or, as the case may be, that Hedge Counterparty. (b) Any amendment or waiver which: (i) relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and (ii) does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender, (c) may be made in accordance with this Clause 38 but as if references in this Clause 38 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class. 38.5 Excluded Commitments If: (a) any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days of that request being made; (b) (unless, the Borrowers and the Agent agree to a longer time period in relation to any request):

EXECUTION VERSION #11059989/1 132 (167) (i) its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and (ii) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request. 38.6 Replacement of Lender (a) If: (i) any Lender becomes a Non-Consenting Lender (as defined in paragraph (vii) below); or (ii) an Obligor becomes obliged to repay any amount in accordance with Clause 7.3 (Mandatory prepayment - Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased costs), Clause 13.2 (Taxes) or Clause 13.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally, (b) then the Borrowers may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (a “Replacement Lender”) selected by the Borrowers, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or breakage fee and other amounts payable in relation thereto under the Finance Documents. (c) The replacement of a Lender pursuant to this Clause 38.6 shall be subject to the following conditions: (i) the Obligors shall have no right to replace the Agent; (ii) neither the Agent nor the Lender shall have any obligation to the Obligors to find a Replacement Lender; (iii) in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender; (iv) in no event shall the Lender replaced under this Clause 38.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and (v) the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary

EXECUTION VERSION #11059989/1 133 (167) “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer. (vi) A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks. (vii) In the event that: (viii) the Borrowers or the Agent (at the request of the Borrowers) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents and; (ix) the consent, waiver or amendment in question requires the approval of all the Lenders and consent has been received from the Majority Lenders; or (x) the consent, waiver or amendment in question requires the approval of the Majority Lenders and consent has been received from Lenders whose Commitments aggregate at least 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 50 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, (d) then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”. 38.7 Disenfranchisement of Defaulting Lenders (a) For so long as a Defaulting Lender has any Available Commitment, in ascertaining (i) the Majority Lenders; or (ii) whether: (A) any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or (B) the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above. (b) For the purposes of this Clause 38.7, the Agent may assume that the following Lenders are Defaulting Lenders: (i) any Lender which has notified the Agent that it has become a Defaulting Lender;

EXECUTION VERSION #11059989/1 134 (167) (ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender. 38.8 Replacement of a Defaulting Lender (a) The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 all (and not part only) of its rights and obligations under this Agreement to a Lender or to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (a “Replacement Lender”) selected by the Borrowers, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either: (i) in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or breakage fee and other amounts payable in relation thereto under the Finance Documents; or (ii) in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (a) above. (b) Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.8 shall be subject to the following conditions: (i) the Obligors shall have no right to replace the Agent or the Security Agent; (ii) neither the Agent nor the Defaulting Lender shall have any obligation to the Obligors to find a Replacement Lender; (iii) the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; (iv) in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and (v) the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender. (c) The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph

EXECUTION VERSION #11059989/1 135 (167) (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks. 38.9 Contractual recognition of bail-in Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of: (a) any Bail-In Action in relation to any such liability, including (without limitation): (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and (b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability. 39. CONFIDENTIAL INFORMATION 39.1 Confidentiality Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. 39.2 Disclosure of Confidential Information Any Finance Party may disclose: (a) to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; (b) to any person: (i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, representatives and professional advisers;

EXECUTION VERSION #11059989/1 136 (167) (ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, representatives and professional advisers; (iii) appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.16 (Relationship with the Lenders)); (iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above; (v) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; (vi) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; (vii) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 26.7 (Security over Lenders' rights); (viii) who is a Party; or (ix) with the consent of the Parent; in each case, such Confidential Information as that Finance Party shall consider appropriate if the person to whom the Confidential Information is to be given (A) in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; (B) in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; (C) in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information

EXECUTION VERSION #11059989/1 137 (167) may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and (c) to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; (d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and (e) nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU. 39.3 Disclosure to numbering service providers (a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information: (i) names of Obligors; (ii) country of domicile of Obligors; (iii) place of incorporation of Obligors; (iv) date of this Agreement; (v) Clause 42.1 (Governing law); (vi) the names of the Agent and the Arrangers; (vii) date of each amendment and restatement of this Agreement; (viii) the Total Commitments of the Facility; (ix) currency of the Facility; (x) type of Facility;

EXECUTION VERSION #11059989/1 138 (167) (xi) ranking of the Facility; (xii) Maturity Date; (xiii) changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and (xiv) such other information agreed between such Finance Party and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services. (b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider. (c) Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information. (d) The Agent shall notify the Parent and the other Finance Parties of: (i) the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and (ii) the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider. 39.4 Entire agreement This Clause 39 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information. 39.5 Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose. 39.6 Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers: (a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2(Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

EXECUTION VERSION #11059989/1 139 (167) (b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidential Information). 39.7 Continuing obligations The obligations in this Clause 39 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of: (a) the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and (b) the date on which such Finance Party otherwise ceases to be a Finance Party. 40. CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS 40.1 Confidentiality and disclosure (a) The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs b), c) and d) below. (b) The Agent may disclose: (i) any Funding Rate to the relevant Borrower pursuant to Clause 9.5 (Notification of rates of interest); and (ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be. (c) The Agent may disclose any Funding Rate and each Obligor may disclose any Funding Rate, to: (i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it; (ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to

EXECUTION VERSION #11059989/1 140 (167) so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; (iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and (iv) any person with the consent of the relevant Lender or Reference Bank, as the case may be. 40.2 Related obligations (a) The Agent and each Obligor acknowledge that each Funding Rate (is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose. (b) The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender: (i) of the circumstances of any disclosure made pursuant to paragraph c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and (ii) upon becoming aware that any information has been disclosed in breach of this Clause 40. 40.3 No Event of Default No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 40. 41. MISCELLANEOUS 41.1 Counterparts Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. 41.2 Precedence In case of conflicting provisions between the Transaction Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this shall not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Transaction Security Document. 41.3 Malaysian stamp duty For Malaysian stamp duty purposes, it is hereby agreed and declared that this Agreement and the other Finance Documents are instruments employed in one transaction to secure the

EXECUTION VERSION #11059989/1 141 (167) Secured Obligations, and for purposes of Section 4(3) and item 27 of the First Schedule to the Stamp Act 1949 of Malaysia, this Agreement shall be deemed to the principal instrument employed in such transaction and the other Finance Documents shall be subsidiary instruments. 42. GOVERNING LAW AND ENFORCEMENT 42.1 Governing law This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Norwegian law. 42.2 Jurisdiction (a) The courts of Oslo, Norway, have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each of the Obligors shall be prevented from taking proceedings relating to a Dispute in any other court than the Oslo District Court (No: Oslo tingrett). (b) This Clause 42.2 (Jurisdiction) is for the benefit of the Finance Parties only. No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions. Accordingly, Oslo District Court (Nw: Oslo tingrett) has non-exclusive jurisdiction to settle any Dispute. 42.3 Service of process (a) Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Norway): (i) irrevocably appoints Borr Drilling Management AS (registration number 918 125 043) (represented by the chairman of the board of directors from time to time) as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document governed by Norwegian law; and (ii) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned. (b) If any process agent appointed pursuant to this Clause 42.3 (Service of process) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligors will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof. *****

EXECUTION VERSION #11059989/1 142 (167) SIGNATORIES: [Signature page intentionally left blank in this Amended and Restated Term Loan Facility Agreement]

EXECUTION VERSION #11059989/1 143 (167) LENDERS AND COMMITMENTS Name and contact details of the Original Lender: Tranche A Commitment: Tranche B Commitment: DNB USD 150,000,000 USD 25,000,000 Total: USD 150,000,000 USD 25,000,000

EXECUTION VERSION

SCHEDULE 2

OVERVIEW OF RIGS, RIG OWNERS AND INTRA-GROUP CHARTERERS

Rig Owner:	Intra-Group Charterer(s) (if any)	Rig:
Prospector Rig 1 Contracting Company Limited, an exempted company registered in the Cayman Islands with registration number 339040 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Paragon Offshore (Nederland) B.V.**, a private limited liability company incorporated under the laws of the Netherlands and registered with the commercial register under number 24159026	**Prospector 1**, with Vanuatu official number 2152.
Prospector Rig 5 Contracting Company Limited, an exempted company registered in the Cayman Islands with registration number 339041 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	N/A	**Prospector 5**, with Vanuatu official number 2161.
Borr Idun Limited, an exempted company registered in the Cayman Islands with registration number 274802 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Borr Drilling Malaysia Sdn. Bhd.** a Malaysian limited company with registration number 1321528-P and registered address at Level 22, Axiata Tower No. 9, Jalan Stesen Sentral 5, Kuala Lumpur Sentral 50470, Kuala Lumpur W.P. Kuala Lumpur, Malaysia	**Idun**, with Vanuatu official number 2107.
Borr Mist Limited, an exempted company registered in the Cayman Islands with registration number 274800 and its registered office c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	**Borr SEA Operations Inc.** a Marshall Islands corporation with registration number 92792 and registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	**Mist**, with Vanuatu official number 2108.
Borr West Africa Assets Inc., a Marshall Islands corporation with registration number 92798 and registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960	N/A	**Norve**, with Vanuatu official number 1932.

#11059989/1

144 (167)

EXECUTION VERSION #11059989/1 145 (167) SCHEDULE 3 CONDITIONS PRECEDENT Part I Initial Conditions Precedent 1. Corporate Authorisations for each Obligor, security provider and Manager (a) Certificate of Incorporation or registration (or similar); (b) Articles of Association, Memorandum of Association and/or By-laws (or similar, to the extent applicable in the relevant jurisdiction); (c) Register of directors and officers (or similar, to the extent applicable in the relevant jurisdiction); (d) Register of members (or similar, to the extent applicable in the relevant jurisdiction); (e) Register of mortgages and charges (or similar, to the extent applicable in the relevant jurisdiction); (f) Updated Good Standing Certificate (or similar, to the extent applicable in the relevant jurisdiction); (g) Resolutions passed at a board meeting of the board of directors or board of managers (or equivalent) of the relevant entity evidencing: (i) the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents to which it is a party; (ii) (for any entity registered in the Cayman Islands) the acknowledgement (as applicable) of the release of any existing security and instructing the entity's registered office to make all necessary updates to the register of mortgages and charges and annotations made within the register of members of the entity to reflect such release; (iii) the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents on its behalf; (iv) in respect of each company subject to a Share Charge, and to the extent applicable or desirable; removal of limitations on transfers of shares pursuant to the requirements in the Share Charge and/or instructions of the updating of the share register, register of member or similar; and (v) (for any entity registered in the Cayman Islands) the instruction of the registered office (as applicable) to update the register of mortgages and charges and the register of members of the entity to reflect security taken pursuant to the Finance Documents (including any annotations relating to a Share Charge); (h) If applicable, a copy of a resolution by the supervisory board of each relevant entity incorporated in The Netherlands, approving the terms of, and the transactions contemplated by, the Finance Documents to which that entity is a party;

EXECUTION VERSION #11059989/1 146 (167) (i) If applicable, a copy of: (i) a request for advice from the works council of each relevant entity incorporated in The Netherlands in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and (ii) an unconditional positive works council advice of the works council of each relevant entity incorporated in The Netherlands. (j) To the extent applicable or desirable in any jurisdiction, shareholders resolutions for the purpose of approving the terms of and entering into of the Finance Documents; and (k) To the extent applicable in the relevant jurisdiction, Power of Attorney (notarised and legalised if requested by the Agent). 2. Finance Documents This Agreement duly signed by all the relevant parties thereto. 3. Transaction Security Documents Each of the Transaction Security Documents in agreed form (to be in form and substance satisfactory to all the Lenders). 4. Authorisations Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors, Security Providers and Managers to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors, Security Providers or Managers to enter into and perform their obligations under the Finance Documents. 5. Miscellaneous (a) Fee Letter(s); (b) evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the date of this Agreement, have or will be paid on its due date; (c) an effective interest letter; (d) copies of all terms and conditions in respect of the financing arrangements agreed with the other lenders and creditors to the Group as part of or in connection with the refinancing of the Group (including the executed Other Stakeholders Agreements); (e) funds flow showing the sources and uses of the approved refinancing plan for the Group in sufficient detail attached to a certificate signed by an officer of the Parent confirming completeness and accuracy; (f) cash flow projections as requested by the Agent; (g) copies of existing Management Agreement(s);

EXECUTION VERSION #11059989/1 147 (167) (h) financial statements relating to the Parent, the Security Providers and each of the other Obligors; (i) the Original Financial Statements; (j) overview of any intra-group loans or receivables owed by any Obligor (other than the Parent) to another member of the Group; (k) a confirmation from the Borrowers that (a) since 31 December 2021, nothing shall have occurred (and neither the Agent nor any of the other Finance Parties should have been made aware of any condition or circumstance not previously known to it or them) which any of the Finance Parties shall determine has had, or could reasonably be expected to have, a Material Adverse Effect, and (b) there is currently not, and will not be, any conflict between the Finance Documents and any material agreement of the Borrowers; (l) any “know your customer” documents as reasonably required by the Agent and/or any Lender; and (m) any other documents, authorisations, opinions or assurances as requested by the Agent. 6. Legal opinions Each of the following legal opinions in agreed form (to be in form and substance satisfactory to all the Lenders) in matters relating to: (a) Norwegian law from Advokatfirmaet BAHR AS; and (b) such other favourable legal opinions as reasonably requested by the Agent.

#11011158/6 Part II Conditions Precedent to first Utilisation 1. Corporate Authorisations for each Obligor, security provider and Manager (a) Certified true copies of valid proof of identity in respect of the persons signing any Finance Document on behalf of the relevant entity; (b) Director’s or Secretary’s Certificate for each entity evidencing or certifying as to and attaching true copies of the corporate documents set out in paragraph 1 of Part I of Schedule 3 (Conditions precedent) as being correct, complete and in full force and effect, and if not covered by the copies of proof of identity provided under paragraph (a) above, attaching a specimen of the signatures of each person authorised by the resolutions referred to in paragraph (g)(iii) of Part I of Schedule 3 (Conditions precedent) who signs any Finance Document on behalf of the relevant entity; and (c) in respect of the Parent, borrowing/guaranteeing certificate from officer of the Parent. 2. Finance Documents Any other Finance Document to be delivered on first Utilisation duly signed by all the relevant parties thereto. 3. Transaction Security Documents Each of the Transaction Security Documents duly signed by all the relevant parties thereto, together with evidence that the Security Interest created thereunder is (or will on the First Utilisation Date be, subject to closing mechanism to be agreed by the Agent (acting in its sole discretion)) legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws including, but not limited to any consents, notices of assignment and acknowledgements of those notices (if applicable) and any other ancillary documents as required by any of the Transaction Security Documents. 4. The Rigs (a) Appraisal reports evidencing the Market Value of the Rigs not being older than 30 days before the Utilisation Date and evidencing compliance with Clause 22.3 (Minimum Market Value); (b) certificate of ownership and encumbrances from the appropriate authorities showing the registered ownership of the Rig, and that no other encumbrances, maritime liens, mortgages or debts whatsoever (other than which will be discharged on the First Utilisation Date) are registered against the Rig; (c) evidence that the Mortgages will be registered on the First Utilisation Date; (d) up-to-date class certificates related to each Rig from the relevant classification society, confirming that each Rig is classed in accordance with Clause 24.7 (Classification and repairs); (e) results of maritime registry searches with respect to the Rig, which results shall be acceptable to the Agent;

#11011158/6 2 (167) (f) documents evidencing compliance with the ISM Code and ISPS Code, including without limitation an ISSC; (g) documentation of the Insurances and certificates from insurance brokers evidencing that insurances in accordance with Clause 24.2 (Insurances) have been taken out, including standard letters of undertaking from the insurers (which shall confirm the loss payable clauses); and (h) copies of any Qualifying Employment Contracts or other agreements related to the chartering or employment of each Rig (to the extent applicable). 5. Miscellaneous (a) The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date. (b) A Compliance Certificate confirming that the Parent is in compliance with the financial covenants as set out in Clause 22 (Financial Covenants) and that no Default is continuing or will occur following the relevant Utilisation. (c) Originals of the Statement of Particulars to be Lodged with Charge in the form prescribed under the Companies Act 2016 of Malaysia and relating to the Transaction Security Documents to which Borr Drilling Malaysia Sdn. Bhd. is a party, duly signed by a director of Borr Drilling Malaysia Sdn. Bhd.. (d) Evidence/confirmation from the Parent of the effectiveness of the approved Other Stakeholders Agreements. (e) Payment of all fees, costs and expenses incurred by DNB under or in respect of the Existing Facilities and this Agreement. (f) Evidence that all fees, costs and expenses referred to in the Finance Documents as payable prior to or on the First Utilisation Date, have or will be paid on its due date. (g) Evidence of appointment of process agents in relevant jurisdictions (to the extent applicable). (h) Evidence that the Parent has received gross cash proceeds of minimum USD 249,999,998 as part of the capital raise completed in August 2022. (i) Prepayment notices in respect of repayment in full of all amounts owed under the Existing Facilities and an irrevocable payment instruction securing direct prepayment of such Existing Facilities and other amounts owed thereunder. (j) Executed legal opinions in form and substance satisfactory to the Agent (on behalf of all the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require. (k) Any other documents, authorisations, opinions or assurances as requested by the Agent.

#11011158/6 3 (167) SCHEDULE 4 REQUESTS Part I Utilisation Request From: [Borrower] To: [Agent] Dated: BORR DRILLING LIMITED – USD 175,000,000 AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [ ] 2022 (AS LATER AMENDED) (THE “AGREEMENT”) 1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request. 2. We (on behalf of ourselves and the other Borrowers) wish to borrow a Loan on the following terms: Tranche [Tranche A]/[Tranche B] Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day) Amount: [ ] or, if less, the Available Facility Interest Period: [ ] 3. We confirm that (i) each condition specified in Clause 4.2 (Conditions precedent for each Utilisation) is satisfied on the date of this Utilisation Request, (ii) each of the representations and warranties set out in Clause 20 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default. 4. The proceeds of this Loan should be credited to [account]. 5. This Utilisation Request is irrevocable. Yours faithfully By: _________________________________ Name: Title:

#11011158/6 4 (167) Company:

#11011158/6 5 (167) SCHEDULE 5 FORM OF TRANSFER CERTIFICATE To: [ ] as Agent From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”) Dated: BORR DRILLING LIMITED – USD 175,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [ ] 2022 (AS LATER AMENDED) (THE “AGREEMENT”) 1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate. 2. We refer to Clause 26 (Changes to the Lenders): (a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26 (Changes to the Lenders). (b) The proposed Transfer Date is [ ]. (c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2(Addresses) are set out in the Schedule. 3. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 26.4 (Limitation of responsibility of Existing Lenders). 4. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate. 5. This Transfer Certificate is governed by Norwegian law.

#11011158/6 6 (167) The Schedule Commitments/rights and obligations to be transferred I Existing Lender: [ ] II New Lender: [ ] III Total Commitments of Existing Lender: USD [ ] IV Aggregate amount transferred: USD [ ] V Total Commitments of New Lender: USD [ ] VI Transfer Date: [ ] Administrative Details / Payment Instructions of New Lender Notices to New Lender: [ ] Att: [ ] Telefax no: + [ ] [Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.] Account details of New Lender: [Insert relevant account details of the New Lender.] Existing Lender: New Lender: [•] [•] By: __________________________________ By: ________________________________ Name: Name: Title: Title: This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as []. Agent: [ ] By: __________________________________ Name: Title:

#11011158/6 7 (167)

#11011158/6 8 (167) SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE To: [ ] as Agent From: [Parent] Dated: BORR DRILLING LIMITED – USD 175,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [ ] 2022 (AS LATER AMENDED) (THE “AGREEMENT”) 1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate. 2. We confirm that the Parent [is in compliance] with the Financial Covenants set out in Clause 22.2 (Financial condition) as follows: (a) Minimum Liquidity [To be used for from and including 1 January 2024 any period from and including signing of this Agreement to and including 31 December 2023: Parent Cash was USD [ ] and Group Cash was [ ], and the requirement is that Parent Cash shall not at any time be less than USD 10,000,000 and Group Cash shall not at any time be less than USD 15,000,000.] [To be used for any period from and including 1 January 2024: Parent Cash was USD ] and the requirement is that Parent Cash shall not at any time be less than [USD 50,000,000 / USD 75,000,000]. (b) Working Capital The Working Capital of the Parent was USD [ ] and the requirement is that the Working Capital of the Parent shall at all times be positive. (c) Book Equity Ratio The Book Equity Ratio of the Group was [ ]% while the requirement is that the Book Equity Ratio shall at all times be equal to or higher than [20 / 25 / 35]%. 3. We confirm that [there has not been any shortfall in any financial covenant set out in Clause 22.2(a) or 22.2(c) and that no equity cure has been completed / [insert description of shortfall and equity cure]]. 4. We confirm that the aggregate Market Value of the Rigs is [ ] % of the sum of the Loans outstanding under the Facility from time to time and that we thereby [are in compliance] with Clause 22.3 (Minimum Market Value) which sets out that the Minimum Market Value of the Rigs shall not fall below 175% of the sum of the Loans outstanding under the Facility from time to time.

#11011158/6 9 (167) 5. We confirm that no Default is continuing and that the Repeating Representations are true and correct in all material respects as of the date hereof. 6. Enclosed are the latest financial statements to be delivered pursuant to Clause 21.1 (Financial Statements) as well as: (a) Appendix 1 - relevant supporting documentation and calculations to ensure compliance with Clause 22.3 (Minimum Market Value), (b) Appendix 2 - relevant outline to ensure compliance with Clause 24.2 (Insurances); and (c) Appendix 3 - relevant supporting documentation and calculations to ensure compliance with Clause 22 (Financial Covenants). Yours sincerely, For and on behalf of the Obligors: By: _________________________ Name: Title: [Director / CFO] Company: Borr Drilling Limited

#11011158/6 10 (167) Appendix 1 – Market Value (all amounts in USD) Name of Rig: Valuation from [Approved Broker] Valuation from [Approved Broker] Average Market Value: [Relevant valuation reports to be attached] Appendix 2 – Insurances (all amounts in USD) Name of Rig: Hull & Machinery Freight Interest Hull Interest P&I War risk Loss of Hire Insured Amount Appendix 3 – Calculations for Financial Covenants [Separate spreadsheet attached]

#11011158/6 11 (167) SCHEDULE 7 FORM OF RESIGNATION LETTER To: [ ] as Agent From: [Resigning Guarantor] and Parent Dated: [ ] BORR DRILLING LIMITED – USD 175,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [ ] 2022 (AS LATER AMENDED) (THE “AGREEMENT”) 1. We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter. 2. Pursuant to Clause 27.3 (Release of Guarantors and Transaction Security Documents) of the Agreement, we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement and the Finance Documents as [reason for resignation request] [and that the following Security Interests and Security Document(s) be released at the cost of the Parent: (a) [ ]; and (b) [ ]]. 3. We confirm that: (a) such Intra-Group Charterer has ceased to be an intra-group charterer of [name of Rig] and is not an intra-group charter in respect of any other Rig; (b) no Default is continuing or is likely to result from the acceptance of this request; (c) no payment is due or will, as a result of this request, become due from the Guarantor under the Finance Documents; (d) [in the reasonable opinion of the Parent, the relevant Intra-Group Charterer to be released or any asset which is the subject of the relevant Transaction Security Document granted over or by such Intra-Group Charterer is not of material value;] [and] (e) [the new Intra-Group Charterer in respect of [name of Rig] has acceded to the Agreement as an Additional Guarantor in accordance with the terms of Clause 27.2 (Additional Guarantors)]. 4. This Resignation Letter shall be governed by Norwegian law. ***

#11011158/6 12 (167) [Parent] [Resigning Guarantor] By: ________________________________ By: ________________________________ Name: Name: Title: Title: We hereby consent to the above Resignation Letter. [ ] as Agent Date: ______________________________ By: ________________________________ By: ________________________________ Name: Name: Title: Title:

#11011158/6 13 (167) SCHEDULE 8 FORM OF INCREASE CONFIRMATION To: [ ] as Agent and [ ] as Parent From: [the Increase Lender] (the “Increase Lender”) Dated: [ ] – Up to USD [ ] Senior Secured Credit Facility Agreement dated [ ] (the “Agreement”) 1. We refer to the Agreement. This increase confirmation (the “Confirmation”) shall take effect as an “Increase Confirmation” for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Confirmation unless given a different meaning in this Confirmation. 2. We refer to Clause 2.3 (Increase) of the Agreement. 3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Appendix hereto (the “Relevant Commitment”) as if it was an Original Lender under the Agreement. 4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ]. 5. On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender. 6. The address, fax number and attention details for notices to the Increase Lender are set out in the Appendix. 7. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Increase). 8. This Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Confirmation. 9. This Confirmation is governed by Norwegian law and subject to the jurisdiction of the Norwegian courts. Note: The execution of this Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Security Interest created by the Transaction Security Documents in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security Interest created by the Transaction Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

#11011158/6 14 (167) APPENDIX Relevant Commitment/rights and obligations to be assumed by the Increase Lender [insert relevant details] [address, fax number and attention details for notices and account details for payments] [Increase Lender] By: This Confirmation is accepted as an “Increase Confirmation” for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [ ]. The Agent By: _________________________ Name: Title: Company: [ ]

#11011158/6 15 (167) SCHEDULE 9 REFERENCE RATE TERMS US DOLLARS CURRENCY: USD. Cost of funds as a fallback Cost of funds will apply as a fallback. Definitions Additional Business Days: An RFR Banking Day. Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days)): If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period: subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end. If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). Central Bank Rate: The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or If that target is not a single figure, the arithmetic mean of: the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and the lower bound of that target range. Central Bank Rate Adjustment: In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed

#11011158/6 16 (167) arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees with the Parent to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available. Central Bank Rate Spreads: In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Parent to do so in place of the Agent) of: the RFR for that RFR Banking Day; and the Central Bank Rate prevailing at close of business on that RFR Banking Day. Baseline CAS: 3 months 0.26161% Daily Rate: The “Daily Rate” for any RFR Banking Day is: the RFR for that RFR Banking Day; or if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of: the Central Bank Rate for that that RFR Banking Day; and the applicable Central Bank Rate Adjustment; or if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and the applicable Central Bank Rate Adjustment, rounded, in each case, to four decimal places, and if, in either case, if the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero. Lookback Period: Five RFR Banking Days. Relevant Market: The market for overnight cash borrowing collateralised by US Government securities. Reporting Day: The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period. RFR: The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

#11011158/6 17 (167) RFR Banking Day: Any day other than: a Saturday or Sunday; and a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities. Reporting Times Deadline for Lenders to report their cost of funds in accordance with Clause 11.2 (Cost of funds) Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

#11011158/6 18 (167) SCHEDULE 10 DAILY NON-CUMULATIVE COMPOUNDED RFR RATE The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below: where: "UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i"; "UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period; "dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; "ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose): where: "ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day; "tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period; "Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day; "dcc" has the meaning given to that term above; and the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to [four] decimal places) calculated as set out below: where: "d0" means the number of RFR Banking Days in the Cumulation Period; "Cumulation Period" has the meaning given to that term above; "i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

#11011158/6 19 (167) "DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i"; "ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; "dcc" has the meaning given to that term above; and "tni" has the meaning given to that term above.